UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549-1004

FORM 11-K

(Mark One)

/ X /                    Annual Report Pursuant to Section 15(d) of the Securities Exchange Act of 1934

For the fiscal year ended December 31, 2012    Commission file number  001-09553

OR

/    /                        Transition Report Pursuant to Section 15(d) of the Securities Exchange Act of 1934

CBS 401(k) PLAN

(Full title of the plan)

CBS CORPORATION

(Name of issuer of the securities held pursuant to the plan)

51 West 52nd Street

New York, New York 10019

(Address of principal executive office)

CBS 401(k) PLAN

FINANCIAL STATEMENTS, SUPPLEMENTAL SCHEDULES AND EXHIBITS

DECEMBER 31, 2012 AND 2011

INDEX

Pages

Report of Independent Registered Public Accounting Firm	1

Financial Statements:

Statements of Net Assets Available for Benefits at December 31, 2012 and 2011	2

Statement of Changes in Net Assets Available for Benefits for the Year ended December 31, 2012	3

Notes to financial statements	4 – 17

Schedules
Supplemental Schedules:
Schedule H, line 4a – Schedule of Delinquent Participant Contributions	S – 1

Schedule H, line 4i – Schedule of Assets (Held at End of Year)	S – 2 – S – 28

All other schedules required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 are omitted as not applicable or not required.

Signature	S – 29

Exhibit:
23.1 Consent of Independent Registered Public Accounting Firm

Report of Independent Registered Public Accounting Firm

To the Participants and Administrator of the

CBS 401(k) Plan

In our opinion, the accompanying statements of net assets available for benefits and the related statement of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of the CBS 401(k) Plan (the “Plan”) at December 31, 2012 and December 31, 2011, and the changes in net assets available for benefits for the year ended December 31, 2012 in conformity with accounting principles generally accepted in the United States of America.  These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.  We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental Schedule of Delinquent Participant Contributions and the Schedule of Assets (Held at End of Year) are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These supplemental schedules are the responsibility of the Plan’s management.  The supplemental schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ PRICEWATERHOUSECOOPERS LLP

New York, New York

June 21, 2013

CBS 401(k) PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

(In thousands)

	At December 31,
	2012	2011
Assets
Investments, at fair value	$3,955,948	$3,634,922

Receivables:
Notes receivable from participants	32,235	28,836
Employee contributions	3,067	2,144
Employer contributions	3,701	3,335
Interest and dividends	4,975	5,683
Due from broker for securities sold	201	—
Total assets	4,000,127	3,674,920

Liabilities
Accrued expenses	1,225	1,149
Due to broker for securities purchased	293	7
Net assets reflecting investments at fair value	3,998,609	3,673,764
Adjustment from fair value to contract value for fully benefit-responsive investment contracts	(123,251)	(118,628)
Net assets available for benefits	$3,875,358	$3,555,136

The accompanying notes are an integral part of these financial statements.

CBS 401(k) PLAN

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

(In thousands)

Year Ended
December 31, 2012
Additions to net assets attributed to:
Investment income:
Net appreciation in fair value of investments	$366,386
Interest	58,861
Dividends	11,344

Interest income on notes receivable from participants	1,336

Contributions:
Employee	112,420
Employer	40,457
Rollover	11,678
Total additions	602,482

Deductions from net assets attributed to:
Benefits paid to participants	(277,791)
Plan expenses	(4,469)
Total deductions	(282,260)

Net increase	320,222

Net assets available for benefits, beginning of year	3,555,136

Net assets available for benefits, end of year	$3,875,358

The accompanying notes are an integral part of these financial statements.

CBS 401(k) PLAN

NOTES TO FINANCIAL STATEMENTS

(Tabular dollars in thousands)

NOTE 1 — PLAN DESCRIPTION

The following is a brief description of the CBS 401(k) Plan (the “Plan”) and is provided for general information only.  Participants should refer to the Plan document for more complete information regarding the Plan.

The Plan, sponsored by CBS Corporation (the “Company” or “CBS Corp.”), is a defined contribution plan offered on a voluntary basis to eligible employees of the Company and its subsidiaries.

Eligible full-time newly hired employees may enroll in the Plan immediately or are automatically enrolled following the later of sixty days after hire or rehire and attainment of age 21, unless they elect not to participate.  Part-time employees are automatically enrolled in the Plan on the first day of the month following the attainment of age 21 and completion of one thousand hours of service within a consecutive twelve-month period, unless they already voluntarily enrolled upon meeting the age and service requirements or have elected not to participate.  The Plan is subject to the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and is overseen by a retirement committee designated as the “Administrator” of the Plan as defined under ERISA (the “Plan Administrator”) by the Company’s Board of Directors (the “Board”).

The Bank of New York Mellon (the “Trustee”) is the trustee and custodian and Mercer is the recordkeeper of the Plan.  Certain Plan investments are shares of funds managed by the Trustee or companies affiliated with the Trustee, or shares of a company affiliated with CBS Corp., and therefore qualify as a party-in-interest transaction.  The fair value of these investments was $263 million at December 31, 2012 and $234 million at December 31, 2011 and these investments appreciated by $5 million for the year ended December 31, 2012.  In addition, certain Plan investments are shares of CBS Corp. common stock and therefore qualify as a party-in-interest transaction. The fair value of these investments was $515 million at December 31, 2012 and $373 million at December 31, 2011.  For the year ended December 31, 2012, these investments appreciated by $149 million and earned dividends of $6 million.  During the year ended December 31, 2012, the Plan purchased $8 million of CBS Corp. common stock and sold $13 million of CBS Corp. common stock.

Participant Accounts

Each Plan participant’s account is credited with the participant’s contributions, the employer matching contributions, if applicable, the participant’s share of the investment income (loss) and any realized or unrealized gains or losses of the Plan’s assets, net of certain Plan expenses.

Participants have the option of investing their contributions or existing account balances among various investment options.  These investment options include common collective funds, registered investment companies (mutual funds), separately managed accounts, which primarily invest in common stocks, a fixed

CBS 401(k) PLAN

NOTES TO FINANCIAL STATEMENTS (Continued)

(Tabular dollars in thousands)

income fund, consisting of guaranteed investment contracts and synthetic guaranteed investment contracts, and CBS Corp. Class B Common Stock.

Within the Plan, the CBS Corp. Common Stock Funds are part of an Employee Stock Ownership Plan (“ESOP”).  As a result, the Plan offers an ESOP dividend election under which Plan participants can elect to reinvest any ESOP dividends paid on vested shares back into the ESOP account in CBS Corp. Class B Common Stock or to receive the dividends as a cash payout.  If a participant does not make an election, the dividends are reinvested in the ESOP account.

Participants may also elect to open a self-directed brokerage account (“SDA”).  Participants may not contribute directly to the SDA, but may transfer balances to the SDA from other investment funds except the fixed income fund.  A participant may transfer up to 25% of his or her account balance (net of loans) to the SDA.  The initial transfer to the SDA may not be less than $2,500 and there is no minimum for subsequent individual transfers.

Contributions

The Plan permits participants to contribute up to 50% of eligible annual compensation on a traditional before-tax, Roth 401(k) after-tax or combination basis or 15% on a traditional after-tax basis, subject to the Code limitations set forth below.  Roth 401(k) contributions and the related earnings can be withdrawn tax-free if certain requirements are met. The level of employer matching contributions is entirely at the discretion of the Board and is determined annually for all participants in the Plan.  For 2012, the Board set the employer’s matching contribution at 70% of the first 5% of eligible compensation contributed on a before-tax or Roth 401(k) basis.

Employer matching contributions are initially invested entirely in CBS Corp. Class B Common Stock.  Participants are permitted to immediately transfer their Company matching contributions out of CBS Corp. Class B Common Stock and into any other investment option.

Upon date of hire and, effective with the 60th day following the date upon which an employee becomes eligible to participate in the Plan, newly hired employees are deemed to have authorized the Company to make before-tax contributions to the Plan in an amount equal to 5% of the employee’s eligible compensation.  However, a deemed authorization does not take effect if, during the 60-day period the employee elects not to participate in the Plan or to participate at a different contribution rate.

The Code limits the amount of annual participant contributions that can be made on a before-tax or Roth 401(k) basis to $17,000 for 2012.  Total compensation considered under the Plan, based on Code limits, may not exceed $250,000 for 2012.  The Code also limits annual aggregate participant and employer contributions to the lesser of $50,000 or 100% of compensation in 2012.  All contributions made to the Plan on an annual basis may be further limited due to certain non-discrimination requirements prescribed by the Code.

CBS 401(k) PLAN

NOTES TO FINANCIAL STATEMENTS (Continued)

(Tabular dollars in thousands)

All participants who have attained age 50 before the close of the Plan year (calendar year) are eligible to make catch-up contributions.  These contributions are not treated as matchable contributions. Catch-up contributions can be made if the eligible participants make the maximum $17,000 contribution permitted under the Plan for a plan year.  The limit for catch-up contributions is $5,500 in 2012.

Vesting

Participants in the Plan are immediately vested in their own contributions and earnings thereon.  Employer matching contributions vest at 20% per year of service, becoming fully vested after five years of service.  If participants terminate employment prior to being vested in their employer matching contributions, the non-vested portion of their account is forfeited and may be used to reduce future employer matching contributions and to pay administrative expenses.  Forfeitures are recorded at the time vested benefits are distributed.  During 2012, the Company utilized forfeitures of approximately $5,333,000 to reduce matching contributions and approximately $485,000 to pay administrative expenses.  As of December 31, 2012 and 2011, the Company had forfeitures of approximately $2,040,000 and $1,811,000, respectively, available to be used as noted above.

Notes Receivable from Participants

Eligible participants may request a loan for up to the lesser of 50% of the participant’s vested account balance or $50,000, reduced by the highest outstanding balance of any Plan loan made to the participant during the twelve-month period ending on the day before the loan is made.  The minimum loan available to a participant is $500.  The interest rate on participant loans is one percentage point above the annual prime commercial rate (as published in The Wall Street Journal) on the first day of the calendar month in which the loan is approved. Principal and interest is payable through payroll deductions.  Only one loan may be outstanding at any time. Participants may elect repayment periods from 12 to 60 months commencing as soon as administratively possible following the distribution of the loan proceeds to the participant.  The Plan allows participants to elect a repayment term of up to 300 months for loans used for the acquisition of a principal residence.  Repayments of loan principal and interest are allocated in accordance with the participant’s current investment elections.

The loans outstanding carry interest rates ranging from 4.25% to 11.50% as of December 31, 2012.

Distributions and Withdrawals

Earnings on employee contributions (other than after-tax contributions) and employer contributions are not subject to income tax until they are distributed or withdrawn from the Plan.

Participants in the Plan, or their beneficiaries, may receive their vested account balances in a lump sum or in installments over a period of up to 20 years in the event of retirement, termination of employment, disability or death.  For vested account balances invested in CBS Corp. Class B Common Stock, participants may

CBS 401(k) PLAN

NOTES TO FINANCIAL STATEMENTS (Continued)

(Tabular dollars in thousands)

elect to receive distributions in cash or whole shares.  In the event of termination of employment, participants may also elect a partial lump sum distribution of their account balance.  In general, participants must receive a required minimum distribution upon attainment of age 70 1/2 unless they are still employed.

Participants in the Plan may withdraw part or all of their after-tax and rollover contributions and the vested portion of employer matching contributions.  Upon attainment of age 59 1/2, participants may also withdraw all or part of their before-tax or Roth 401(k) contributions and earnings thereon.  The Plan limits participants to two of the above withdrawal elections in each Plan year.

A participant may obtain a financial hardship withdrawal of the vested portion of employer matching contributions and employee before-tax or Roth 401(k) contributions provided that the requirements for hardship are met and only to the extent required to relieve such financial hardship.  There is no restriction on the number of hardship withdrawals permitted.

When a participant terminates employment with the Company, the full value of employee contributions and earnings thereon plus the value of all vested employer matching contributions and earnings thereon are eligible for distribution and can be rolled over to a tax qualified retirement plan or an Individual Retirement Account (“IRA”) or remain in the Plan rather than being distributed.  If the vested account balance is $1,000 or less and the participant does not make an election to rollover the vested account balance, it will be automatically paid in a single lump sum cash payment, and taxes will be withheld from the distribution.

Plan Expenses

The fees for investment of Plan assets are charged to the Plan’s investment funds.  Certain administrative expenses such as fees for accounting and employee communications may be paid by the Plan using forfeitures or may be paid by the Company.  Recordkeeping and trustee fees are paid from participant accounts. For 2012, $366,354 was paid to the Trustee, a party-in-interest, and its affiliates for services provided during the year.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting

The financial statements are prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”).

In accordance with Financial Accounting Standards Board (“FASB”) guidance, contract value was determined to be the relevant measurement attribute for the portion of net assets available for benefits attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the Plan.  As a result, the Statements of Net Assets Available for Benefits present the investments at fair value with a separate adjustment from fair value to contract value for the portion of net assets attributable to each fully

CBS 401(k) PLAN

NOTES TO FINANCIAL STATEMENTS (Continued)

(Tabular dollars in thousands)

benefit-responsive investment contract.  The Statement of Changes in Net Assets Available for Benefits is prepared on a contract value basis with respect to the fully benefit-responsive investment contracts.

Investment Valuation

Short-term money market investments are carried at amortized cost which approximates fair value due to the short-term maturity of these investments.  Investments in common stock are reported at fair value based on quoted market prices on national security exchanges.  Investments in registered investment companies are reported at fair value based on quoted market prices in active markets.  The fair value of investments in separately managed accounts is determined by the Trustee based upon the fair value of the underlying securities.  The fair values of investments in common collective funds are determined using the Net Asset Value (“NAV”) provided by the administrator of the fund.  The NAV is determined by each fund’s trustee based upon the fair value of the underlying assets owned by the fund, less liabilities, divided by the number of outstanding units.  The common collective funds have daily redemptions and one day trading terms.  The common collective funds have no unfunded commitments at December 31, 2012.  The fair value of fixed income, asset-backed and mortgage-backed securities is determined by independent pricing sources based on quoted market prices, when available, or using valuation models which incorporate certain other observable inputs including recent trading activity for comparable securities and broker quoted prices.  Cash and cash equivalents are valued at cost plus accrued interest, which approximates market value.

Futures are marked-to-market and settled daily.  The daily receipt or payment is recognized as unrealized appreciation (depreciation) until the contract is closed at which time the total fair value of the futures contract is recognized as a realized gain (loss).

The Plan invests in fully benefit-responsive traditional and synthetic guaranteed investment contracts through a fixed income fund.  The contract value of guaranteed investment contracts and synthetic guaranteed investment contracts represents the aggregate amount of deposits thereto, plus interest at the contract rate, less withdrawals.  The fair value of the fixed rate traditional guaranteed investment contracts is determined by discounting the related cash flows, based on the contract duration, using a yield curve interpolated from swap rates and adjusted for liquidity and credit quality.  The fair value of synthetic guaranteed investment contracts is determined based on quoted market prices for the underlying assets. The fair value of the wrapper contracts for synthetic guaranteed investment contracts is determined using the replacement cost methodology that incorporates various inputs including the difference between the market rate for wrap fees and the actual wrap fees currently charged.

CBS 401(k) PLAN

NOTES TO FINANCIAL STATEMENTS (Continued)

(Tabular dollars in thousands)

Security Transactions and Income Recognition

Purchases and sales of securities are recorded on the trade date.  The average cost basis is used to determine gains or losses on security dispositions.  Interest income is accrued as earned and dividend income is recorded on the ex-dividend date.

Net appreciation or depreciation in the fair value of investments, included in the Statement of Changes in Net Assets Available for Benefits, consists of the realized gains and losses and the unrealized appreciation and depreciation on those investments presented at fair value.

Notes Receivable from Participants

Notes receivable from participants are measured at their unpaid principal balance plus any accrued but unpaid interest.  Delinquent participant loans are reclassified as distributions based upon the terms of the Plan document.

Payment of Benefits

Benefit payments are recorded when paid.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the Plan to make estimates and assumptions, such as those regarding fair value of investments, that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of changes in net assets available for benefits during the reporting period.  Actual results could differ from those estimates.

Adoption of New Accounting Standards

Fair Value Measurements

In 2012, the Plan adopted FASB’s guidance which improves the comparability of fair value measurements presented in financial statements prepared in accordance with GAAP and International Financial Reporting Standards (“IFRS”).  This guidance clarifies the FASB’s intent about the application of existing fair value measurement requirements and changes certain principles and requirements for measuring fair value or for disclosing information about fair value measurements.  The adoption of this guidance did not have a material effect on the Plan’s financial statements.

CBS 401(k) PLAN

NOTES TO FINANCIAL STATEMENTS (Continued)

(Tabular dollars in thousands)

Recent Pronouncements

Improving Disclosure about Offsetting Assets and Liabilities

In January 2013, the FASB issued guidance that clarifies the scope of the guidance that was issued in December 2011 relating to transactions subject to disclosures about offsetting assets and liabilities.  The guidance applies to derivatives, repurchase agreements and reserve purchase agreements and securities borrowing and securities lending transactions that are offset either in accordance with specific criteria contained in the FASB clarification or subject to master netting arrangements or similar agreements. This guidance is effective for reporting periods beginning January 1, 2013, and will be applied retrospectively to all comparative periods presented.  The adoption of this guidance is not expected to have a material effect on the Plan’s financial statements.

NOTE 3 – RISKS AND UNCERTAINTIES

The Plan provides for various investment options.  Investment securities are exposed to various risks such as interest rate, market and credit risk.  Market values of investments could decline for several reasons including changes in prevailing market and interest rates, increases in defaults, and credit rating downgrades. Due to the level of risk associated with certain investment securities and the level of uncertainty related to changes in the value of such securities, it is at least reasonably possible that changes in investment values in the near term could materially affect participants’ account balances and the amounts reported in the Statements of Net Assets Available for Benefits and the related Statement of Changes in Net Assets Available for Benefits.

NOTE 4 – INVESTMENTS

Individual investments representing 5% or more of the Plan’s net assets available for benefits are identified below:

	At December 31,
	2012	2011
BlackRock S&P 500 Index Fund	$549,959	$495,088
CBS Corporation Class B Common Stock	$513,925	$372,754

Synthetic guaranteed investment contracts, at contract value:
Monumental Life Insurance Company MDA00930TR	$568,477	$547,366
Prudential Insurance Company of America GA-62413	$411,105	$397,724
Natixis Financial Products, Inc. No. 1222-01	$305,895	$352,951
State Street Bank and Trust Company No. 108002 *	$178,833	$191,541

* 2012 investment balance does not represent 5% or more of the Plan’s net assets.

CBS 401(k) PLAN

NOTES TO FINANCIAL STATEMENTS (Continued)

(Tabular dollars in thousands)

During the year ended December 31, 2012 the Plan’s investments (including gains and losses on investments sold and held during the year) appreciated as follows:

Common collective funds	$144,073
Separately managed accounts (common stock)	39,386
Common stock	152,651
Mutual funds	30,183
Other	93
Net appreciation in fair value of investments	$366,386

Investment Contracts

The Plan invests in guaranteed investment contracts and synthetic guaranteed investment contracts. As described in Note 2, the guaranteed investment contracts are fully benefit-responsive and therefore, contract value is the relevant measurement attribute for that portion of the net assets available for benefits attributable to these contracts.  In a guaranteed investment contract, the issuer is contractually obligated to repay the principal and a specified rate of interest to the fund. There are no reserves against contract value for credit risk of the contract issuer or otherwise.

A synthetic guaranteed investment contract provides for the repayment of principal plus a specified rate of interest through benefit-responsive wrapper contracts.  A wrapper contract is issued by a third party insurance company, financial institution or bank, and is held in combination with fixed income securities to form a synthetic guaranteed investment contract.  The interest crediting rate on synthetic guaranteed investment contracts reflects the yield of the associated fixed income investments, plus the amortization of realized and unrealized gains and losses on those investments, typically over the duration of the investments.  Interest crediting rates are reset on a monthly or quarterly basis, and the wrapper contracts provide that adjustments to the interest crediting rate cannot result in a future interest crediting rate that is less than zero.  Certain factors can influence the future interest crediting rates including, the level of market interest rates, the amount and timing of participant contributions and withdrawals, and the returns generated by the fixed income investments that are associated with the synthetic guaranteed investment contract.

In certain circumstances, the amounts withdrawn from the investment contracts will be paid at fair value rather than contract value due to employer initiated events.  These events include, but are not limited to: Plan termination, a material adverse change to the provisions of the Plan, an employer election to withdraw from the contract to switch to a different investment provider, an employer’s bankruptcy, full or partial termination of the Plan, layoffs, plant closings, corporate spin-offs, mergers, divestitures or other workforce restructurings, or if the terms of a successor plan do not meet the contract issuer’s underwriting criteria for issuance of a replacement contract with identical terms.  The Company does not expect any employer initiated events that may cause premature liquidation of a contract at market value.

CBS 401(k) PLAN

NOTES TO FINANCIAL STATEMENTS (Continued)

(Tabular dollars in thousands)

The contract issuer is permitted to terminate the fully benefit-responsive investment contracts with the Plan and settle at an amount different from contract value in certain events, including loss of the Plan’s qualified status, an un-cured material breach of responsibility, or material adverse changes to the provisions of the Plan.

At December 31, 2012 and 2011, guaranteed investment contracts at contract value of $15 million and $20 million, respectively, had fair values in aggregate of $15 million and $21 million, respectively.  At December 31, 2012 and 2011, synthetic guaranteed investment contracts at contract value of $1.60 billion and $1.64 billion, respectively, had fair values in the aggregate of $1.72 billion and $1.76 billion, respectively.  The fair value of wrapper contracts was $.7 million and $.6 million at December 31, 2012 and 2011, respectively.

The average yields for investment contracts in the fixed income fund were as follows:

	At December 31,
	2012	2011
Based on actual earnings	1.1%	1.6%
Based on interest rate credited to participants	3.1%	3.5%

NOTE 5 - FAIR VALUE MEASUREMENTS

The following tables set forth the Plan’s financial assets measured at fair value on a recurring basis at December 31, 2012 and 2011.  See Note 2 for the valuation methodology used to measure the fair value of these investments.  There have been no changes to the methodologies used to measure the fair value of each asset from December 31, 2011 to 2012.  These assets have been categorized according to the three-level fair value hierarchy established by the FASB, which prioritizes the inputs used in measuring fair value.  Level 1 is based on quoted prices for the asset in active markets.  Level 2 is based on inputs that are observable other than quoted market prices in Level 1, such as quoted prices for the asset in inactive markets or quoted prices for similar assets.  Level 3 is based on unobservable inputs reflecting the Plan’s own assumptions about the assumptions that market participants would use in pricing the asset.  The asset’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.  Valuation techniques maximize the use of relevant observable inputs and minimize the use of unobservable inputs.

CBS 401(k) PLAN

NOTES TO FINANCIAL STATEMENTS (Continued)

(Tabular dollars in thousands)

At December 31, 2012	Level 1	Level 2	Level 3	Total
Fixed income fund:
Money market funds (a)	$—	$45,337	$—	$45,337
Guaranteed investment contracts	—	—	15,261	15,261
Assets held under synthetic guaranteed investment contracts:
Cash and cash equivalents, including net (payables) receivables	(80,167)	2,796	—	(77,371)
Money market funds (a)	—	64,944	—	64,944
Common collective funds (b)	—	45,157	—	45,157
U.S. Treasury securities	620,185	—	—	620,185
Government related securities	—	125,233	—	125,233
Corporate bonds	—	428,314	—	428,314
Mortgage-backed and asset-backed securities	—	514,147	—	514,147
Futures (c)	570	—	—	570
Wrapper value	—	—	709	709
Common collective funds:
S&P 500 index fund (d)	—	549,959	—	549,959
Target date retirement funds (e)	—	318,902	—	318,902
Emerging markets equity fund	—	84,817	—	84,817
Mid cap equity index fund	—	91,647	—	91,647
Bond index fund	—	139,003	—	139,003
International equity fund	—	91,549	—	91,549
Separately managed accounts:
Wellington Growth Portfolio (f)	130,413	1,144	—	131,557
Dodge & Cox Value Equity Fund (f)	107,402	2,878	—	110,280
Common stock:
CBS Corp. Common Stock	514,672	—	—	514,672
Other Common Stock	19,945	—	—	19,945
Registered investment companies (g)	111,978	—	—	111,978
Money market funds (a)	—	9,148	—	9,148
Other	5	—	—	5
Total	$1,425,003	$2,514,975	$15,970	$3,955,948

(a)      Primarily invested in U.S. government securities and U.S. government agency securities.

(b)     Primarily invested in mortgage-backed and U.S. government fixed income securities.

(c)      See Note 6 for asset and liability positions of derivative financial instruments.

(d)     Primarily invested in large capitalization equities.

(e)      Primarily invested in a mix of equities and bonds based on target retirement year.

(f)       Primarily invested in large capitalization equities.  Assets categorized as Level 2 reflect investments in mutual funds traded in inactive markets.

(g)     Primarily invested in small capitalization equities.

CBS 401(k) PLAN

NOTES TO FINANCIAL STATEMENTS (Continued)

(Tabular dollars in thousands)

At December 31, 2011	Level 1	Level 2	Level 3	Total
Fixed income fund:
Money market funds (a)	$—	$39,223	$—	$39,223
Guaranteed investment contracts	—	—	21,017	21,017
Assets held under synthetic guaranteed investment contracts:
Cash and cash equivalents, including net (payables) receivables	(32,999)	4,060	—	(28,939)
Money market funds (a)	—	57,055	—	57,055
Common collective funds (b)	—	51,823	—	51,823
U.S. Treasury securities	614,461	—	—	614,461
Government related securities	—	140,883	—	140,883
Corporate bonds	—	412,778	—	412,778
Mortgage-backed and asset-backed securities	—	507,027	—	507,027
Futures (c)	1,322	—	—	1,322
Wrapper value	—	—	567	567
Common collective funds:
S&P 500 index fund (d)	—	495,088	—	495,088
Target date retirement funds (e)	—	257,134	—	257,134
Emerging markets equity fund	—	78,688	—	78,688
Mid cap equity index fund	—	79,663	—	79,663
Bond index fund	—	123,927	—	123,927
International equity fund	—	78,765	—	78,765
Separately managed accounts:
Wellington Growth Portfolio (f)	112,472	1,299	—	113,771
Dodge & Cox Value Equity Fund (f)	89,950	2,951	—	92,901
Common stock:
CBS Corp. Common Stock	373,407	—	—	373,407
Other Common Stock	16,733	—	—	16,733
Registered investment companies (g)	97,138	—	—	97,138
Money market funds (a)	—	9,817	—	9,817
Other	673	—	—	673
Total	$1,273,157	$2,340,181	$21,584	$3,634,922

(a)         Primarily invested in U.S. government securities and U.S. government agency securities.

(b)        Primarily invested in mortgage-backed and U.S. government fixed income securities.

(c)         See Note 6 for asset and liability positions of derivative financial instruments.

(d)        Primarily invested in large capitalization equities.

(e)         Primarily invested in a mix of equities and bonds based on target retirement year.

(f)          Primarily invested in large capitalization equities.  Assets categorized as Level 2 reflect investments in mutual funds traded in inactive markets.

(g)        Primarily invested in small capitalization equities.

CBS 401(k) PLAN

NOTES TO FINANCIAL STATEMENTS (Continued)

(Tabular dollars in thousands)

The table below sets forth a summary of changes in the fair value of the Plan’s Level 3 assets at December 31, 2012.

	Guaranteed Investment Contracts	Wrapper Value
At January 1, 2012	$21,017	$567
Actual return on investments:
Related to investments held at end of year	507	142
Purchases, sales, issuances and settlements:
Settlements	(6,263)	—
At December 31, 2012	$15,261	$709

NOTE 6 - FINANCIAL INSTRUMENTS

As part of their investment strategy, the managers of the fixed income fund, which invests in synthetic guaranteed investment contracts, may use derivative financial instruments for various purposes including, managing exposure to sector risk or movements in interest rates, extending the duration of the life of the investment portfolio and as a substitute for cash securities.  The derivative instruments typically used are interest rate futures, options and swaps.  There is exposure to credit loss in the event of nonperformance by counterparties to option and swap transactions.  The Plan’s investment managers continually monitor the Plan’s positions with, and credit quality of, the financial institutions which are counterparties to its derivative instruments. Nonperformance by any of the counterparties is not anticipated.

The notional amount of outstanding futures contracts was $28 million at December 31, 2012 and $68 million at December 31, 2011.

The fair value of derivative financial instruments recorded on the Statements of Net Assets Available for Benefits at December 31, 2012 and 2011 was as follows:

	At December 31,		Statement of Net Assets
	2012	2011	Available for Benefits Account

Asset position:
Interest rate futures	$704	$1,695	Investments, at fair value

Liability position:
Interest rate futures	$(134)	$(373)	Investments, at fair value

CBS 401(k) PLAN

NOTES TO FINANCIAL STATEMENTS (Continued)

(Tabular dollars in thousands)

Net gains recognized on derivative financial instruments were as follows:

Year Ended December 31, 2012

Interest rate futures	$1,295

The gains and losses recognized on derivative instruments are reflected in the fair value of the synthetic guaranteed investment contracts, which is used in determining the interest earned on these contracts.

NOTE 7 - INCOME TAX STATUS

The Internal Revenue Service (“IRS”) issued a favorable determination letter dated April 18, 2013, indicating that the Plan satisfied the requirements of Section 401(a) of the Code and that the trust thereunder is exempt from federal income taxes under the provisions of Section 501(a) of the Code.  The Plan Administrator believes that the Plan is designed and is currently being operated in compliance with the applicable provisions of the Code.  In addition, the Plan Administrator has concluded that as of December 31, 2012, there are no uncertain tax positions taken or expected to be taken that require recognition of an asset or liability or disclosure in the financial statements.  The Plan is subject to routine audits by taxing jurisdictions; however, there are currently no audits in progress.  The Plan Administrator believes it is no longer subject to income tax examinations for years prior to 2009.

NOTE 8 - TERMINATION PRIORITIES

Although the Company anticipates that the Plan will continue indefinitely, it reserves the right, by action of its Board, or delegates thereof, to amend or terminate the Plan provided that such action does not retroactively reduce earned participant benefits.  In the event of termination of the Plan, participants become fully vested.  Upon termination, the Plan provides that the net assets of the Plan would be distributed to participants based on their respective account balances.

CBS 401(k) PLAN

NOTES TO FINANCIAL STATEMENTS (Continued)

(Tabular dollars in thousands)

NOTE 9 - RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500

The following is a reconciliation of net assets available for benefits per the financial statements to the Form 5500:

	At December 31,
	2012	2011
Net assets available for benefits per the financial statements	$3,875,358	$3,555,136
Amounts allocated to withdrawing participants	(410)	(315)
Adjustment from contract value to fair value for fully benefit-responsive investment contracts	123,251	118,628
Net assets available for benefits per the Form 5500	$3,998,199	$3,673,449

The following is a reconciliation of the net increase in net assets available for benefits as reflected in the financial statements to the Form 5500:

Year Ended December 31, 2012
Net increase in net assets available for benefits per the financial statements	$320,222
Less: Amounts allocated to withdrawing participants at December 31, 2012	(410)
Add: Amounts allocated to withdrawing participants at December 31, 2011	315
Add: Adjustment from contract value to fair value for fully benefit-responsive investment contracts at December 31, 2012	123,251
Less: Adjustment from contract value to fair value for fully benefit-responsive investment contracts at December 31, 2011	(118,628)
Net increase in net assets available for benefits per the Form 5500	$324,750

Amounts allocated to withdrawing participants are recorded on the Form 5500 for benefit claims that have been processed and approved for payment prior to December 31, 2012, but were not paid as of that date.

SCHEDULE H, line 4a

CBS 401 (k) PLAN

SCHEDULE OF DELINQUENT PARTICIPANT CONTRIBUTIONS

For the year ended December 31, 2012

(Dollars in thousands)

Participant Contributions Transferred Late to Plan	Total That Constitute Nonexempt Prohibited Transactions			Total Fully Corrected Under Voluntary
Check Here				Fiduciary Correction
If Late Participant Loan Repayments Are Included ☒	Contributions Not Corrected	Contributions Corrected Outside VFCP	Contributions Pending Correction in VFCP	Program (VFCP) and Prohibited Transaction Exemption 2002-51

$3	$-	$203	$-	$-

SCHEDULE H, line 4i

CBS 401 (k) PLAN

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

December 31, 2012

(Dollars in thousands)

		Identity of issuer, borrower, lessor or similar party	Maturity and Interest Rates	Cost (5)	Current Value	Wrapper Value

		Self Directed Accounts			$28,946	$-

		Corporate Common Stock
*		CBS Corporation Class A Common Stock			747	-
*		CBS Corporation Class B Common Stock			513,925	-

		Total Corporate Common Stock			514,672	-

		Mutual Funds
		DFA U.S. Small Cap Fund			107,308	-
*		Dreyfus Government Cash Management Fund			50,159	-

		Total Mutual Funds			157,467	-

		Common Collective Funds
		BlackRock S&P 500 Index Fund			549,959	-
*		BNY Mellon Aggregate Bond Index Fund			139,003	-
		BlackRock LifePath 2020 Fund			95,148	-
		BlackRock Mid Cap Equity Index Fund			91,647	-
		Capital Guardian International Equity Fund			91,549	-
		Capital Guardian Emerging Markets Equity Fund			84,817	-
		BlackRock LifePath 2040 Fund			68,761	-
		BlackRock LifePath Retirement Fund			42,347	-
		BlackRock LifePath 2035 Fund			23,251	-
		BlackRock LifePath 2030 Fund			21,525	-
		BlackRock LifePath 2025 Fund			19,500	-
		BlackRock LifePath 2050 Fund			16,665	-
		BlackRock LifePath 2015 Fund			16,546	-
		BlackRock LifePath 2045 Fund			15,159	-

		Total Common Collective Funds			1,275,877	-

		Separately Managed Accounts (1)
	(2)	Wellington Growth Portfolio			131,557	-
	(2)	Dodge & Cox Value Equity Fund			110,280	-

		Total Separately Managed Accounts			241,837	-

		Guaranteed Investment Contracts
		Prudential Insurance Company of America
		G-10112-215	12/10/2013 and 5.09%		6,512	-
		Jackson National Life Insurance Company
		G-1378-4	12/2/2013 and 5.32%		8,749	-

		Total Guaranteed Investment Contracts			15,261	-

		Synthetic Guaranteed Investment Contracts (3)
	(4)	Monumental Life Insurance Company
		MDA00930TR	evergreen and variable %		617,113	-
	(4)	Prudential Insurance Company of America
		GA-62413	evergreen and variable %		432,849	-
	(4)	Natixis Financial Products, Inc.
		No. 1222-01	evergreen and variable %		337,853	-
	(4)	State Street Bank and Trust Company
		No. 108002	evergreen and variable %		190,400	-
	(4)	Natixis Financial Products, Inc.
		No. 1222-02	evergreen and variable %		143,673	-

		Total Synthetic Guaranteed Investment Contracts			1,721,888	-

*		Notes receivable from participants	Maturity dates through 2037 and interest rates ranging from 4.25% to 11.50%		32,235	-

		Wrapper value			-	709

		Total investments, at fair value and notes receivable from participants			$3,988,183	$709

		*			Identified as a party-in-interest to the Plan.

		(1)			Includes $4 million of investments identified as a party-in-interest to the Plan.
		(2)			Refer to Attachment A for listing of assets relating to these accounts.
		(3)			Includes $65 million of investments identified as a party-in-interest to the Plan.
		(4)			Refer to Attachment B for listing of assets relating to these contracts.
		(5)			There are no non-participant directed investments.

Attachment A

(In thousands)

	Identity of Issuer	Description	Cost	Current Value

	ABERCROMBIE & FITCH CO	COMMON STOCK		$1,747
	ACME PACKET INC	COMMON STOCK		1,373
	AGILENT TECHNOLOGIES INC	COMMON STOCK		1,189
	ALLIANCE DATA SYSTEMS CORP	COMMON STOCK		1,815
	ALTERA CORP	COMMON STOCK		2,226
	AMAZON.COM INC	COMMON STOCK		2,960
	AMERICAN EXPRESS CO	COMMON STOCK		1,323
	AMERICAN TOWER CORP	COMMON STOCK		410
	AMETEK INC	COMMON STOCK		1,641
	ANADARKO PETROLEUM CORP	COMMON STOCK		1,833
	APPLE INC	COMMON STOCK		7,918
	AUTOZONE INC	COMMON STOCK		1,669
	BIOGEN IDEC INC	COMMON STOCK		1,794
	BMC SOFTWARE INC	COMMON STOCK		1,213
	BROADCOM CORP	COMMON STOCK		1,158
	CAMERON INTERNATIONAL CORP	COMMON STOCK		833
	CITRIX SYSTEMS INC	COMMON STOCK		1,222
	COBALT INTERNATIONAL ENERGY IN	COMMON STOCK		935
	COGNIZANT TECHNOLOGY SOLUTIONS	COMMON STOCK		1,842
	COMCAST CORP	COMMON STOCK		2,035
	COVIDIEN PLC	COMMON STOCK		1,586
	CUMMINS INC	COMMON STOCK		800
	CVS CAREMARK CORP	COMMON STOCK		1,541
	DOLLAR GENERAL CORP	COMMON STOCK		1,135
*	DREYFUS GOVT CASH MGMT FUND	MUTUAL FUND		1,144
	DR HORTON INC	COMMON STOCK		1,287
	DUNKIN’ BRANDS GROUP INC	COMMON STOCK		1,969
	EATON CORP PLC	COMMON STOCK		1,394
	EBAY INC	COMMON STOCK		3,908
	EDWARDS LIFESCIENCES CORP	COMMON STOCK		1,984
	EMC CORP/MA	COMMON STOCK		1,424
	ENSCO PLC	COMMON STOCK		373
	FACEBOOK INC	COMMON STOCK		1,999
	FAMILY DOLLAR STORES INC	COMMON STOCK		1,757
	GILEAD SCIENCES INC	COMMON STOCK		2,821
	GOOGLE INC	COMMON STOCK		3,965
	GREEN MOUNTAIN COFFEE ROASTERS	COMMON STOCK		3,887
	HARLEY-DAVIDSON INC	COMMON STOCK		1,600
	HOLOGIC INC	COMMON STOCK		1,924
	IHS INC	COMMON STOCK		1,270
	JB HUNT TRANSPORT SERVICES INC	COMMON STOCK		1,319
	JOHNSON & JOHNSON	COMMON STOCK		1,338
	JPMORGAN CHASE & CO	COMMON STOCK		1,351
	JUNIPER NETWORKS INC	COMMON STOCK		1,581
	KANSAS CITY SOUTHERN	COMMON STOCK		1,051
	LENNAR CORP	COMMON STOCK		874
	LINKEDIN CORP	COMMON STOCK		679
	LORILLARD INC	COMMON STOCK		1,242
	LOWE’S COS INC	COMMON STOCK		3,216
	MASTERCARD INC	COMMON STOCK		2,203
	MERCK & CO INC	COMMON STOCK		1,185
	MICHAEL KORS HOLDINGS LTD	COMMON STOCK		556
	MONSANTO CO	COMMON STOCK		2,574
	NATIONAL OILWELL VARCO INC	COMMON STOCK		917
	NETAPP INC	COMMON STOCK		1,152
	NEWS CORP	COMMON STOCK		2,580
	NORFOLK SOUTHERN CORP	COMMON STOCK		1,506
	ORACLE CORP	COMMON STOCK		4,463
	PEPSICO INC	COMMON STOCK		2,527
	PRICELINE.COM INC	COMMON STOCK		1,842
	PVH CORP	COMMON STOCK		1,358
	QUALCOMM INC	COMMON STOCK		1,749
	RALPH LAUREN CORP	COMMON STOCK		338
	REGENERON PHARMACEUTICALS INC	COMMON STOCK		784
	ROCKWELL AUTOMATION INC	COMMON STOCK		179
	SAFRAN SA	COMMON STOCK		700
	SALESFORCE.COM INC	COMMON STOCK		1,538
	SCHLUMBERGER LTD	COMMON STOCK		875
	SERVICENOW INC	COMMON STOCK		836
	SIRIUS XM RADIO INC	COMMON STOCK		1,958
	SPLUNK INC	COMMON STOCK		1,002
	STARWOOD HOTELS & RESORTS WORL	COMMON STOCK		1,490
	TIBCO SOFTWARE INC	COMMON STOCK		415
	TIME WARNER INC	COMMON STOCK		1,763
	UNITEDHEALTH GROUP INC	COMMON STOCK		1,129
	VISA INC	COMMON STOCK		1,908
	VMWARE INC	COMMON STOCK		288
	WAL-MART STORES INC	COMMON STOCK		760
	WALT DISNEY CO/THE	COMMON STOCK		2,243
	YUM! BRANDS INC	COMMON STOCK		1,184
	WELLINGTON GROWTH PORTFOLIO			$131,557

Attachment A

(In thousands)

	Identity of Issuer	Description	Cost	Current Value

	AMDOCS LTD COM	COMMON STOCK		$408
	TE CONNECTIVITY LTD USD0.97	COMMON STOCK		1,392
	TYCO INTERNATIONAL LTD SHS	COMMON STOCK		632
	ADT CORP/THE	COMMON STOCK		502
	AOL INC	COMMON STOCK		445
	ADOBE SYSTEMS INC	COMMON STOCK		1,326
	AEGON NV	COMMON STOCK		901
	BB&T CORP	COMMON STOCK		955
	BMC SOFTWARE INC	COMMON STOCK		833
	BAKER HUGHES INC	COMMON STOCK		1,717
	BANK OF AMERICA CORP	COMMON STOCK		2,146
*	BANK OF NEW YORK MELLON CORP/T	COMMON STOCK		2,372
	BOSTON SCIENTIFIC CORP	COMMON STOCK		802
	CIGNA CORPORATION COM	COMMON STOCK		401
	CADENCE DESIGN SYSTEMS INC	COMMON STOCK		405
	CAPITAL ONE FINANCIAL CORP	COMMON STOCK		4,055
	CARMAX INC	COMMON STOCK		604
	CELANESE CORP	COMMON STOCK		1,176
	CHEVRON CORP	COMMON STOCK		1,067
	COMCAST CORP	COMMON STOCK		4,381
	COMPUTER SCIENCES CORP	COMMON STOCK		1,013
	COMPUWARE CORP	COMMON STOCK		400
	CORNING INC	COMMON STOCK		671
	CREDIT SUISSE GROUP AG	COMMON STOCK		79
	DELL INC	COMMON STOCK		405
*	DREYFUS GOVT CASH MGMT FUND	MUTUAL FUND		2,878
	DISH NETWORK CORP	COMMON STOCK		819
	DOMTAR CORP	COMMON STOCK		192
	DOW CHEMICAL CO/THE	COMMON STOCK		1,564
	EBAY INC	COMMON STOCK		1,531
	FEDEX CORP	COMMON STOCK		2,504
	GENERAL ELECTRIC CO	COMMON STOCK		3,831
	GENWORTH FINANCIAL INC	COMMON STOCK		338
	GLAXOSMITHKLINE PLC	COMMON STOCK		2,826
	GOLDMAN SACHS GROUP INC/THE	COMMON STOCK		2,424
	GOOGLE INC	COMMON STOCK		1,064
	HSBC HOLDINGS PLC	COMMON STOCK		637
	HEWLETT-PACKARD CO	COMMON STOCK		2,361
	JPMORGAN CHASE & CO	COMMON STOCK		945
	KONINKLIJKE PHILIPS ELECTRONIC	COMMON STOCK		796
	LEGG MASON INC	COMMON STOCK		93
	LIBERTY GLOBAL INC	COMMON STOCK		252
	LIBERTY GLOBAL INC	COMMON STOCK		441
	LIBERTY INTERACTIVE CORP	COMMON STOCK		1,169
	MAXIM INTEGRATED PRODUCTS INC	COMMON STOCK		906
	MCGRAW-HILL COS INC/THE	COMMON STOCK		765
	MEDTRONIC INC	COMMON STOCK		775
	MERCK & CO INC	COMMON STOCK		3,635
	METLIFE INC	COMMON STOCK		824
	MICROSOFT CORP	COMMON STOCK		2,807
	MOLEX INC	COMMON STOCK		66
	MOLEX INC	COMMON STOCK		562
	NVR INC	COMMON STOCK		230
	NETAPP INC	COMMON STOCK		1,258
	NEWS CORP	COMMON STOCK		2,569
	NOKIA OYJ	COMMON STOCK		119
	NOVARTIS AG	COMMON STOCK		3,165
	OCCIDENTAL PETROLEUM CORP	COMMON STOCK		2,160
	PANASONIC CORP	COMMON STOCK		578
	JC PENNEY CO INC	COMMON STOCK		542
	PFIZER INC	COMMON STOCK		2,922
	PITNEY BOWES INC	COMMON STOCK		23
	SANOFI	COMMON STOCK		3,459
	SCHLUMBERGER LTD	COMMON STOCK		2,217
	CHARLES SCHWAB CORP/THE	COMMON STOCK		2,201
	SONY CORP	COMMON STOCK		234
	SPRINT NEXTEL CORP	COMMON STOCK		2,977
	SUNTRUST BANKS INC	COMMON STOCK		992
	SYMANTEC CORP	COMMON STOCK		1,627
	SYNOPSYS INC	COMMON STOCK		955
	TIME WARNER INC	COMMON STOCK		3,323
	TIME WARNER CABLE INC	COMMON STOCK		2,506
	UNILEVER PLC	COMMON STOCK		871
	VODAFONE GROUP PLC	COMMON STOCK		1,081
	VULCAN MATERIALS CO	COMMON STOCK		1,182
	WAL-MART STORES INC	COMMON STOCK		1,638
	WELLS FARGO & CO	COMMON STOCK		4,164
	XEROX CORP	COMMON STOCK		1,194
	DODGE & COX VALUE EQUITY FUND			$110,280

*  Identified as a party-in-interest to the Plan.

Attachment B

(In thousands)

Identity of Issuer	Maturity and Interest Rates	Description	Current Value

90DAY EURODOLLAR FUTURE (CME)	EXP DEC 15	OTHER INVESTMENTS	$423
ABBEY NATIONAL TREASURY S 144A	3.875% 11/10/2014 DD 11/10/09	CORPORATE DEBT INSTRUMENTS	1,022
ABBEY NATIONAL TREASURY SERVIC	2.875% 04/25/2014 DD 04/27/11	CORPORATE DEBT INSTRUMENTS	408
ABBVIE INC 144A	2.900% 11/06/2022 DD 11/08/12	CORPORATE DEBT INSTRUMENTS	326
ABBVIE INC 144A	1.750% 11/06/2017 DD 11/08/12	CORPORATE DEBT INSTRUMENTS	672
ABBVIE INC 144A	1.750% 11/06/2017 DD 11/08/12	CORPORATE DEBT INSTRUMENTS	1,299
ABBVIE INC 144A	1.200% 11/06/2015 DD 11/08/12	CORPORATE DEBT INSTRUMENTS	1,611
ABN AMRO BANK NV 144A	3.000% 01/31/2014 DD 02/01/11	CORPORATE DEBT INSTRUMENTS	1,019
ACCESS GROUP INC 1 A	VAR RT 10/27/2025 DD 08/05/08	CORPORATE DEBT INSTRUMENTS	810
ACE INA HOLDINGS INC	5.800% 03/15/2018 DD 02/14/08	CORPORATE DEBT INSTRUMENTS	131
ACHMEA HYPOTHEEKBANK NV 144A	3.200% 11/03/2014 DD 11/03/09	CORPORATE DEBT INSTRUMENTS	447
ACTAVIS INC	1.875% 10/01/2017 DD 10/02/12	CORPORATE DEBT INSTRUMENTS	765
ADT CORP/THE 144A	2.250% 07/15/2017 DD 07/05/12	CORPORATE DEBT INSTRUMENTS	491
AETNA INC	1.500% 11/15/2017 DD 11/07/12	CORPORATE DEBT INSTRUMENTS	361
AETNA INC	2.750% 11/15/2022 DD 11/07/12	CORPORATE DEBT INSTRUMENTS	660
AETNA INC	6.000% 06/15/2016 DD 06/09/06	CORPORATE DEBT INSTRUMENTS	1,295
AIMCO CLO SERIES 2 AA A1B 144A	VAR RT 10/20/2019 DD 09/08/05	CORPORATE DEBT INSTRUMENTS	1,054
ALCOA INC	6.000% 07/15/2013 DD 07/15/08	CORPORATE DEBT INSTRUMENTS	47
ALCOA INC	5.550% 02/01/2017 DD 01/25/07	CORPORATE DEBT INSTRUMENTS	50
ALLEGHANY CORP	5.625% 09/15/2020 DD 09/20/10	CORPORATE DEBT INSTRUMENTS	777
ALLIED WORLD ASSURANCE CO LTD	7.500% 08/01/2016 DD 07/26/06	CORPORATE DEBT INSTRUMENTS	594
ALLY AUTO RECEIVABLES TRU 1 A3	0.930% 02/16/2016 DD 01/18/12	CORPORATE DEBT INSTRUMENTS	1,006
ALTRIA GROUP INC	2.850% 08/09/2022 DD 08/09/12	CORPORATE DEBT INSTRUMENTS	198
ALTRIA GROUP INC	2.850% 08/09/2022 DD 08/09/12	CORPORATE DEBT INSTRUMENTS	322
ALTRIA GROUP INC	7.750% 02/06/2014 DD 02/06/09	CORPORATE DEBT INSTRUMENTS	583
AMAZON.COM INC	1.200% 11/29/2017 DD 11/29/12	CORPORATE DEBT INSTRUMENTS	497
AMERICA MOVIL SAB DE CV	2.375% 09/08/2016 DD 09/08/11	CORPORATE DEBT INSTRUMENTS	988
AMERICAN EXPRESS BANK FSB	5.500% 04/16/2013 DD 04/16/08	CORPORATE DEBT INSTRUMENTS	2,536
AMERICAN EXPRESS CO	4.875% 07/15/2013 DD 07/24/03	CORPORATE DEBT INSTRUMENTS	215
AMERICAN EXPRESS CO	6.150% 08/28/2017 DD 08/28/07	CORPORATE DEBT INSTRUMENTS	321
AMERICAN EXPRESS CO	7.000% 03/19/2018 DD 03/19/08	CORPORATE DEBT INSTRUMENTS	1,011
AMERICAN EXPRESS CRED 4 C 144A	VAR RT 05/15/2020 DD 11/08/12	CORPORATE DEBT INSTRUMENTS	2,100
AMERICAN EXPRESS CREDIT CORP	7.300% 08/20/2013 DD 08/20/08	CORPORATE DEBT INSTRUMENTS	82
AMERICAN EXPRESS CREDIT CORP	2.750% 09/15/2015 DD 09/13/10	CORPORATE DEBT INSTRUMENTS	110
AMERICAN EXPRESS CREDIT CORP	5.875% 05/02/2013 DD 06/02/08	CORPORATE DEBT INSTRUMENTS	161
AMERICAN EXPRESS CREDIT CORP	2.750% 09/15/2015 DD 09/13/10	CORPORATE DEBT INSTRUMENTS	210
AMERICAN EXPRESS CREDIT CORP	5.875% 05/02/2013 DD 06/02/08	CORPORATE DEBT INSTRUMENTS	815
AMERICAN EXPRESS CREDIT CORP	2.800% 09/19/2016 DD 09/19/11	CORPORATE DEBT INSTRUMENTS	1,042
AMERICAN EXPRESS CREDIT CORP	2.800% 09/19/2016 DD 09/19/11	CORPORATE DEBT INSTRUMENTS	1,270
AMERICAN HONDA FINANCE CO 144A	1.850% 09/19/2014 DD 09/20/11	CORPORATE DEBT INSTRUMENTS	636
AMERICAN INTERNATIONAL GROUP I	5.600% 10/18/2016 DD 10/18/06	CORPORATE DEBT INSTRUMENTS	120
AMERICAN INTERNATIONAL GROUP I	6.400% 12/15/2020 DD 12/03/10	CORPORATE DEBT INSTRUMENTS	248
AMERICAN INTERNATIONAL GROUP I	5.450% 05/18/2017 DD 05/18/07	CORPORATE DEBT INSTRUMENTS	258
AMERICAN INTERNATIONAL GROUP I	5.450% 05/18/2017 DD 05/18/07	CORPORATE DEBT INSTRUMENTS	258
AMERICAN INTERNATIONAL GROUP I	3.000% 03/20/2015 DD 03/22/12	CORPORATE DEBT INSTRUMENTS	260
AMERICAN INTERNATIONAL GROUP I	4.875% 06/01/2022 DD 05/24/12	CORPORATE DEBT INSTRUMENTS	274
AMERICAN INTERNATIONAL GROUP I	8.250% 08/15/2018 DD 02/15/09	CORPORATE DEBT INSTRUMENTS	296
AMERICAN INTERNATIONAL GROUP I	5.850% 01/16/2018 DD 12/12/07	CORPORATE DEBT INSTRUMENTS	430
AMERICAN INTERNATIONAL GROUP I	4.250% 09/15/2014 DD 09/13/11	CORPORATE DEBT INSTRUMENTS	527
AMERICAN INTERNATIONAL GROUP I	3.800% 03/22/2017 DD 03/22/12	CORPORATE DEBT INSTRUMENTS	552
AMERICAN INTERNATIONAL GROUP I	4.875% 09/15/2016 DD 09/13/11	CORPORATE DEBT INSTRUMENTS	554
AMERICAN INTERNATIONAL GROUP I	5.050% 10/01/2015 DD 04/01/06	CORPORATE DEBT INSTRUMENTS	662
AMERICAN INTERNATIONAL GROUP I	8.250% 08/15/2018 DD 02/15/09	CORPORATE DEBT INSTRUMENTS	2,628
AMERICAN INTERNATIONAL GROUP I	5.450% 05/18/2017 DD 05/18/07	CORPORATE DEBT INSTRUMENTS	3,675
AMERICREDIT AUTOMOBILE RE 2 A2	0.900% 09/08/2014 DD 04/13/11	CORPORATE DEBT INSTRUMENTS	104
AMERICREDIT AUTOMOBILE RE 2 A2	0.760% 10/08/2015 DD 04/19/12	CORPORATE DEBT INSTRUMENTS	1,086
AMERICREDIT AUTOMOBILE RE 2 A3	1.050% 10/11/2016 DD 04/19/12	CORPORATE DEBT INSTRUMENTS	1,300
AMERICREDIT AUTOMOBILE RE 3 A2	0.710% 12/08/2015 DD 06/27/12	CORPORATE DEBT INSTRUMENTS	1,272
AMGEN INC	4.850% 11/18/2014 DD 11/18/04	CORPORATE DEBT INSTRUMENTS	132
AMGEN INC	2.500% 11/15/2016 DD 11/10/11	CORPORATE DEBT INSTRUMENTS	1,471
ANADARKO PETROLEUM CORP	5.750% 06/15/2014 DD 06/12/09	CORPORATE DEBT INSTRUMENTS	133
ANADARKO PETROLEUM CORP	7.625% 03/15/2014 DD 03/05/09	CORPORATE DEBT INSTRUMENTS	161
ANADARKO PETROLEUM CORP	5.950% 09/15/2016 DD 09/19/06	CORPORATE DEBT INSTRUMENTS	528
ANADARKO PETROLEUM CORP	6.375% 09/15/2017 DD 08/12/10	CORPORATE DEBT INSTRUMENTS	711
ANADARKO PETROLEUM CORP	8.700% 03/15/2019 DD 03/05/09	CORPORATE DEBT INSTRUMENTS	742
ANADARKO PETROLEUM CORP	5.950% 09/15/2016 DD 09/19/06	CORPORATE DEBT INSTRUMENTS	1,151
ANHEUSER-BUSCH INBEV WORLDWIDE	2.500% 07/15/2022 DD 07/16/12	CORPORATE DEBT INSTRUMENTS	191
ANHEUSER-BUSCH INBEV WORLDWIDE	1.375% 07/15/2017 DD 07/16/12	CORPORATE DEBT INSTRUMENTS	515
ANHEUSER-BUSCH INBEV WORLDWIDE	1.375% 07/15/2017 DD 07/16/12	CORPORATE DEBT INSTRUMENTS	733
ANHEUSER-BUSCH INBEV WORLDWIDE	1.375% 07/15/2017 DD 07/16/12	CORPORATE DEBT INSTRUMENTS	1,566
APIDOS CDO VIII 8A A1 144A	VAR RT 10/17/2021 DD 10/13/11	CORPORATE DEBT INSTRUMENTS	1,003
APPALACHIAN POWER CO	3.400% 05/24/2015 DD 05/24/10	CORPORATE DEBT INSTRUMENTS	951
APPALACHIAN POWER CO	VAR RT 08/16/2013 DD 08/16/12	CORPORATE DEBT INSTRUMENTS	2,700
ARES ENHANCED LOAN 2A A2 144A	VAR RT 01/26/2020 DD 01/19/06	CORPORATE DEBT INSTRUMENTS	654
ARIZONA PUBLIC SERVICE CO	4.650% 05/15/2015 DD 05/12/03	CORPORATE DEBT INSTRUMENTS	114
ARIZONA PUBLIC SERVICE CO	8.750% 03/01/2019 DD 02/26/09	CORPORATE DEBT INSTRUMENTS	824
ARROW ELECTRONICS INC	6.875% 07/01/2013 DD 06/27/03	CORPORATE DEBT INSTRUMENTS	216
ASSET BACKED FUNDING C WF1 A2C	VAR RT 12/25/2034 DD 04/28/05	CORPORATE DEBT INSTRUMENTS	448
AT&T INC	5.600% 05/15/2018 DD 05/13/08	CORPORATE DEBT INSTRUMENTS	77
AT&T INC	5.625% 06/15/2016 DD 08/18/04	CORPORATE DEBT INSTRUMENTS	122
AT&T INC	5.500% 02/01/2018 DD 02/01/08	CORPORATE DEBT INSTRUMENTS	198
AT&T INC	3.875% 08/15/2021 DD 08/18/11	CORPORATE DEBT INSTRUMENTS	390
AT&T INC	1.400% 12/01/2017 DD 12/11/12	CORPORATE DEBT INSTRUMENTS	515
AT&T INC	1.700% 06/01/2017 DD 06/14/12	CORPORATE DEBT INSTRUMENTS	786
AT&T INC	5.625% 06/15/2016 DD 08/18/04	CORPORATE DEBT INSTRUMENTS	947
AT&T INC	2.950% 05/15/2016 DD 04/29/11	CORPORATE DEBT INSTRUMENTS	953
AT&T INC	2.625% 12/01/2022 DD 12/11/12	CORPORATE DEBT INSTRUMENTS	1,653
AUSTRALIA & NEW ZEALAND BANKIN	1.875% 10/06/2017 DD 09/11/12	CORPORATE DEBT INSTRUMENTS	1,122
AUTOZONE INC	5.500% 11/15/2015 DD 11/06/03	CORPORATE DEBT INSTRUMENTS	1,012
AXIS CAPITAL HOLDINGS LTD	5.750% 12/01/2014 DD 11/15/04	CORPORATE DEBT INSTRUMENTS	57
BA CREDIT CARD TRUST C5 C5	VAR RT 03/15/2016 DD 08/15/08	CORPORATE DEBT INSTRUMENTS	1,035
BANC OF AMERICA COMMERCIA 2 A4	VAR RT 05/10/2045 DD 06/01/06	CORPORATE DEBT INSTRUMENTS	1,375
BANC OF AMERICA COMMERCIA 3 A3	VAR RT 06/10/2049 DD 07/01/07	CORPORATE DEBT INSTRUMENTS	1,658
BANC OF AMERICA COMMERCIA 5 A4	5.414% 09/10/2047 DD 10/01/06	CORPORATE DEBT INSTRUMENTS	1,137
BANC OF AMERICA MERRILL L 1 A3	4.877% 11/10/2042 DD 04/01/05	CORPORATE DEBT INSTRUMENTS	262

Attachment B

(In thousands)

	Identity of Issuer	Maturity and Interest Rates	Description	Current Value

	BANC OF AMERICA MERRILL L 6 A4	VAR RT 09/10/2047 DD 12/01/05	CORPORATE DEBT INSTRUMENTS	2,785
	BANC OF AMERICA MERRILL L 6 A5	4.811% 12/10/2042 DD 12/01/04	CORPORATE DEBT INSTRUMENTS	213
	BANK OF AMERICA CORP	4.750% 08/01/2015 DD 07/26/05	CORPORATE DEBT INSTRUMENTS	189
	BANK OF AMERICA CORP	3.750% 07/12/2016 DD 07/12/11	CORPORATE DEBT INSTRUMENTS	192
	BANK OF AMERICA CORP	4.500% 04/01/2015 DD 03/11/10	CORPORATE DEBT INSTRUMENTS	213
	BANK OF AMERICA CORP	5.750% 08/15/2016 DD 08/14/06	CORPORATE DEBT INSTRUMENTS	230
	BANK OF AMERICA CORP	5.750% 12/01/2017 DD 12/04/07	CORPORATE DEBT INSTRUMENTS	239
	BANK OF AMERICA CORP	5.875% 01/05/2021 DD 12/21/10	CORPORATE DEBT INSTRUMENTS	240
	BANK OF AMERICA CORP	5.750% 12/01/2017 DD 12/04/07	CORPORATE DEBT INSTRUMENTS	321
	BANK OF AMERICA CORP	6.000% 09/01/2017 DD 08/23/07	CORPORATE DEBT INSTRUMENTS	369
	BANK OF AMERICA CORP	3.750% 07/12/2016 DD 07/12/11	CORPORATE DEBT INSTRUMENTS	438
	BANK OF AMERICA CORP	6.000% 09/01/2017 DD 08/23/07	CORPORATE DEBT INSTRUMENTS	527
	BANK OF AMERICA CORP	5.650% 05/01/2018 DD 05/02/08	CORPORATE DEBT INSTRUMENTS	611
	BANK OF AMERICA CORP	5.700% 01/24/2022 DD 01/24/12	CORPORATE DEBT INSTRUMENTS	627
	BANK OF AMERICA CORP	3.875% 03/22/2017 DD 03/22/12	CORPORATE DEBT INSTRUMENTS	792
	BANK OF AMERICA CORP	7.375% 05/15/2014 DD 05/13/09	CORPORATE DEBT INSTRUMENTS	1,067
	BANK OF AMERICA CORP	4.900% 05/01/2013 DD 05/02/08	CORPORATE DEBT INSTRUMENTS	1,075
	BANK OF AMERICA CORP	5.700% 01/24/2022 DD 01/24/12	CORPORATE DEBT INSTRUMENTS	1,082
	BANK OF AMERICA CORP	6.500% 08/01/2016 DD 07/28/09	CORPORATE DEBT INSTRUMENTS	1,992
	BANK OF AMERICA CORP	4.500% 04/01/2015 DD 03/11/10	CORPORATE DEBT INSTRUMENTS	3,091
	BANK OF AMERICA CORP	5.650% 05/01/2018 DD 05/02/08	CORPORATE DEBT INSTRUMENTS	6,399
	BANK OF AMERICA NA	5.300% 03/15/2017 DD 03/13/07	CORPORATE DEBT INSTRUMENTS	281
	BANK OF MONTREAL	2.500% 01/11/2017 DD 01/11/12	CORPORATE DEBT INSTRUMENTS	681
*	BANK OF NEW YORK MELLON CORP/T	1.200% 02/20/2015 DD 02/21/12	CORPORATE DEBT INSTRUMENTS	794
*	BANK OF NEW YORK MELLON CORP/T	2.950% 06/18/2015 DD 06/18/10	CORPORATE DEBT INSTRUMENTS	1,345
	BANK OF NOVA SCOTIA	2.250% 01/22/2013 DD 01/22/10	CORPORATE DEBT INSTRUMENTS	36
	BANK OF NOVA SCOTIA	0.750% 10/09/2015 DD 10/09/12	CORPORATE DEBT INSTRUMENTS	865
	BANK OF NOVA SCOTIA	2.550% 01/12/2017 DD 01/12/12	CORPORATE DEBT INSTRUMENTS	1,636
	BANK ONE ISSUANCE TRUST C3 C3	4.770% 02/16/2016 DD 06/18/03	CORPORATE DEBT INSTRUMENTS	2,392
	BARCLAYS BANK PLC	2.750% 02/23/2015 DD 02/23/12	CORPORATE DEBT INSTRUMENTS	435
	BARCLAYS BANK PLC	5.200% 07/10/2014 DD 07/10/09	CORPORATE DEBT INSTRUMENTS	798
	BARCLAYS BANK PLC	5.200% 07/10/2014 DD 07/10/09	CORPORATE DEBT INSTRUMENTS	1,234
	BARCLAYS BANK PLC	2.375% 01/13/2014 DD 01/13/11	CORPORATE DEBT INSTRUMENTS	3,051
	BARCLAYS BANK PLC 144A	2.250% 05/10/2017 DD 05/10/12	CORPORATE DEBT INSTRUMENTS	1,109
	BARRICK GOLD CORP	2.900% 05/30/2016 DD 06/01/11	CORPORATE DEBT INSTRUMENTS	735
	BAT INTERNATIONAL FINANCE 144A	3.250% 06/07/2022 DD 06/07/12	CORPORATE DEBT INSTRUMENTS	442
	BAT INTERNATIONAL FINANCE 144A	1.400% 06/05/2015 DD 06/07/12	CORPORATE DEBT INSTRUMENTS	517
	BATTALION CLO II LT 2A A1 144A	VAR RT 11/15/2019 DD 08/16/12	CORPORATE DEBT INSTRUMENTS	249
	BAXTER INTERNATIONAL INC	5.900% 09/01/2016 DD 08/08/06	CORPORATE DEBT INSTRUMENTS	208
	BAXTER INTERNATIONAL INC	1.850% 01/15/2017 DD 12/19/11	CORPORATE DEBT INSTRUMENTS	247
	BB&T CORP	1.600% 08/15/2017 DD 08/14/12	CORPORATE DEBT INSTRUMENTS	481
	BEAR STEARNS ARM TRUST 1 21A1	VAR RT 04/25/2034 DD 02/01/04	CORPORATE DEBT INSTRUMENTS	29
	BEAR STEARNS COMMERCI PWR9 A4A	4.871% 09/11/2042 DD 09/01/05	CORPORATE DEBT INSTRUMENTS	275
	BEAR STEARNS COMMERCIA PW10 A4	VAR RT 12/11/2040 DD 12/01/05	CORPORATE DEBT INSTRUMENTS	279
	BEAR STEARNS COMMERCIA PW12 A4	VAR RT 09/11/2038 DD 06/01/06	CORPORATE DEBT INSTRUMENTS	86
	BEAR STEARNS COMMERCIA PW17 A3	5.736% 06/11/2050 DD 09/01/07	CORPORATE DEBT INSTRUMENTS	796
	BEAR STEARNS COMMERCIA PWR4 A3	VAR RT 06/11/2041 DD 06/01/04	CORPORATE DEBT INSTRUMENTS	246
	BEAR STEARNS COS LLC/THE	5.550% 01/22/2017 DD 11/22/06	CORPORATE DEBT INSTRUMENTS	158
	BEAR STEARNS COS LLC/THE	4.650% 07/02/2018 DD 06/25/03	CORPORATE DEBT INSTRUMENTS	163
	BEAR STEARNS COS LLC/THE	7.250% 02/01/2018 DD 02/01/08	CORPORATE DEBT INSTRUMENTS	345
	BEAR STEARNS COS LLC/THE	7.250% 02/01/2018 DD 02/01/08	CORPORATE DEBT INSTRUMENTS	475
	BECTON DICKINSON AND CO	1.750% 11/08/2016 DD 11/08/11	CORPORATE DEBT INSTRUMENTS	597
	BELLSOUTH CORP	5.200% 09/15/2014 DD 09/13/04	CORPORATE DEBT INSTRUMENTS	188
	BERKSHIRE HATHAWAY FINANCE COR	4.850% 01/15/2015 DD 01/11/05	CORPORATE DEBT INSTRUMENTS	124
	BERKSHIRE HATHAWAY FINANCE COR	5.400% 05/15/2018 DD 11/15/08	CORPORATE DEBT INSTRUMENTS	168
	BERKSHIRE HATHAWAY FINANCE COR	1.600% 05/15/2017 DD 05/15/12	CORPORATE DEBT INSTRUMENTS	561
	BERKSHIRE HATHAWAY FINANCE COR	1.600% 05/15/2017 DD 05/15/12	CORPORATE DEBT INSTRUMENTS	596
	BERKSHIRE HATHAWAY INC	2.125% 02/11/2013 DD 02/11/10	CORPORATE DEBT INSTRUMENTS	140
	BERKSHIRE HATHAWAY INC	2.200% 08/15/2016 DD 08/15/11	CORPORATE DEBT INSTRUMENTS	193
	BHP BILLITON FINANCE USA LTD	1.125% 11/21/2014 DD 11/21/11	CORPORATE DEBT INSTRUMENTS	1,088
	BHP BILLITON FINANCE USA LTD	1.875% 11/21/2016 DD 11/21/11	CORPORATE DEBT INSTRUMENTS	1,371
	BLACK & DECKER CORP/THE	5.750% 11/15/2016 DD 11/16/06	CORPORATE DEBT INSTRUMENTS	866
	BMW VEHICLE LEASE TRUST 2 1 A2	0.590% 06/20/2014 DD 04/26/12	CORPORATE DEBT INSTRUMENTS	1,143
	BNP PARIBAS SA	2.375% 09/14/2017 DD 09/14/12	CORPORATE DEBT INSTRUMENTS	274
	BNP PARIBAS SA	VAR RT 12/20/2014 DD 12/20/11	CORPORATE DEBT INSTRUMENTS	498
	BOTTLING GROUP LLC	5.000% 11/15/2013 DD 11/17/03	CORPORATE DEBT INSTRUMENTS	128
	BP CAPITAL MARKETS PLC	3.245% 05/06/2022 DD 05/07/12	CORPORATE DEBT INSTRUMENTS	369
	BP CAPITAL MARKETS PLC	3.200% 03/11/2016 DD 03/11/11	CORPORATE DEBT INSTRUMENTS	453
	BP CAPITAL MARKETS PLC	2.248% 11/01/2016 DD 11/01/11	CORPORATE DEBT INSTRUMENTS	479
	BP CAPITAL MARKETS PLC	3.245% 05/06/2022 DD 05/07/12	CORPORATE DEBT INSTRUMENTS	764
	BP CAPITAL MARKETS PLC	4.500% 10/01/2020 DD 10/01/10	CORPORATE DEBT INSTRUMENTS	922
	BP CAPITAL MARKETS PLC	3.875% 03/10/2015 DD 03/10/09	CORPORATE DEBT INSTRUMENTS	1,598
	BPCE SA 144A	2.375% 10/04/2013 DD 10/06/10	CORPORATE DEBT INSTRUMENTS	1,514
	BPCE SA 144A	VAR RT 02/07/2014 DD 02/07/11	CORPORATE DEBT INSTRUMENTS	1,517
	BRAZILIAN GOVERNMENT INTERNATI	4.875% 01/22/2021 DD 04/22/10	OTHER INVESTMENTS	121
	BRAZILIAN GOVERNMENT INTERNATI	10.250% 06/17/2013 DD 06/17/03	OTHER INVESTMENTS	146
	BRAZILIAN GOVERNMENT INTERNATI	8.875% 10/14/2019 DD 10/14/04	OTHER INVESTMENTS	253
	BRAZILIAN GOVERNMENT INTERNATI	6.000% 01/17/2017 DD 11/14/06	OTHER INVESTMENTS	354
	BRAZOS HIGHER EDUCATION 3 A14	VAR RT 09/25/2023 DD 11/22/05	CORPORATE DEBT INSTRUMENTS	129
	BRAZOS TX HGR EDU AUTH	VAR RT 06/27/2022 DD 10/27/04	OTHER INVESTMENTS	542
	BRFKREDIT A/S 144A	2.050% 04/15/2013 DD 04/15/10	CORPORATE DEBT INSTRUMENTS	1,964
	BRFKREDIT A/S 144A	2.050% 04/15/2013 DD 04/15/10	CORPORATE DEBT INSTRUMENTS	2,813
	BRITISH TELECOMMUNICATIONS PLC	5.950% 01/15/2018 DD 12/12/07	CORPORATE DEBT INSTRUMENTS	436
	BURLINGTON NORTHERN SANTA FE L	5.650% 05/01/2017 DD 04/13/07	CORPORATE DEBT INSTRUMENTS	153
	CALIFORNIA ST	7.300% 10/01/2039 DD 10/15/09	OTHER INVESTMENTS	70
	CALIFORNIA ST	7.625% 03/01/2040 DD 04/01/10	OTHER INVESTMENTS	87
	CALIFORNIA ST	5.000% 06/01/2037 DD 06/01/07	OTHER INVESTMENTS	108
	CALIFORNIA ST	7.500% 04/01/2034 DD 04/28/09	OTHER INVESTMENTS	559
	CALIFORNIA ST	7.550% 04/01/2039 DD 04/28/09	OTHER INVESTMENTS	1,305
	CAMDEN PROPERTY TRUST	5.700% 05/15/2017 DD 05/04/07	CORPORATE DEBT INSTRUMENTS	403
	CAMERON INTERNATIONAL CORP	1.600% 04/30/2015 DD 05/17/12	CORPORATE DEBT INSTRUMENTS	359
	CANADIAN NATIONAL RAILWAY CO	5.550% 05/15/2018 DD 05/01/08	CORPORATE DEBT INSTRUMENTS	74
	CANADIAN NATIONAL RAILWAY CO	1.450% 12/15/2016 DD 11/15/11	CORPORATE DEBT INSTRUMENTS	534
	CANADIAN NATURAL RESOURCES LTD	1.450% 11/14/2014 DD 11/16/11	CORPORATE DEBT INSTRUMENTS	1,268
	CAPITAL ONE FINANCIAL CORP	6.150% 09/01/2016 DD 08/29/06	CORPORATE DEBT INSTRUMENTS	120

Attachment B

(In thousands)

Identity of Issuer	Maturity and Interest Rates	Description	Current Value

CAPITAL ONE FINANCIAL CORP	6.750% 09/15/2017 DD 09/04/07	CORPORATE DEBT INSTRUMENTS	263
CAPITAL ONE FINANCIAL CORP	2.150% 03/23/2015 DD 03/23/12	CORPORATE DEBT INSTRUMENTS	306
CAPITAL ONE FINANCIAL CORP	3.150% 07/15/2016 DD 07/19/11	CORPORATE DEBT INSTRUMENTS	658
CAPITAL ONE FINANCIAL CORP	3.150% 07/15/2016 DD 07/19/11	CORPORATE DEBT INSTRUMENTS	722
CARDINAL HEALTH INC	4.000% 06/15/2015 DD 06/17/03	CORPORATE DEBT INSTRUMENTS	95
CARDINAL HEALTH INC	1.900% 06/15/2017 DD 05/21/12	CORPORATE DEBT INSTRUMENTS	438
CAREFUSION CORP	5.125% 08/01/2014 DD 02/01/10	CORPORATE DEBT INSTRUMENTS	1,063
CARGILL INC 144A	1.900% 03/01/2017 DD 03/01/12	CORPORATE DEBT INSTRUMENTS	545
CARMAX AUTO OWNER TRUST 3 A2	0.430% 09/15/2015 DD 10/11/12	CORPORATE DEBT INSTRUMENTS	1,241
CARNIVAL CORP	1.875% 12/15/2017 DD 12/06/12	CORPORATE DEBT INSTRUMENTS	461
CAROLINA POWER & LIGHT CO	5.125% 09/15/2013 DD 09/11/03	CORPORATE DEBT INSTRUMENTS	55
CATERPILLAR FINANCIAL SERVICES	5.450% 04/15/2018 DD 03/27/08	CORPORATE DEBT INSTRUMENTS	125
CATERPILLAR FINANCIAL SERVICES	4.625% 06/01/2015 DD 06/14/05	CORPORATE DEBT INSTRUMENTS	211
CATERPILLAR FINANCIAL SERVICES	2.050% 08/01/2016 DD 07/29/11	CORPORATE DEBT INSTRUMENTS	1,118
CATERPILLAR INC	0.950% 06/26/2015 DD 06/26/12	CORPORATE DEBT INSTRUMENTS	681
CD 2005-CD1 COMMERCIAL CD1 A4	VAR RT 07/15/2044 DD 11/01/05	CORPORATE DEBT INSTRUMENTS	155
CD 2005-CD1 COMMERCIAL CD1 ASB	VAR RT 07/15/2044 DD 11/01/05	CORPORATE DEBT INSTRUMENTS	140
CD 2006-CD2 MORTGA CD2 A4 144A	VAR RT 01/15/2046 DD 03/01/06	CORPORATE DEBT INSTRUMENTS	2,240
CD 2006-CD3 MORTGAGE TR CD3 A5	5.617% 10/15/2048 DD 10/01/06	CORPORATE DEBT INSTRUMENTS	2,299
CDP FINANCIAL INC 144A	4.400% 11/25/2019 DD 11/25/09	CORPORATE DEBT INSTRUMENTS	2,129
CELGENE CORP	1.900% 08/15/2017 DD 08/09/12	CORPORATE DEBT INSTRUMENTS	224
CELLCO PARTNERSHIP / VERIZON W	7.375% 11/15/2013 DD 05/15/09	CORPORATE DEBT INSTRUMENTS	256
CENT CDO XI LTD 11A A1 144A	VAR RT 04/25/2019 DD 03/08/06	CORPORATE DEBT INSTRUMENTS	444
CENTERPOINT ENERGY INC	6.500% 05/01/2018 DD 05/06/08	CORPORATE DEBT INSTRUMENTS	173
CENTERPOINT ENERGY RESOURCES C	6.150% 05/01/2016 DD 05/18/06	CORPORATE DEBT INSTRUMENTS	130
CF INDUSTRIES INC	6.875% 05/01/2018 DD 04/23/10	CORPORATE DEBT INSTRUMENTS	458
CHASE CREDIT CARD MASTER T 4 C	VAR RT 01/15/2016 DD 09/19/03	CORPORATE DEBT INSTRUMENTS	2,762
CHICAGO IL O’HARE INTERNATIONA	5.000% 01/01/2033 DD 12/22/05	OTHER INVESTMENTS	539
CHICAGO IL TRANSIT AUTH SALES	6.899% 12/01/2040 DD 08/06/08	OTHER INVESTMENTS	1,829
CHICAGO IL TRANSIT AUTH SALES	6.899% 12/01/2040 DD 08/06/08	OTHER INVESTMENTS	1,829
CIE DE FINANCEMENT FONCIE 144A	2.125% 04/22/2013 DD 04/22/10	CORPORATE DEBT INSTRUMENTS	1,472
CIE DE FINANCEMENT FONCIE 144A	2.125% 04/22/2013 DD 04/22/10	CORPORATE DEBT INSTRUMENTS	3,315
CIGNA CORP	2.750% 11/15/2016 DD 11/10/11	CORPORATE DEBT INSTRUMENTS	936
CISCO SYSTEMS INC	5.500% 02/22/2016 DD 02/22/06	CORPORATE DEBT INSTRUMENTS	152
CITIBANK CREDIT CARD ISS A3 A3	5.300% 03/15/2018 DD 03/16/06	CORPORATE DEBT INSTRUMENTS	115
CITIBANK CREDIT CARD ISS A8 A8	5.650% 09/20/2019 DD 09/20/07	CORPORATE DEBT INSTRUMENTS	2,180
CITIBANK CREDIT CARD ISS C2 C2	VAR RT 03/24/2017 DD 03/30/05	CORPORATE DEBT INSTRUMENTS	992
CITIBANK CREDIT CARD ISS C4 C4	5.000% 06/10/2015 DD 06/13/03	CORPORATE DEBT INSTRUMENTS	240
CITIGROUP COMMERCIAL MOR C3 A4	4.860% 05/15/2043 DD 06/01/05	CORPORATE DEBT INSTRUMENTS	2,155
CITIGROUP COMMERCIAL MOR C6 A4	VAR RT 12/10/2049 DD 07/01/07	CORPORATE DEBT INSTRUMENTS	224
CITIGROUP INC	5.300% 01/07/2016 DD 12/08/05	CORPORATE DEBT INSTRUMENTS	68
CITIGROUP INC	4.875% 05/07/2015 DD 05/07/03	CORPORATE DEBT INSTRUMENTS	196
CITIGROUP INC	6.000% 08/15/2017 DD 08/15/07	CORPORATE DEBT INSTRUMENTS	231
CITIGROUP INC	6.125% 05/15/2018 DD 05/12/08	CORPORATE DEBT INSTRUMENTS	252
CITIGROUP INC	6.125% 11/21/2017 DD 11/21/07	CORPORATE DEBT INSTRUMENTS	300
CITIGROUP INC	5.850% 07/02/2013 DD 06/28/06	CORPORATE DEBT INSTRUMENTS	308
CITIGROUP INC	6.125% 11/21/2017 DD 11/21/07	CORPORATE DEBT INSTRUMENTS	351
CITIGROUP INC	5.000% 09/15/2014 DD 09/16/04	CORPORATE DEBT INSTRUMENTS	379
CITIGROUP INC	3.953% 06/15/2016 DD 06/15/11	CORPORATE DEBT INSTRUMENTS	388
CITIGROUP INC	VAR RT 08/13/2013 DD 08/13/10	CORPORATE DEBT INSTRUMENTS	606
CITIGROUP INC	4.750% 05/19/2015 DD 05/19/10	CORPORATE DEBT INSTRUMENTS	701
CITIGROUP INC	5.000% 09/15/2014 DD 09/16/04	CORPORATE DEBT INSTRUMENTS	710
CITIGROUP INC	4.500% 01/14/2022 DD 11/01/11	CORPORATE DEBT INSTRUMENTS	725
CITIGROUP INC	2.250% 08/07/2015 DD 08/07/12	CORPORATE DEBT INSTRUMENTS	845
CITIGROUP INC	4.750% 05/19/2015 DD 05/19/10	CORPORATE DEBT INSTRUMENTS	857
CITIGROUP INC	4.587% 12/15/2015 DD 12/15/10	CORPORATE DEBT INSTRUMENTS	923
CITIGROUP INC	6.125% 11/21/2017 DD 11/21/07	CORPORATE DEBT INSTRUMENTS	1,071
CITIGROUP INC	6.010% 01/15/2015 DD 12/15/09	CORPORATE DEBT INSTRUMENTS	2,185
CLEVELAND ELECTRIC ILLUMINATIN	5.700% 04/01/2017 DD 03/27/07	CORPORATE DEBT INSTRUMENTS	228
CLOROX CO/THE	5.000% 03/01/2013 DD 03/03/08	CORPORATE DEBT INSTRUMENTS	107
COBALT CMBS COMMERCIAL M C1 A4	5.223% 08/15/2048 DD 12/01/06	CORPORATE DEBT INSTRUMENTS	142
COCA-COLA REFRESHMENTS USA INC	5.000% 08/15/2013 DD 08/01/08	CORPORATE DEBT INSTRUMENTS	47
COLLEGE LOAN CORP TRUST 1 A4	VAR RT 04/25/2024 DD 05/20/04	CORPORATE DEBT INSTRUMENTS	660
COMCAST CABLE COMMUNICATIONS H	8.375% 03/15/2013 DD 11/18/02	CORPORATE DEBT INSTRUMENTS	196
COMCAST CABLE HOLDINGS LLC	7.875% 08/01/2013 DD 08/03/93	CORPORATE DEBT INSTRUMENTS	26
COMCAST CORP	5.850% 11/15/2015 DD 11/14/05	CORPORATE DEBT INSTRUMENTS	599
COMM 2006-C7 MORTGAGE TR C7 A4	VAR RT 06/10/2046 DD 06/01/06	CORPORATE DEBT INSTRUMENTS	1,136
COMMERCIAL MORTGAGE PASS C1 A2	VAR RT 02/15/2041 DD 04/01/08	CORPORATE DEBT INSTRUMENTS	218
COMMIT TO PUR FHLMC GOLD SFM	4.000% 01/01/2043 DD 01/01/13	U. S. GOVERNMENT SECURITIES	(12,810)
COMMIT TO PUR FHLMC GOLD SFM	5.500% 01/01/2043 DD 01/01/13	U. S. GOVERNMENT SECURITIES	(1,619)
COMMIT TO PUR FHLMC GOLD SFM	3.500% 01/01/2028 DD 01/01/13	U. S. GOVERNMENT SECURITIES	5,256
COMMIT TO PUR FHLMC GOLD SFM	3.000% 01/01/2028 DD 01/01/13	U. S. GOVERNMENT SECURITIES	6,825
COMMIT TO PUR FNMA SF MTG	5.000% 02/01/2043 DD 02/01/13	U. S. GOVERNMENT SECURITIES	(2,167)
COMMIT TO PUR FNMA SF MTG	4.500% 01/01/2028 DD 01/01/13	U. S. GOVERNMENT SECURITIES	(1,076)
COMMIT TO PUR FNMA SF MTG	4.000% 01/01/2043 DD 01/01/13	U. S. GOVERNMENT SECURITIES	1,072
COMMIT TO PUR FNMA SF MTG	6.000% 02/01/2043 DD 02/01/13	U. S. GOVERNMENT SECURITIES	1,093
COMMIT TO PUR FNMA SF MTG	4.000% 01/01/2028 DD 01/01/13	U. S. GOVERNMENT SECURITIES	3,212
COMMIT TO PUR FNMA SF MTG	3.000% 01/01/2028 DD 01/01/13	U. S. GOVERNMENT SECURITIES	5,277
COMMIT TO PUR FNMA SF MTG	3.500% 01/01/2028 DD 01/01/13	U. S. GOVERNMENT SECURITIES	5,304
COMMIT TO PUR FNMA SF MTG	2.500% 01/01/2028 DD 01/01/13	U. S. GOVERNMENT SECURITIES	9,411
COMMIT TO PUR FNMA SF MTG	3.000% 01/01/2043 DD 01/01/13	U. S. GOVERNMENT SECURITIES	10,478
COMMIT TO PUR GNMA SF MTG	3.000% 01/15/2043 DD 01/01/13	U. S. GOVERNMENT SECURITIES	2,126
COMMIT TO PUR GNMA SF MTG	3.000% 02/15/2043 DD 02/01/13	U. S. GOVERNMENT SECURITIES	5,304
COMMIT TO PUR GNMA SF MTG	3.500% 02/15/2043 DD 02/01/13	U. S. GOVERNMENT SECURITIES	9,763
COMMONWEALTH EDISON CO	5.800% 03/15/2018 DD 03/27/08	CORPORATE DEBT INSTRUMENTS	333
COMMONWEALTH EDISON CO	1.950% 09/01/2016 DD 09/07/11	CORPORATE DEBT INSTRUMENTS	475
CONAGRA FOODS INC	2.100% 03/15/2018 DD 09/13/12	CORPORATE DEBT INSTRUMENTS	165
CONOCOPHILLIPS	5.200% 05/15/2018 DD 05/08/08	CORPORATE DEBT INSTRUMENTS	33
CONOCOPHILLIPS AUSTRALIA FUNDI	5.500% 04/15/2013 DD 04/11/06	CORPORATE DEBT INSTRUMENTS	89
CONSOLIDATED EDISON CO OF NEW	5.850% 04/01/2018 DD 04/04/08	CORPORATE DEBT INSTRUMENTS	32
CONSTELLATION ENERGY GROUP INC	5.150% 12/01/2020 DD 12/14/10	CORPORATE DEBT INSTRUMENTS	429
COOPERATIEVE CENTRALE RAIFFEIS	4.500% 01/11/2021 DD 01/11/11	CORPORATE DEBT INSTRUMENTS	225
COOPERATIEVE CENTRALE RAIFFEIS	2.125% 10/13/2015 DD 10/13/10	CORPORATE DEBT INSTRUMENTS	1,342
CORP ANDINA DE FOMENTO	8.125% 06/04/2019 DD 06/04/09	CORPORATE DEBT INSTRUMENTS	95
COSTCO WHOLESALE CORP	5.500% 03/15/2017 DD 02/20/07	CORPORATE DEBT INSTRUMENTS	248

Attachment B

(In thousands)

	Identity of Issuer	Maturity and Interest Rates	Description	Current Value

	COUNCIL OF EUROPE DEVELOPMENT	2.750% 02/10/2015 DD 02/10/10	CORPORATE DEBT INSTRUMENTS	675
	COUNTRYWIDE ASSET-BACKED 6 2A5	VAR RT 11/25/2034 DD 06/30/04	CORPORATE DEBT INSTRUMENTS	271
	COUNTRYWIDE HOME LOAN HYB6 A2	VAR RT 11/20/2034 DD 09/01/04	CORPORATE DEBT INSTRUMENTS	30
	COVENTRY HEALTH CARE INC	6.300% 08/15/2014 DD 08/27/07	CORPORATE DEBT INSTRUMENTS	1,039
	COVIDIEN INTERNATIONAL FINANCE	6.000% 10/15/2017 DD 04/15/08	CORPORATE DEBT INSTRUMENTS	31
	COVIDIEN INTERNATIONAL FINANCE	1.875% 06/15/2013 DD 06/28/10	CORPORATE DEBT INSTRUMENTS	810
	COX COMMUNICATIONS INC	5.500% 10/01/2015 DD 09/22/03	CORPORATE DEBT INSTRUMENTS	20
	COX COMMUNICATIONS INC 144A	3.250% 12/15/2022 DD 11/29/12	CORPORATE DEBT INSTRUMENTS	567
	CREDIT SUISSE AG/GUERNSEY 144A	2.600% 05/27/2016 DD 05/27/11	CORPORATE DEBT INSTRUMENTS	1,615
	CREDIT SUISSE FIRST BO CPN1 A2	4.597% 03/15/2035 DD 03/01/03	CORPORATE DEBT INSTRUMENTS	35
	CREDIT SUISSE FIRST BO CPN1 A2	4.597% 03/15/2035 DD 03/01/03	CORPORATE DEBT INSTRUMENTS	63
	CREDIT SUISSE FIRST BOST C5 A4	VAR RT 08/15/2038 DD 11/01/05	CORPORATE DEBT INSTRUMENTS	2,198
	CREDIT SUISSE FIRST BOST C6 AM	VAR RT 12/15/2040 DD 12/01/05	CORPORATE DEBT INSTRUMENTS	132
	CREDIT SUISSE USA INC	5.500% 08/15/2013 DD 08/15/03	CORPORATE DEBT INSTRUMENTS	171
	CREDIT SUISSE USA INC	4.875% 01/15/2015 DD 12/15/04	CORPORATE DEBT INSTRUMENTS	278
	CREDIT SUISSE/NEW YORK NY	5.500% 05/01/2014 DD 05/04/09	CORPORATE DEBT INSTRUMENTS	681
	CREDIT SUISSE/NEW YORK NY	3.500% 03/23/2015 DD 03/23/10	CORPORATE DEBT INSTRUMENTS	738
	CREDIT SUISSE/NEW YORK NY	5.500% 05/01/2014 DD 05/04/09	CORPORATE DEBT INSTRUMENTS	1,117
	CREDIT SUISSE/NEW YORK NY	5.000% 05/15/2013 DD 05/06/08	CORPORATE DEBT INSTRUMENTS	1,576
	CRH AMERICA INC	5.300% 10/15/2013 DD 09/29/03	CORPORATE DEBT INSTRUMENTS	181
	CVS CAREMARK CORP	5.750% 06/01/2017 DD 05/25/07	CORPORATE DEBT INSTRUMENTS	45
	DAIMLER FINANCE NORTH AME 144A	1.875% 09/15/2014 DD 09/14/11	CORPORATE DEBT INSTRUMENTS	280
	DAIMLER FINANCE NORTH AME 144A	2.300% 01/09/2015 DD 01/11/12	CORPORATE DEBT INSTRUMENTS	522
	DAIMLER FINANCE NORTH AME 144A	3.000% 03/28/2016 DD 03/28/11	CORPORATE DEBT INSTRUMENTS	853
	DAIMLER FINANCE NORTH AME 144A	1.300% 07/31/2015 DD 08/01/12	CORPORATE DEBT INSTRUMENTS	1,207
	DAIMLER FINANCE NORTH AME 144A	1.875% 09/15/2014 DD 09/14/11	CORPORATE DEBT INSTRUMENTS	1,494
	DAIMLER FINANCE NORTH AMERICA	6.500% 11/15/2013 DD 11/06/03	CORPORATE DEBT INSTRUMENTS	367
	DAIMLER FINANCE NORTH AMERICA	6.500% 11/15/2013 DD 11/06/03	CORPORATE DEBT INSTRUMENTS	2,100
	DAYTON POWER & LIGHT CO/THE	5.125% 10/01/2013 DD 04/01/05	CORPORATE DEBT INSTRUMENTS	91
	DBUBS MORTGAGE LC1A A1 144A	3.742% 11/10/2046 DD 02/01/11	CORPORATE DEBT INSTRUMENTS	1,604
	DELHAIZE GROUP SA	6.500% 06/15/2017 DD 06/27/07	CORPORATE DEBT INSTRUMENTS	795
	DELTA AIR LINES 2010-2 CLASS A	4.950% 05/23/2019 DD 11/22/10	CORPORATE DEBT INSTRUMENTS	284
	DEUTSCHE BANK AG/LONDON	4.875% 05/20/2013 DD 05/20/08	CORPORATE DEBT INSTRUMENTS	107
	DEUTSCHE BANK AG/LONDON	2.375% 01/11/2013 DD 01/11/10	CORPORATE DEBT INSTRUMENTS	158
	DEUTSCHE BANK FINANCIAL LLC	5.375% 03/02/2015 DD 02/21/03	CORPORATE DEBT INSTRUMENTS	185
	DEUTSCHE TELEKOM INTERNATIONAL	5.875% 08/20/2013 DD 08/18/08	CORPORATE DEBT INSTRUMENTS	620
	DEVON ENERGY CORP	2.400% 07/15/2016 DD 07/12/11	CORPORATE DEBT INSTRUMENTS	932
	DIAGEO CAPITAL PLC	1.500% 05/11/2017 DD 05/11/12	CORPORATE DEBT INSTRUMENTS	609
	DIAGEO FINANCE BV	5.300% 10/28/2015 DD 10/28/05	CORPORATE DEBT INSTRUMENTS	123
	DIRECTV HOLDINGS LLC / DIRECTV	2.400% 03/15/2017 DD 03/08/12	CORPORATE DEBT INSTRUMENTS	410
	DIRECTV HOLDINGS LLC / DIRECTV	3.125% 02/15/2016 DD 08/17/10	CORPORATE DEBT INSTRUMENTS	419
	DIRECTV HOLDINGS LLC / DIRECTV	3.500% 03/01/2016 DD 03/10/11	CORPORATE DEBT INSTRUMENTS	795
	DIRECTV HOLDINGS LLC / DIRECTV	2.400% 03/15/2017 DD 03/08/12	CORPORATE DEBT INSTRUMENTS	820
	DIRECTV HOLDINGS LLC / DIRECTV	4.750% 10/01/2014 DD 04/01/10	CORPORATE DEBT INSTRUMENTS	940
	DIRECTV HOLDINGS LLC / DIRECTV	3.550% 03/15/2015 DD 03/11/10	CORPORATE DEBT INSTRUMENTS	1,063
	DIRECTV HOLDINGS LLC / DIRECTV	3.125% 02/15/2016 DD 08/17/10	CORPORATE DEBT INSTRUMENTS	1,178
	DIRECTV HOLDINGS LLC / DIRECTV	3.500% 03/01/2016 DD 03/10/11	CORPORATE DEBT INSTRUMENTS	1,218
	DNB BANK ASA 144A	3.200% 04/03/2017 DD 04/03/12	CORPORATE DEBT INSTRUMENTS	905
	DNB BOLIGKREDITT AS 144A	2.100% 10/14/2015 DD 10/14/10	CORPORATE DEBT INSTRUMENTS	726
	DOMINION RESOURCES INC/VA	6.400% 06/15/2018 DD 06/17/08	CORPORATE DEBT INSTRUMENTS	40
	DOMINION RESOURCES INC/VA	5.000% 03/15/2013 DD 03/06/03	CORPORATE DEBT INSTRUMENTS	136
	DOMINION RESOURCES INC/VA	5.150% 07/15/2015 DD 07/14/05	CORPORATE DEBT INSTRUMENTS	193
	DOMINION RESOURCES INC/VA	6.400% 06/15/2018 DD 06/17/08	CORPORATE DEBT INSTRUMENTS	684
	DOVER CORP	5.450% 03/15/2018 DD 03/14/08	CORPORATE DEBT INSTRUMENTS	192
	DOW CHEMICAL CO/THE	7.600% 05/15/2014 DD 05/13/09	CORPORATE DEBT INSTRUMENTS	262
	DOW CHEMICAL CO/THE	5.900% 02/15/2015 DD 08/07/09	CORPORATE DEBT INSTRUMENTS	717
*	DREYFUS GOVT CAS MGMT INST 289	VAR RT 12/31/2075 DD 06/03/97	REGISTERED INVESTMENT COMPANIES	570
*	DREYFUS GOVT CAS MGMT INST 289	VAR RT 12/31/2075 DD 06/03/97	REGISTERED INVESTMENT COMPANIES	1,448
*	DREYFUS GOVT CAS MGMT INST 289	VAR RT 12/31/2075 DD 06/03/97	REGISTERED INVESTMENT COMPANIES	4,312
*	DREYFUS GOVT CAS MGMT INST 289	VAR RT 12/31/2075 DD 06/03/97	REGISTERED INVESTMENT COMPANIES	4,610
*	DREYFUS GOVT CAS MGMT INST 289	VAR RT 12/31/2075 DD 06/03/97	REGISTERED INVESTMENT COMPANIES	54,004
	DUKE ENERGY CAROLINAS LLC	5.100% 04/15/2018 DD 04/14/08	CORPORATE DEBT INSTRUMENTS	318
	DUKE ENERGY CAROLINAS LLC	5.250% 01/15/2018 DD 01/10/08	CORPORATE DEBT INSTRUMENTS	328
	DUKE ENERGY CORP	3.350% 04/01/2015 DD 03/25/10	CORPORATE DEBT INSTRUMENTS	731
	DUKE ENERGY CORP	2.150% 11/15/2016 DD 11/17/11	CORPORATE DEBT INSTRUMENTS	1,034
	DUKE REALTY LP	5.950% 02/15/2017 DD 08/24/06	CORPORATE DEBT INSTRUMENTS	120
	DUKE REALTY LP	4.375% 06/15/2022 DD 06/11/12	CORPORATE DEBT INSTRUMENTS	577
	EATON CORP 144A	2.750% 11/02/2022 DD 11/20/12	CORPORATE DEBT INSTRUMENTS	608
	ECOLAB INC	1.450% 12/08/2017 DD 12/13/12	CORPORATE DEBT INSTRUMENTS	408
	ECOLAB INC	3.000% 12/08/2016 DD 12/08/11	CORPORATE DEBT INSTRUMENTS	2,237
	EDUCATION FUNDING CAPITAL 1 A2	VAR RT 12/15/2022 DD 05/12/04	CORPORATE DEBT INSTRUMENTS	220
	ELI LILLY & CO	5.200% 03/15/2017 DD 03/14/07	CORPORATE DEBT INSTRUMENTS	103
	EMERSON ELECTRIC CO	5.000% 12/15/2014 DD 12/11/02	CORPORATE DEBT INSTRUMENTS	114
	EMERSON ELECTRIC CO	5.375% 10/15/2017 DD 05/18/07	CORPORATE DEBT INSTRUMENTS	184
	ENCANA HOLDINGS FINANCE CORP	5.800% 05/01/2014 DD 05/13/04	CORPORATE DEBT INSTRUMENTS	186
	ENERGY TRANSFER PARTNERS LP	5.950% 02/01/2015 DD 01/18/05	CORPORATE DEBT INSTRUMENTS	575
	ENERGY TRANSFER PARTNERS LP	5.200% 02/01/2022 DD 01/17/12	CORPORATE DEBT INSTRUMENTS	941
	ENTERGY ARKANSAS INC	5.400% 08/01/2013 DD 07/17/08	CORPORATE DEBT INSTRUMENTS	1,130
	ENTERGY LOUISIANA LLC	1.875% 12/15/2014 DD 01/12/12	CORPORATE DEBT INSTRUMENTS	158
	ENTERPRISE FLEET FIN 1 A2 144A	1.140% 11/20/2017 DD 05/03/12	CORPORATE DEBT INSTRUMENTS	2,212
	ENTERPRISE PRODUCTS OPERATING	5.600% 10/15/2014 DD 10/04/04	CORPORATE DEBT INSTRUMENTS	171
	ENTERPRISE PRODUCTS OPERATING	3.200% 02/01/2016 DD 01/13/11	CORPORATE DEBT INSTRUMENTS	660
	ENTERPRISE PRODUCTS OPERATING	6.300% 09/15/2017 DD 09/04/07	CORPORATE DEBT INSTRUMENTS	756
	ENTERPRISE PRODUCTS OPERATING	3.200% 02/01/2016 DD 01/13/11	CORPORATE DEBT INSTRUMENTS	951
	ERAC USA FINANCE LLC 144A	1.400% 04/15/2016 DD 10/15/12	CORPORATE DEBT INSTRUMENTS	166
	ERAC USA FINANCE LLC 144A	2.750% 03/15/2017 DD 03/15/12	CORPORATE DEBT INSTRUMENTS	386
	ERP OPERATING LP	5.200% 04/01/2013 DD 03/19/03	CORPORATE DEBT INSTRUMENTS	124
	ERP OPERATING LP	5.375% 08/01/2016 DD 01/19/06	CORPORATE DEBT INSTRUMENTS	180
	EXELON CORP	4.900% 06/15/2015 DD 06/09/05	CORPORATE DEBT INSTRUMENTS	66
	EXPORT-IMPORT BANK OF KOREA	5.125% 03/16/2015 DD 03/16/05	CORPORATE DEBT INSTRUMENTS	109
	EXPORT-IMPORT BANK OF KOREA	5.875% 01/14/2015 DD 07/14/09	CORPORATE DEBT INSTRUMENTS	109
	EXPRESS SCRIPTS HOLDING C 144A	3.500% 11/15/2016 DD 11/21/11	CORPORATE DEBT INSTRUMENTS	1,335
	EXPRESS SCRIPTS HOLDING CO	6.250% 06/15/2014 DD 06/09/09	CORPORATE DEBT INSTRUMENTS	1,077
	FEDERAL FARM CR BK CONS BD	5.050% 11/06/2017 DD 08/06/08	U. S. GOVERNMENT SECURITIES	600
	FEDERAL FARM CR BK CONS BD	1.375% 06/25/2013 DD 05/25/10	U. S. GOVERNMENT SECURITIES	6,642

Attachment B

(In thousands)

Identity of Issuer	Maturity and Interest Rates	Description	Current Value

FEDERAL HOME LN BK CONS BD	5.375% 05/18/2016 DD 05/03/06	U. S. GOVERNMENT SECURITIES	361
FEDERAL HOME LN BK CONS BD	5.000% 12/21/2015 DD 11/04/05	U. S. GOVERNMENT SECURITIES	397
FEDERAL HOME LN BK CONS BD	5.250% 06/18/2014 DD 05/27/04	U. S. GOVERNMENT SECURITIES	494
FEDERAL HOME LN BK CONS BD	3.625% 10/18/2013 DD 09/15/08	U. S. GOVERNMENT SECURITIES	555
FEDERAL HOME LN BK CONS BD	5.500% 08/13/2014 DD 06/22/07	U. S. GOVERNMENT SECURITIES	1,520
FEDERAL HOME LN BK CONS BD	5.250% 06/18/2014 DD 05/27/04	U. S. GOVERNMENT SECURITIES	2,577
FEDERAL HOME LN BK CONS BD	3.625% 05/29/2013 DD 04/18/08	U. S. GOVERNMENT SECURITIES	3,144
FEDERAL HOME LN BK CONS BD	5.000% 03/14/2014 DD 02/08/07	U. S. GOVERNMENT SECURITIES	7,393
FEDERAL HOME LN MTG CORP	2.500% 04/23/2014 DD 04/24/09	U. S. GOVERNMENT SECURITIES	577
FEDERAL HOME LN MTG CORP	4.500% 01/15/2014 DD 01/16/04	U. S. GOVERNMENT SECURITIES	589
FEDERAL HOME LN MTG CORP	1.375% 02/25/2014 DD 01/06/11	U. S. GOVERNMENT SECURITIES	622
FEDERAL HOME LN MTG CORP	1.000% 09/27/2017 DD 09/27/12	U. S. GOVERNMENT SECURITIES	909
FEDERAL HOME LN MTG CORP	0.420% 06/19/2015 DD 12/19/12	U. S. GOVERNMENT SECURITIES	1,211
FEDERAL HOME LN MTG CORP	1.250% 08/01/2019 DD 07/30/12	U. S. GOVERNMENT SECURITIES	1,302
FEDERAL HOME LN MTG CORP	0.600% 05/22/2015 DD 05/22/12	U. S. GOVERNMENT SECURITIES	1,352
FEDERAL HOME LN MTG CORP	1.000% 08/20/2014 DD 07/26/11	U. S. GOVERNMENT SECURITIES	1,619
FEDERAL HOME LN MTG CORP	0.500% 11/27/2015 DD 11/27/12	U. S. GOVERNMENT SECURITIES	2,058
FEDERAL HOME LN MTG CORP	2.375% 01/13/2022 DD 01/13/12	U. S. GOVERNMENT SECURITIES	4,179
FEDERAL HOME LN MTG CORP	4.125% 09/27/2013 DD 08/20/08	U. S. GOVERNMENT SECURITIES	7,101
FEDERAL HOME LN MTG CORP	2.500% 04/23/2014 DD 04/24/09	U. S. GOVERNMENT SECURITIES	13,392
FEDERAL HOME LN MTG CORP DISC	MAT 05/21/2013	U. S. GOVERNMENT SECURITIES	5,396
FEDERAL HOME LN MTG CORP DISC	MAT 04/03/2013	U. S. GOVERNMENT SECURITIES	7,596
FEDERAL NATL MTG ASSN	4.625% 10/15/2014 DD 09/17/04	U. S. GOVERNMENT SECURITIES	405
FEDERAL NATL MTG ASSN	5.000% 04/15/2015 DD 03/30/05	U. S. GOVERNMENT SECURITIES	405
FEDERAL NATL MTG ASSN	4.375% 10/15/2015 DD 09/12/05	U. S. GOVERNMENT SECURITIES	529
FEDERAL NATL MTG ASSN	0.875% 08/28/2017 DD 07/20/12	U. S. GOVERNMENT SECURITIES	602
FEDERAL NATL MTG ASSN	0.875% 10/26/2017 DD 09/24/12	U. S. GOVERNMENT SECURITIES	1,205
FEDERAL NATL MTG ASSN	2.700% 03/28/2022 DD 03/28/12	U. S. GOVERNMENT SECURITIES	1,603
FEDERAL NATL MTG ASSN	0.875% 10/26/2017 DD 09/24/12	U. S. GOVERNMENT SECURITIES	1,607
FEDERAL NATL MTG ASSN	1.700% 08/28/2019 DD 08/28/12	U. S. GOVERNMENT SECURITIES	1,648
FEDERAL NATL MTG ASSN	1.250% 09/27/2018 DD 09/27/12	U. S. GOVERNMENT SECURITIES	1,684
FEDERAL NATL MTG ASSN	1.000% 09/23/2013 DD 08/06/10	U. S. GOVERNMENT SECURITIES	1,700
FEDERAL NATL MTG ASSN	0.600% 07/24/2015 DD 07/24/12	U. S. GOVERNMENT SECURITIES	2,161
FEDERAL NATL MTG ASSN	1.000% 09/23/2013 DD 08/06/10	U. S. GOVERNMENT SECURITIES	3,118
FEDERAL NATL MTG ASSN	1.125% 06/27/2014 DD 05/16/11	U. S. GOVERNMENT SECURITIES	3,141
FEDERAL NATL MTG ASSN	2.625% 11/20/2014 DD 10/26/09	U. S. GOVERNMENT SECURITIES	3,343
FEDERAL NATL MTG ASSN	3.000% 09/16/2014 DD 08/14/09	U. S. GOVERNMENT SECURITIES	5,447
FEDERAL NATL MTG ASSN	0.625% 10/30/2014 DD 09/27/11	U. S. GOVERNMENT SECURITIES	6,641
FEDERAL NATL MTG ASSN	4.625% 10/15/2014 DD 09/17/04	U. S. GOVERNMENT SECURITIES	7,542
FHA GMAC PROJ #56 221-D4	7.430% 11/01/2022 DD 09/01/82	U. S. GOVERNMENT SECURITIES	83
FHA INSD PROJ 16TH REILLY MTG	7.000% 04/10/2027 DD 07/01/98	U. S. GOVERNMENT SECURITIES	9
FHA PROJ 221 CL D4 REILLY	7.430% 05/01/2022	U. S. GOVERNMENT SECURITIES	18
FHLMC POOL #08-8658	5.500% 03/01/2017 DD 03/01/02	U. S. GOVERNMENT SECURITIES	42
FHLMC POOL #1B-8062	VAR RT 03/01/2041 DD 02/01/11	U. S. GOVERNMENT SECURITIES	98
FHLMC POOL #1G-1616	VAR RT 03/01/2037 DD 03/01/07	U. S. GOVERNMENT SECURITIES	161
FHLMC POOL #1H-2605	VAR RT 04/01/2036 DD 04/01/06	U. S. GOVERNMENT SECURITIES	127
FHLMC POOL #1J-1018	VAR RT 04/01/2038 DD 03/01/08	U. S. GOVERNMENT SECURITIES	430
FHLMC POOL #2B-0646	VAR RT 07/01/2042 DD 07/01/12	U. S. GOVERNMENT SECURITIES	201
FHLMC POOL #57-8229	7.000% 03/01/2032 DD 04/01/02	U. S. GOVERNMENT SECURITIES	4
FHLMC POOL #78-1285	VAR RT 02/01/2034 DD 02/01/04	U. S. GOVERNMENT SECURITIES	137
FHLMC POOL #84-5355	VAR RT 05/01/2023 DD 05/01/93	U. S. GOVERNMENT SECURITIES	19
FHLMC POOL #84-7611	VAR RT 08/01/2035 DD 09/01/06	U. S. GOVERNMENT SECURITIES	265
FHLMC POOL #A1-0444	5.000% 06/01/2033 DD 06/01/03	U. S. GOVERNMENT SECURITIES	47
FHLMC POOL #A1-1745	4.500% 08/01/2033 DD 08/01/03	U. S. GOVERNMENT SECURITIES	48
FHLMC POOL #A1-1978	5.500% 08/01/2033 DD 07/01/03	U. S. GOVERNMENT SECURITIES	118
FHLMC POOL #A1-3973	5.500% 10/01/2033 DD 09/01/03	U. S. GOVERNMENT SECURITIES	12
FHLMC POOL #A1-4481	4.500% 10/01/2033 DD 10/01/03	U. S. GOVERNMENT SECURITIES	181
FHLMC POOL #A1-4613	5.000% 10/01/2033 DD 10/01/03	U. S. GOVERNMENT SECURITIES	209
FHLMC POOL #A1-5024	6.000% 10/01/2033 DD 10/01/03	U. S. GOVERNMENT SECURITIES	4
FHLMC POOL #A1-6006	6.000% 10/01/2033 DD 11/01/03	U. S. GOVERNMENT SECURITIES	71
FHLMC POOL #A1-6199	7.000% 04/01/2031 DD 11/01/03	U. S. GOVERNMENT SECURITIES	50
FHLMC POOL #A1-7988	5.500% 01/01/2034 DD 01/01/04	U. S. GOVERNMENT SECURITIES	7
FHLMC POOL #A1-8589	6.500% 01/01/2034 DD 02/01/04	U. S. GOVERNMENT SECURITIES	35
FHLMC POOL #A2-0151	4.500% 03/01/2034 DD 03/01/04	U. S. GOVERNMENT SECURITIES	45
FHLMC POOL #A2-2224	5.000% 05/01/2034 DD 05/01/04	U. S. GOVERNMENT SECURITIES	269
FHLMC POOL #A2-3249	5.000% 06/01/2034 DD 06/01/04	U. S. GOVERNMENT SECURITIES	9
FHLMC POOL #A2-3276	5.000% 03/01/2034 DD 05/01/04	U. S. GOVERNMENT SECURITIES	55
FHLMC POOL #A2-3561	5.000% 06/01/2034 DD 06/01/04	U. S. GOVERNMENT SECURITIES	19
FHLMC POOL #A2-3564	5.000% 06/01/2034 DD 06/01/04	U. S. GOVERNMENT SECURITIES	4
FHLMC POOL #A2-3982	5.500% 06/01/2034 DD 06/01/04	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #A2-4720	5.500% 07/01/2034 DD 07/01/04	U. S. GOVERNMENT SECURITIES	45
FHLMC POOL #A2-5473	6.000% 08/01/2034 DD 08/01/04	U. S. GOVERNMENT SECURITIES	15
FHLMC POOL #A2-6073	6.000% 08/01/2034 DD 08/01/04	U. S. GOVERNMENT SECURITIES	19
FHLMC POOL #A2-6271	5.500% 09/01/2034 DD 09/01/04	U. S. GOVERNMENT SECURITIES	147
FHLMC POOL #A2-6522	5.500% 09/01/2034 DD 09/01/04	U. S. GOVERNMENT SECURITIES	24
FHLMC POOL #A2-6804	5.500% 09/01/2034 DD 09/01/04	U. S. GOVERNMENT SECURITIES	133
FHLMC POOL #A2-7916	5.500% 10/01/2034 DD 10/01/04	U. S. GOVERNMENT SECURITIES	62
FHLMC POOL #A3-3885	6.000% 03/01/2035 DD 03/01/05	U. S. GOVERNMENT SECURITIES	68
FHLMC POOL #A3-5885	6.000% 06/01/2035 DD 07/01/05	U. S. GOVERNMENT SECURITIES	30
FHLMC POOL #A4-1947	5.500% 01/01/2036 DD 01/01/06	U. S. GOVERNMENT SECURITIES	87
FHLMC POOL #A4-2669	6.000% 02/01/2036 DD 02/01/06	U. S. GOVERNMENT SECURITIES	95
FHLMC POOL #A4-6755	6.000% 08/01/2035 DD 08/01/05	U. S. GOVERNMENT SECURITIES	4
FHLMC POOL #A4-7273	5.500% 10/01/2035 DD 10/01/05	U. S. GOVERNMENT SECURITIES	21
FHLMC POOL #A4-9344	6.000% 06/01/2036 DD 05/01/06	U. S. GOVERNMENT SECURITIES	70
FHLMC POOL #A5-0618	6.000% 07/01/2036 DD 07/01/06	U. S. GOVERNMENT SECURITIES	81
FHLMC POOL #A5-1418	6.000% 08/01/2036 DD 08/01/06	U. S. GOVERNMENT SECURITIES	106
FHLMC POOL #A5-4665	6.000% 05/01/2036 DD 06/01/06	U. S. GOVERNMENT SECURITIES	63
FHLMC POOL #A6-1466	6.000% 03/01/2037 DD 03/01/07	U. S. GOVERNMENT SECURITIES	65
FHLMC POOL #A6-3982	6.000% 08/01/2037 DD 08/01/07	U. S. GOVERNMENT SECURITIES	76
FHLMC POOL #A6-5456	6.000% 09/01/2037 DD 09/01/07	U. S. GOVERNMENT SECURITIES	8
FHLMC POOL #A6-5457	6.000% 09/01/2037 DD 09/01/07	U. S. GOVERNMENT SECURITIES	32
FHLMC POOL #A6-5579	6.000% 09/01/2037 DD 09/01/07	U. S. GOVERNMENT SECURITIES	49
FHLMC POOL #A6-5580	6.000% 09/01/2037 DD 09/01/07	U. S. GOVERNMENT SECURITIES	18
FHLMC POOL #A6-5581	6.000% 09/01/2037 DD 09/01/07	U. S. GOVERNMENT SECURITIES	35
FHLMC POOL #A6-5582	6.000% 09/01/2037 DD 09/01/07	U. S. GOVERNMENT SECURITIES	17

Attachment B

(In thousands)

Identity of Issuer	Maturity and Interest Rates	Description	Current Value

FHLMC POOL #A6-5583	6.000% 09/01/2037 DD 09/01/07	U. S. GOVERNMENT SECURITIES	23
FHLMC POOL #A6-5954	6.000% 09/01/2037 DD 09/01/07	U. S. GOVERNMENT SECURITIES	21
FHLMC POOL #A6-5958	6.000% 09/01/2037 DD 09/01/07	U. S. GOVERNMENT SECURITIES	18
FHLMC POOL #A6-5968	6.000% 09/01/2037 DD 09/01/07	U. S. GOVERNMENT SECURITIES	15
FHLMC POOL #A6-5969	6.000% 09/01/2037 DD 09/01/07	U. S. GOVERNMENT SECURITIES	14
FHLMC POOL #A6-5991	6.000% 10/01/2037 DD 09/01/07	U. S. GOVERNMENT SECURITIES	20
FHLMC POOL #A6-6890	6.000% 10/01/2037 DD 10/01/07	U. S. GOVERNMENT SECURITIES	32
FHLMC POOL #A6-7877	6.000% 04/01/2037 DD 06/01/07	U. S. GOVERNMENT SECURITIES	12
FHLMC POOL #A7-2610	6.000% 02/01/2038 DD 02/01/08	U. S. GOVERNMENT SECURITIES	36
FHLMC POOL #A7-2617	6.000% 02/01/2038 DD 02/01/08	U. S. GOVERNMENT SECURITIES	40
FHLMC POOL #A7-3274	6.000% 02/01/2038 DD 02/01/08	U. S. GOVERNMENT SECURITIES	17
FHLMC POOL #A7-4388	6.000% 03/01/2038 DD 03/01/08	U. S. GOVERNMENT SECURITIES	68
FHLMC POOL #A7-5427	6.000% 03/01/2038 DD 03/01/08	U. S. GOVERNMENT SECURITIES	21
FHLMC POOL #A7-9211	6.000% 07/01/2038 DD 06/01/08	U. S. GOVERNMENT SECURITIES	52
FHLMC POOL #A8-0687	6.000% 08/01/2038 DD 08/01/08	U. S. GOVERNMENT SECURITIES	25
FHLMC POOL #A8-2134	6.000% 10/01/2038 DD 09/01/08	U. S. GOVERNMENT SECURITIES	215
FHLMC POOL #A8-2377	6.000% 10/01/2038 DD 10/01/08	U. S. GOVERNMENT SECURITIES	22
FHLMC POOL #A8-2395	6.000% 10/01/2038 DD 10/01/08	U. S. GOVERNMENT SECURITIES	41
FHLMC POOL #A8-2706	6.000% 10/01/2038 DD 10/01/08	U. S. GOVERNMENT SECURITIES	38
FHLMC POOL #A8-2776	6.000% 01/01/2039 DD 01/01/09	U. S. GOVERNMENT SECURITIES	6
FHLMC POOL #A8-3321	5.500% 11/01/2038 DD 12/01/08	U. S. GOVERNMENT SECURITIES	208
FHLMC POOL #A8-3928	6.000% 01/01/2039 DD 12/01/08	U. S. GOVERNMENT SECURITIES	12
FHLMC POOL #A8-3935	6.000% 01/01/2039 DD 12/01/08	U. S. GOVERNMENT SECURITIES	24
FHLMC POOL #A8-4083	6.000% 01/01/2039 DD 01/01/09	U. S. GOVERNMENT SECURITIES	14
FHLMC POOL #A8-4100	6.000% 01/01/2039 DD 01/01/09	U. S. GOVERNMENT SECURITIES	6
FHLMC POOL #A8-4146	6.000% 01/01/2039 DD 01/01/09	U. S. GOVERNMENT SECURITIES	7
FHLMC POOL #A8-8593	4.500% 09/01/2039 DD 09/01/09	U. S. GOVERNMENT SECURITIES	61
FHLMC POOL #A8-9327	4.500% 10/01/2039 DD 10/01/09	U. S. GOVERNMENT SECURITIES	81
FHLMC POOL #A9-3101	5.000% 07/01/2040 DD 07/01/10	U. S. GOVERNMENT SECURITIES	1,648
FHLMC POOL #A9-3443	5.000% 08/01/2040 DD 08/01/10	U. S. GOVERNMENT SECURITIES	2,501
FHLMC POOL #A9-5796	4.000% 12/01/2040 DD 12/01/10	U. S. GOVERNMENT SECURITIES	7,222
FHLMC POOL #A9-6385	4.000% 01/01/2041 DD 01/01/11	U. S. GOVERNMENT SECURITIES	5,556
FHLMC POOL #A9-6584	4.000% 02/01/2041 DD 01/01/11	U. S. GOVERNMENT SECURITIES	4,676
FHLMC POOL #A9-7113	4.000% 02/01/2041 DD 02/01/11	U. S. GOVERNMENT SECURITIES	2,493
FHLMC POOL #B1-0184	5.500% 10/01/2018 DD 10/01/03	U. S. GOVERNMENT SECURITIES	14
FHLMC POOL #B1-0643	5.000% 11/01/2018 DD 11/01/03	U. S. GOVERNMENT SECURITIES	30
FHLMC POOL #B1-1066	5.000% 11/01/2018 DD 11/01/03	U. S. GOVERNMENT SECURITIES	22
FHLMC POOL #B1-3238	5.000% 04/01/2019 DD 04/01/04	U. S. GOVERNMENT SECURITIES	140
FHLMC POOL #B1-3628	4.000% 04/01/2019 DD 04/01/04	U. S. GOVERNMENT SECURITIES	23
FHLMC POOL #B1-3801	4.500% 04/01/2019 DD 04/01/04	U. S. GOVERNMENT SECURITIES	75
FHLMC POOL #B1-4755	4.000% 05/01/2019 DD 05/01/04	U. S. GOVERNMENT SECURITIES	111
FHLMC POOL #B1-5090	4.500% 06/01/2019 DD 06/01/04	U. S. GOVERNMENT SECURITIES	48
FHLMC POOL #B1-7813	4.500% 02/01/2020 DD 02/01/05	U. S. GOVERNMENT SECURITIES	12
FHLMC POOL #C0-0353	8.500% 06/01/2024 DD 06/01/94	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #C0-0503	6.500% 03/01/2027 DD 03/01/97	U. S. GOVERNMENT SECURITIES	13
FHLMC POOL #C0-0509	7.500% 04/01/2027 DD 04/01/97	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #C0-0550	7.500% 09/01/2027 DD 09/01/97	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #C0-0551	8.000% 09/01/2027 DD 09/01/97	U. S. GOVERNMENT SECURITIES	3
FHLMC POOL #C0-0604	6.000% 04/01/2028 DD 04/01/98	U. S. GOVERNMENT SECURITIES	8
FHLMC POOL #C0-0636	7.500% 07/01/2028 DD 07/01/98	U. S. GOVERNMENT SECURITIES	3
FHLMC POOL #C0-0647	6.500% 09/01/2028 DD 09/01/98	U. S. GOVERNMENT SECURITIES	17
FHLMC POOL #C0-0680	6.000% 11/01/2028 DD 11/01/98	U. S. GOVERNMENT SECURITIES	29
FHLMC POOL #C0-0690	6.000% 12/01/2028 DD 12/01/98	U. S. GOVERNMENT SECURITIES	10
FHLMC POOL #C0-0712	6.500% 02/01/2029 DD 02/01/99	U. S. GOVERNMENT SECURITIES	8
FHLMC POOL #C0-0738	5.500% 02/01/2029 DD 02/01/99	U. S. GOVERNMENT SECURITIES	16
FHLMC POOL #C0-0760	6.500% 05/01/2029 DD 05/01/99	U. S. GOVERNMENT SECURITIES	7
FHLMC POOL #C0-0778	7.000% 06/01/2029 DD 06/01/99	U. S. GOVERNMENT SECURITIES	3
FHLMC POOL #C0-0835	6.500% 07/01/2029 DD 07/01/99	U. S. GOVERNMENT SECURITIES	3
FHLMC POOL #C0-0860	7.000% 09/01/2029 DD 09/01/99	U. S. GOVERNMENT SECURITIES	6
FHLMC POOL #C0-0872	6.000% 09/01/2029 DD 09/01/99	U. S. GOVERNMENT SECURITIES	7
FHLMC POOL #C0-0874	7.000% 10/01/2029 DD 10/01/99	U. S. GOVERNMENT SECURITIES	11
FHLMC POOL #C0-0879	8.000% 10/01/2029 DD 10/01/99	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #C0-0933	7.500% 03/01/2030 DD 03/01/00	U. S. GOVERNMENT SECURITIES	3
FHLMC POOL #C0-0986	7.000% 05/01/2030 DD 05/01/00	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #C0-0987	7.500% 05/01/2030 DD 05/01/00	U. S. GOVERNMENT SECURITIES	3
FHLMC POOL #C0-1009	7.500% 06/01/2030 DD 06/01/00	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #C0-1026	8.500% 07/01/2030 DD 07/01/00	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #C0-1033	7.500% 08/01/2030 DD 08/01/00	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #C0-1079	7.500% 10/01/2030 DD 10/01/00	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #C0-1131	6.500% 01/01/2031 DD 01/01/01	U. S. GOVERNMENT SECURITIES	4
FHLMC POOL #C0-1166	6.000% 04/01/2031 DD 04/01/01	U. S. GOVERNMENT SECURITIES	9
FHLMC POOL #C0-1172	6.500% 05/01/2031 DD 05/01/01	U. S. GOVERNMENT SECURITIES	21
FHLMC POOL #C0-1211	7.000% 08/01/2031 DD 08/01/01	U. S. GOVERNMENT SECURITIES	20
FHLMC POOL #C0-1244	6.500% 10/01/2031 DD 10/01/01	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #C0-1283	5.500% 11/01/2031 DD 11/01/01	U. S. GOVERNMENT SECURITIES	5
FHLMC POOL #C0-1286	6.000% 01/01/2032 DD 01/01/02	U. S. GOVERNMENT SECURITIES	141
FHLMC POOL #C0-1291	7.000% 12/01/2031 DD 12/01/01	U. S. GOVERNMENT SECURITIES	27
FHLMC POOL #C0-1292	6.000% 02/01/2032 DD 02/01/02	U. S. GOVERNMENT SECURITIES	41
FHLMC POOL #C0-1297	6.500% 02/01/2032 DD 02/01/02	U. S. GOVERNMENT SECURITIES	14
FHLMC POOL #C0-1316	6.000% 03/01/2032 DD 03/01/02	U. S. GOVERNMENT SECURITIES	12
FHLMC POOL #C0-1333	5.500% 02/01/2032 DD 02/01/02	U. S. GOVERNMENT SECURITIES	29
FHLMC POOL #C0-1385	6.500% 08/01/2032 DD 08/01/02	U. S. GOVERNMENT SECURITIES	24
FHLMC POOL #C0-1410	6.000% 10/01/2032 DD 10/01/02	U. S. GOVERNMENT SECURITIES	27
FHLMC POOL #C0-1428	5.500% 11/01/2032 DD 11/01/02	U. S. GOVERNMENT SECURITIES	40
FHLMC POOL #C0-1435	6.000% 12/01/2032 DD 12/01/02	U. S. GOVERNMENT SECURITIES	26
FHLMC POOL #C0-1443	5.500% 01/01/2033 DD 01/01/03	U. S. GOVERNMENT SECURITIES	263
FHLMC POOL #C0-1444	6.000% 01/01/2033 DD 01/01/03	U. S. GOVERNMENT SECURITIES	9
FHLMC POOL #C0-1501	5.500% 03/01/2033 DD 03/01/03	U. S. GOVERNMENT SECURITIES	78
FHLMC POOL #C0-1511	6.000% 03/01/2033 DD 03/01/03	U. S. GOVERNMENT SECURITIES	24
FHLMC POOL #C0-1582	5.500% 07/01/2033 DD 07/01/03	U. S. GOVERNMENT SECURITIES	226
FHLMC POOL #C0-1598	5.000% 08/01/2033 DD 08/01/03	U. S. GOVERNMENT SECURITIES	338
FHLMC POOL #C0-1623	5.500% 09/01/2033 DD 09/01/03	U. S. GOVERNMENT SECURITIES	63
FHLMC POOL #C0-1676	6.000% 11/01/2033 DD 11/01/03	U. S. GOVERNMENT SECURITIES	70
FHLMC POOL #C0-1701	6.500% 09/01/2033 DD 09/01/03	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #C0-1839	5.000% 05/01/2034 DD 05/01/04	U. S. GOVERNMENT SECURITIES	130

Attachment B

(In thousands)

Identity of Issuer	Maturity and Interest Rates	Description	Current Value

FHLMC POOL #C0-2964	6.000% 07/01/2037 DD 07/01/07	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #C0-3404	4.500% 09/01/2039 DD 09/01/09	U. S. GOVERNMENT SECURITIES	1,523
FHLMC POOL #C0-3412	4.500% 10/01/2039 DD 10/01/09	U. S. GOVERNMENT SECURITIES	214
FHLMC POOL #C0-4247	3.000% 11/01/2042 DD 11/01/12	U. S. GOVERNMENT SECURITIES	6,181
FHLMC POOL #C1-0246	6.000% 05/01/2028 DD 05/01/98	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #C1-9923	6.000% 01/01/2029 DD 01/01/99	U. S. GOVERNMENT SECURITIES	48
FHLMC POOL #C2-1388	9.500% 01/01/2029 DD 01/01/99	U. S. GOVERNMENT SECURITIES	9
FHLMC POOL #C2-1994	6.000% 02/01/2029 DD 02/01/99	U. S. GOVERNMENT SECURITIES	10
FHLMC POOL #C2-3191	6.000% 03/01/2029 DD 03/01/99	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #C2-3768	7.000% 03/01/2029 DD 03/01/99	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #C2-3776	6.000% 03/01/2029 DD 03/01/99	U. S. GOVERNMENT SECURITIES	16
FHLMC POOL #C2-4018	6.000% 01/01/2029 DD 03/01/99	U. S. GOVERNMENT SECURITIES	16
FHLMC POOL #C2-7046	6.000% 05/01/2029 DD 05/01/99	U. S. GOVERNMENT SECURITIES	5
FHLMC POOL #C2-8088	7.000% 06/01/2029 DD 06/01/99	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #C2-8267	7.000% 05/01/2029 DD 06/01/99	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #C2-8631	7.000% 07/01/2029 DD 07/01/99	U. S. GOVERNMENT SECURITIES	8
FHLMC POOL #C3-7311	7.500% 03/01/2030 DD 03/01/00	U. S. GOVERNMENT SECURITIES	7
FHLMC POOL #C3-7515	7.500% 04/01/2030 DD 04/01/00	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #C3-8567	8.000% 05/01/2030 DD 05/01/00	U. S. GOVERNMENT SECURITIES	3
FHLMC POOL #C3-8898	6.500% 03/01/2029 DD 05/01/00	U. S. GOVERNMENT SECURITIES	26
FHLMC POOL #C4-1711	7.500% 08/01/2030 DD 08/01/00	U. S. GOVERNMENT SECURITIES	4
FHLMC POOL #C4-1887	7.500% 09/01/2030 DD 09/01/00	U. S. GOVERNMENT SECURITIES	6
FHLMC POOL #C4-5817	7.500% 12/01/2030 DD 12/01/00	U. S. GOVERNMENT SECURITIES	25
FHLMC POOL #C4-6037	7.000% 12/01/2030 DD 12/01/00	U. S. GOVERNMENT SECURITIES	6
FHLMC POOL #C4-6068	7.000% 12/01/2030 DD 12/01/00	U. S. GOVERNMENT SECURITIES	3
FHLMC POOL #C5-1333	7.000% 05/01/2031 DD 05/01/01	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #C5-3589	6.500% 06/01/2031 DD 06/01/01	U. S. GOVERNMENT SECURITIES	9
FHLMC POOL #C5-3683	6.000% 06/01/2031 DD 06/01/01	U. S. GOVERNMENT SECURITIES	9
FHLMC POOL #C5-6966	6.500% 08/01/2031 DD 08/01/01	U. S. GOVERNMENT SECURITIES	14
FHLMC POOL #C5-8215	6.500% 09/01/2031 DD 09/01/01	U. S. GOVERNMENT SECURITIES	21
FHLMC POOL #C6-1792	7.000% 12/01/2031 DD 12/01/01	U. S. GOVERNMENT SECURITIES	3
FHLMC POOL #C6-2033	6.500% 11/01/2031 DD 12/01/01	U. S. GOVERNMENT SECURITIES	14
FHLMC POOL #C6-2923	6.500% 01/01/2032 DD 01/01/02	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #C6-3581	6.000% 02/01/2032 DD 01/01/02	U. S. GOVERNMENT SECURITIES	41
FHLMC POOL #C6-8269	7.000% 06/01/2032 DD 06/01/02	U. S. GOVERNMENT SECURITIES	99
FHLMC POOL #C6-9013	7.000% 07/01/2032 DD 07/01/02	U. S. GOVERNMENT SECURITIES	127
FHLMC POOL #C6-9598	6.500% 08/01/2032 DD 07/01/02	U. S. GOVERNMENT SECURITIES	41
FHLMC POOL #C7-0220	6.500% 08/01/2032 DD 08/01/02	U. S. GOVERNMENT SECURITIES	16
FHLMC POOL #C7-0698	6.000% 09/01/2032 DD 09/01/02	U. S. GOVERNMENT SECURITIES	34
FHLMC POOL #C7-2911	6.000% 11/01/2032 DD 11/01/02	U. S. GOVERNMENT SECURITIES	146
FHLMC POOL #C7-4865	6.500% 10/01/2032 DD 12/01/02	U. S. GOVERNMENT SECURITIES	11
FHLMC POOL #C7-5331	6.500% 08/01/2032 DD 12/01/02	U. S. GOVERNMENT SECURITIES	17
FHLMC POOL #C7-6773	5.500% 03/01/2033 DD 02/01/03	U. S. GOVERNMENT SECURITIES	133
FHLMC POOL #C7-7450	5.000% 03/01/2033 DD 03/01/03	U. S. GOVERNMENT SECURITIES	67
FHLMC POOL #C7-8238	5.500% 04/01/2033 DD 04/01/03	U. S. GOVERNMENT SECURITIES	39
FHLMC POOL #C7-9885	5.500% 06/01/2033 DD 05/01/03	U. S. GOVERNMENT SECURITIES	168
FHLMC POOL #C8-0090	6.000% 01/01/2024 DD 01/01/94	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #C8-0112	7.000% 02/01/2024 DD 02/01/94	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #C8-0137	6.500% 04/01/2024 DD 04/01/94	U. S. GOVERNMENT SECURITIES	8
FHLMC POOL #C8-0239	8.500% 11/01/2024 DD 11/01/94	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #C8-0252	8.500% 01/01/2025 DD 01/01/95	U. S. GOVERNMENT SECURITIES	3
FHLMC POOL #C8-0373	7.500% 01/01/2026 DD 01/01/96	U. S. GOVERNMENT SECURITIES	3
FHLMC POOL #C8-0391	7.000% 03/01/2026 DD 03/01/96	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #C9-0234	6.000% 10/01/2018 DD 10/01/98	U. S. GOVERNMENT SECURITIES	4
FHLMC POOL #C9-0325	6.500% 02/01/2020 DD 02/01/00	U. S. GOVERNMENT SECURITIES	6
FHLMC POOL #C9-0482	6.500% 09/01/2021 DD 09/01/01	U. S. GOVERNMENT SECURITIES	34
FHLMC POOL #C9-0654	5.500% 04/01/2023 DD 04/01/03	U. S. GOVERNMENT SECURITIES	123
FHLMC POOL #C9-0675	5.000% 05/01/2023 DD 05/01/03	U. S. GOVERNMENT SECURITIES	26
FHLMC POOL #C9-0779	5.000% 01/01/2024 DD 01/01/04	U. S. GOVERNMENT SECURITIES	129
FHLMC POOL #C9-0800	4.500% 12/01/2023 DD 12/01/03	U. S. GOVERNMENT SECURITIES	139
FHLMC POOL #C9-0836	5.000% 06/01/2024 DD 06/01/04	U. S. GOVERNMENT SECURITIES	106
FHLMC POOL #C9-0892	5.000% 04/01/2025 DD 04/01/05	U. S. GOVERNMENT SECURITIES	74
FHLMC POOL #C9-1026	5.500% 04/01/2027 DD 04/01/07	U. S. GOVERNMENT SECURITIES	51
FHLMC POOL #C9-1238	5.000% 01/01/2029 DD 01/01/09	U. S. GOVERNMENT SECURITIES	16
FHLMC POOL #CO-O495	7.000% 01/01/2027 DD 01/01/97	U. S. GOVERNMENT SECURITIES	7
FHLMC POOL #D5-0469	6.500% 03/01/2024 DD 03/01/94	U. S. GOVERNMENT SECURITIES	16
FHLMC POOL #D5-0651	6.000% 03/01/2024 DD 03/01/94	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #D5-1042	7.000% 04/01/2024 DD 04/01/94	U. S. GOVERNMENT SECURITIES	6
FHLMC POOL #D5-1943	7.000% 04/01/2024 DD 04/01/94	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #D5-2395	7.000% 05/01/2024 DD 04/01/94	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #D5-2991	7.500% 05/01/2024 DD 05/01/94	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #D5-3833	7.000% 06/01/2024 DD 06/01/94	U. S. GOVERNMENT SECURITIES	6
FHLMC POOL #D6-2099	8.500% 03/01/2025 DD 07/01/95	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #D6-6218	6.500% 12/01/2025 DD 12/01/95	U. S. GOVERNMENT SECURITIES	8
FHLMC POOL #D7-1261	7.500% 05/01/2026 DD 05/01/96	U. S. GOVERNMENT SECURITIES	3
FHLMC POOL #D7-1458	7.000% 05/01/2026 DD 05/01/96	U. S. GOVERNMENT SECURITIES	3
FHLMC POOL #D7-5206	9.000% 10/01/2026 DD 10/01/96	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #D7-5724	7.500% 04/01/2024 DD 10/01/96	U. S. GOVERNMENT SECURITIES	4
FHLMC POOL #D7-7650	7.500% 01/01/2027 DD 01/01/97	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #D7-9625	7.500% 04/01/2027 DD 04/01/97	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #D7-9666	7.500% 04/01/2027 DD 04/01/97	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #D8-1285	7.000% 07/01/2027 DD 07/01/97	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #D8-6140	6.500% 10/01/2027 DD 02/01/98	U. S. GOVERNMENT SECURITIES	4
FHLMC POOL #D9-5464	6.000% 06/01/2022 DD 06/01/02	U. S. GOVERNMENT SECURITIES	81
FHLMC POOL #D9-5720	5.500% 11/01/2022 DD 12/01/02	U. S. GOVERNMENT SECURITIES	40
FHLMC POOL #E0-0552	6.500% 06/01/2013 DD 06/01/98	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #E0-0617	5.500% 01/01/2014 DD 01/01/99	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #E0-0627	5.500% 02/01/2014 DD 02/01/99	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #E0-0676	5.500% 06/01/2014 DD 06/01/99	U. S. GOVERNMENT SECURITIES	4
FHLMC POOL #E0-0720	6.000% 07/01/2014 DD 07/01/99	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #E0-0846	7.500% 05/01/2015 DD 05/01/00	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #E0-0863	8.000% 07/01/2015 DD 07/01/00	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #E0-0894	8.500% 06/01/2015 DD 06/01/00	U. S. GOVERNMENT SECURITIES	3
FHLMC POOL #E0-0912	8.500% 08/01/2015 DD 08/01/00	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #E0-0935	8.500% 10/01/2015 DD 10/01/00	U. S. GOVERNMENT SECURITIES	15

Attachment B

(In thousands)

Identity of Issuer	Maturity and Interest Rates	Description	Current Value

FHLMC POOL #E0-0975	6.000% 05/01/2016 DD 05/01/01	U. S. GOVERNMENT SECURITIES	10
FHLMC POOL #E0-1139	6.000% 04/01/2017 DD 04/01/02	U. S. GOVERNMENT SECURITIES	6
FHLMC POOL #E0-1157	6.000% 06/01/2017 DD 06/01/02	U. S. GOVERNMENT SECURITIES	19
FHLMC POOL #E0-1307	5.000% 02/01/2018 DD 02/01/03	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #E0-1377	4.500% 05/01/2018 DD 05/01/03	U. S. GOVERNMENT SECURITIES	236
FHLMC POOL #E0-1386	5.000% 06/01/2018 DD 06/01/03	U. S. GOVERNMENT SECURITIES	30
FHLMC POOL #E0-1590	5.000% 02/01/2019 DD 02/01/04	U. S. GOVERNMENT SECURITIES	56
FHLMC POOL #E0-1641	4.500% 05/01/2019 DD 05/01/04	U. S. GOVERNMENT SECURITIES	152
FHLMC POOL #E0-2866	4.000% 04/01/2026 DD 04/01/11	U. S. GOVERNMENT SECURITIES	401
FHLMC POOL #E0-2920	3.500% 06/01/2026 DD 06/01/11	U. S. GOVERNMENT SECURITIES	1,251
FHLMC POOL #E0-4116	2.500% 11/01/2027 DD 11/01/12	U. S. GOVERNMENT SECURITIES	4,473
FHLMC POOL #E7-5219	6.000% 03/01/2014 DD 02/01/99	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #E7-5945	5.500% 04/01/2014 DD 04/01/99	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #E7-6435	6.500% 04/01/2014 DD 04/01/99	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #E7-6730	6.000% 05/01/2014 DD 05/01/99	U. S. GOVERNMENT SECURITIES	4
FHLMC POOL #E7-7099	6.000% 05/01/2014 DD 05/01/99	U. S. GOVERNMENT SECURITIES	3
FHLMC POOL #E7-7576	6.500% 06/01/2014 DD 06/01/99	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #E7-8829	6.000% 10/01/2014 DD 10/01/99	U. S. GOVERNMENT SECURITIES	8
FHLMC POOL #E8-1255	8.500% 08/01/2015 DD 08/01/00	U. S. GOVERNMENT SECURITIES	20
FHLMC POOL #E8-2712	6.000% 03/01/2016 DD 03/01/01	U. S. GOVERNMENT SECURITIES	6
FHLMC POOL #E8-3736	6.000% 05/01/2016 DD 05/01/01	U. S. GOVERNMENT SECURITIES	15
FHLMC POOL #E8-4024	6.000% 06/01/2016 DD 06/01/01	U. S. GOVERNMENT SECURITIES	18
FHLMC POOL #E8-4440	5.500% 07/01/2016 DD 07/01/01	U. S. GOVERNMENT SECURITIES	23
FHLMC POOL #E8-4720	6.500% 07/01/2016 DD 07/01/01	U. S. GOVERNMENT SECURITIES	4
FHLMC POOL #E8-7932	6.000% 02/01/2017 DD 02/01/02	U. S. GOVERNMENT SECURITIES	3
FHLMC POOL #E8-8194	6.000% 02/01/2017 DD 02/01/02	U. S. GOVERNMENT SECURITIES	14
FHLMC POOL #E8-8215	6.000% 03/01/2017 DD 02/01/02	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #E8-8346	6.000% 03/01/2017 DD 03/01/02	U. S. GOVERNMENT SECURITIES	8
FHLMC POOL #E9-0288	6.000% 06/01/2017 DD 06/01/02	U. S. GOVERNMENT SECURITIES	16
FHLMC POOL #E9-2902	5.000% 12/01/2017 DD 12/01/02	U. S. GOVERNMENT SECURITIES	57
FHLMC POOL #E9-3331	5.000% 01/01/2018 DD 12/01/02	U. S. GOVERNMENT SECURITIES	149
FHLMC POOL #E9-3956	5.000% 01/01/2018 DD 01/01/03	U. S. GOVERNMENT SECURITIES	50
FHLMC POOL #E9-9010	4.500% 09/01/2018 DD 08/01/03	U. S. GOVERNMENT SECURITIES	142
FHLMC POOL #E9-9739	5.000% 08/01/2018 DD 09/01/03	U. S. GOVERNMENT SECURITIES	10
FHLMC POOL #E9-9763	4.500% 09/01/2018 DD 09/01/03	U. S. GOVERNMENT SECURITIES	6
FHLMC POOL #E9-9764	4.500% 09/01/2018 DD 09/01/03	U. S. GOVERNMENT SECURITIES	6
FHLMC POOL #G0-0326	9.000% 03/01/2024 DD 04/01/95	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #G0-0367	10.000% 04/01/2025 DD 06/01/95	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #G0-0410	6.000% 10/01/2025 DD 10/01/95	U. S. GOVERNMENT SECURITIES	8
FHLMC POOL #G0-0438	7.000% 12/01/2025 DD 02/01/96	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #G0-0454	6.500% 02/01/2026 DD 03/01/96	U. S. GOVERNMENT SECURITIES	14
FHLMC POOL #G0-0699	7.000% 04/01/2027 DD 04/01/97	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #G0-0708	8.000% 05/01/2027 DD 04/01/97	U. S. GOVERNMENT SECURITIES	9
FHLMC POOL #G0-0729	8.000% 06/01/2027 DD 05/01/97	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #G0-0739	7.500% 06/01/2027 DD 06/01/97	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #G0-0752	7.500% 08/01/2027 DD 07/01/97	U. S. GOVERNMENT SECURITIES	8
FHLMC POOL #G0-0825	7.000% 12/01/2027 DD 11/01/97	U. S. GOVERNMENT SECURITIES	3
FHLMC POOL #G0-0848	7.000% 12/01/2026 DD 12/01/97	U. S. GOVERNMENT SECURITIES	6
FHLMC POOL #G0-1074	7.500% 10/01/2029 DD 10/01/99	U. S. GOVERNMENT SECURITIES	12
FHLMC POOL #G0-1155	6.500% 08/01/2030 DD 12/01/00	U. S. GOVERNMENT SECURITIES	31
FHLMC POOL #G0-1216	6.000% 03/01/2031 DD 03/01/01	U. S. GOVERNMENT SECURITIES	36
FHLMC POOL #G0-1311	7.000% 09/01/2031 DD 09/01/01	U. S. GOVERNMENT SECURITIES	6
FHLMC POOL #G0-1563	5.500% 06/01/2033 DD 05/01/03	U. S. GOVERNMENT SECURITIES	75
FHLMC POOL #G0-1644	5.500% 02/01/2034 DD 01/01/04	U. S. GOVERNMENT SECURITIES	4,270
FHLMC POOL #G0-1737	5.000% 12/01/2034 DD 11/01/04	U. S. GOVERNMENT SECURITIES	1,975
FHLMC POOL #G0-1766	6.500% 10/01/2032 DD 01/01/05	U. S. GOVERNMENT SECURITIES	73
FHLMC POOL #G0-1840	5.000% 07/01/2035 DD 06/01/05	U. S. GOVERNMENT SECURITIES	599
FHLMC POOL #G0-1981	5.000% 12/01/2035 DD 12/01/05	U. S. GOVERNMENT SECURITIES	52
FHLMC POOL #G0-2109	6.000% 03/01/2036 DD 02/01/06	U. S. GOVERNMENT SECURITIES	121
FHLMC POOL #G0-3143	6.000% 07/01/2037 DD 07/01/07	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #G0-3697	6.000% 01/01/2038 DD 12/01/07	U. S. GOVERNMENT SECURITIES	114
FHLMC POOL #G0-4594	5.500% 01/01/2036 DD 08/01/08	U. S. GOVERNMENT SECURITIES	12
FHLMC POOL #G0-4778	6.000% 07/01/2038 DD 10/01/08	U. S. GOVERNMENT SECURITIES	287
FHLMC POOL #G0-5124	6.000% 12/01/2038 DD 12/01/08	U. S. GOVERNMENT SECURITIES	139
FHLMC POOL #G0-5572	5.000% 02/01/2039 DD 07/01/09	U. S. GOVERNMENT SECURITIES	5,818
FHLMC POOL #G0-7028	4.000% 06/01/2042 DD 06/01/12	U. S. GOVERNMENT SECURITIES	2,488
FHLMC POOL #G0-8006	6.000% 08/01/2034 DD 08/01/04	U. S. GOVERNMENT SECURITIES	37
FHLMC POOL #G0-8016	6.000% 10/01/2034 DD 10/01/04	U. S. GOVERNMENT SECURITIES	95
FHLMC POOL #G0-8081	6.000% 09/01/2035 DD 09/01/05	U. S. GOVERNMENT SECURITIES	76
FHLMC POOL #G0-8106	6.000% 01/01/2036 DD 01/01/06	U. S. GOVERNMENT SECURITIES	131
FHLMC POOL #G0-8129	6.000% 05/01/2036 DD 05/01/06	U. S. GOVERNMENT SECURITIES	59
FHLMC POOL #G0-8372	4.500% 11/01/2039 DD 11/01/09	U. S. GOVERNMENT SECURITIES	2,944
FHLMC POOL #G0-8443	4.500% 04/01/2041 DD 04/01/11	U. S. GOVERNMENT SECURITIES	5,275
FHLMC POOL #G1-0855	6.000% 12/01/2013 DD 11/01/98	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #G1-0875	5.500% 01/01/2014 DD 12/01/98	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #G1-0916	6.500% 06/01/2014 DD 05/01/99	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #G1-0952	6.500% 09/01/2014 DD 08/01/99	U. S. GOVERNMENT SECURITIES	3
FHLMC POOL #G1-1409	6.000% 05/01/2017 DD 06/01/03	U. S. GOVERNMENT SECURITIES	16
FHLMC POOL #G1-1467	4.000% 09/01/2018 DD 10/01/03	U. S. GOVERNMENT SECURITIES	129
FHLMC POOL #G1-2205	4.500% 06/01/2021 DD 06/01/06	U. S. GOVERNMENT SECURITIES	67
FHLMC POOL #G1-2709	5.000% 07/01/2022 DD 06/01/07	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #G1-3171	4.500% 06/01/2023 DD 05/01/08	U. S. GOVERNMENT SECURITIES	213
FHLMC POOL #G1-3321	4.000% 04/01/2023 DD 10/01/08	U. S. GOVERNMENT SECURITIES	27
FHLMC POOL #G1-4239	4.000% 09/01/2026 DD 09/01/11	U. S. GOVERNMENT SECURITIES	979
FHLMC POOL #G1-8090	5.500% 12/01/2020 DD 12/01/05	U. S. GOVERNMENT SECURITIES	39
FHLMC POOL #G1-8114	5.500% 05/01/2021 DD 05/01/06	U. S. GOVERNMENT SECURITIES	10
FHLMC POOL #G1-8123	5.500% 06/01/2021 DD 06/01/06	U. S. GOVERNMENT SECURITIES	38
FHLMC POOL #J0-0740	5.500% 12/01/2020 DD 12/01/05	U. S. GOVERNMENT SECURITIES	16
FHLMC POOL #J0-0990	4.500% 01/01/2021 DD 01/01/06	U. S. GOVERNMENT SECURITIES	66
FHLMC POOL #J0-1088	5.000% 01/01/2021 DD 01/01/06	U. S. GOVERNMENT SECURITIES	53
FHLMC POOL #J0-1878	5.500% 05/01/2021 DD 05/01/06	U. S. GOVERNMENT SECURITIES	36
FHLMC POOL #J0-2041	5.500% 06/01/2020 DD 06/01/05	U. S. GOVERNMENT SECURITIES	12
FHLMC POOL #J0-2608	4.000% 10/01/2020 DD 10/01/05	U. S. GOVERNMENT SECURITIES	56
FHLMC POOL #J0-2698	5.500% 11/01/2020 DD 11/01/05	U. S. GOVERNMENT SECURITIES	23
FHLMC POOL #J0-3081	6.000% 07/01/2021 DD 07/01/06	U. S. GOVERNMENT SECURITIES	4

Attachment B

(In thousands)

Identity of Issuer	Maturity and Interest Rates	Description	Current Value

FHLMC POOL #J0-5315	5.000% 08/01/2022 DD 08/01/07	U. S. GOVERNMENT SECURITIES	32
FHLMC POOL #J0-7260	4.500% 03/01/2023 DD 03/01/08	U. S. GOVERNMENT SECURITIES	180
FHLMC POOL #J0-9311	4.500% 02/01/2024 DD 02/01/09	U. S. GOVERNMENT SECURITIES	224
FHLMC POOL #J1-0391	4.500% 07/01/2024 DD 07/01/09	U. S. GOVERNMENT SECURITIES	26
FHLMC POOL #J1-0877	4.500% 10/01/2024 DD 09/01/09	U. S. GOVERNMENT SECURITIES	16
FHLMC POOL #J1-1216	4.500% 11/01/2024 DD 11/01/09	U. S. GOVERNMENT SECURITIES	28
FHLMC POOL #J1-1236	4.500% 11/01/2024 DD 11/01/09	U. S. GOVERNMENT SECURITIES	91
FHLMC POOL #J1-1244	4.500% 11/01/2024 DD 11/01/09	U. S. GOVERNMENT SECURITIES	11
FHLMC POOL #J1-1246	4.500% 12/01/2024 DD 11/01/09	U. S. GOVERNMENT SECURITIES	33
FHLMC POOL #J1-1251	4.500% 11/01/2024 DD 11/01/09	U. S. GOVERNMENT SECURITIES	38
FHLMC POOL #J1-3542	3.500% 11/01/2025 DD 11/01/10	U. S. GOVERNMENT SECURITIES	491
FHLMC POOL #J1-4011	3.500% 01/01/2026 DD 12/01/10	U. S. GOVERNMENT SECURITIES	2,986
FHLMC POOL #J1-5170	3.500% 05/01/2026 DD 04/01/11	U. S. GOVERNMENT SECURITIES	350
FHLMC POOL #J1-5383	4.000% 05/01/2026 DD 05/01/11	U. S. GOVERNMENT SECURITIES	4,123
FHLMC POOL #J1-5501	4.000% 05/01/2026 DD 05/01/11	U. S. GOVERNMENT SECURITIES	471
FHLMC POOL #P6-0084	6.000% 03/01/2016 DD 01/01/03	U. S. GOVERNMENT SECURITIES	35
FHLMC POOL #Q0-0093	4.000% 04/01/2041 DD 04/01/11	U. S. GOVERNMENT SECURITIES	2,004
FHLMC POOL #Q0-0361	4.500% 04/01/2041 DD 04/01/11	U. S. GOVERNMENT SECURITIES	2,592
FHLMC POOL #Q0-0632	5.000% 05/01/2041 DD 04/01/11	U. S. GOVERNMENT SECURITIES	2,263
FHLMC POOL #Q0-0876	4.500% 05/01/2041 DD 05/01/11	U. S. GOVERNMENT SECURITIES	2,446
FHLMC POOL #Q0-9011	4.000% 06/01/2042 DD 06/01/12	U. S. GOVERNMENT SECURITIES	1,792
FHLMC POOL #Q0-9810	3.500% 08/01/2042 DD 07/01/12	U. S. GOVERNMENT SECURITIES	740
FHLMC POOL #Q1-3495	3.000% 12/01/2042 DD 11/01/12	U. S. GOVERNMENT SECURITIES	6,166
FHLMC POOL #Q1-4038	3.500% 12/01/2042 DD 12/01/12	U. S. GOVERNMENT SECURITIES	2,026
FHLMC MULTICLASS CTFS K020 X1	1.479% 05/25/2040 DD 09/01/12	U. S. GOVERNMENT SECURITIES	1,064
FHLMC MULTICLASS MTG 2395 FT	VAR RT 12/15/2031 DD 12/15/01	U. S. GOVERNMENT SECURITIES	31
FHLMC MULTICLASS MTG 3530 DB	4.000% 05/15/2024 DD 05/01/09	U. S. GOVERNMENT SECURITIES	4,883
FHLMC MULTICLASS MTG 3817 MA	4.500% 10/15/2037 DD 03/01/11	U. S. GOVERNMENT SECURITIES	2,841
FHLMC MULTICLASS MTG 3820 DA	4.000% 11/15/2035 DD 03/01/11	U. S. GOVERNMENT SECURITIES	2,779
FHLMC MULTICLASS MTG KP01 A2	1.720% 01/25/2019 DD 10/01/12	U. S. GOVERNMENT SECURITIES	1,744
FIFTH THIRD BANCORP	3.625% 01/25/2016 DD 01/25/11	CORPORATE DEBT INSTRUMENTS	588
FIFTH THIRD BANCORP	6.250% 05/01/2013 DD 04/30/08	CORPORATE DEBT INSTRUMENTS	739
FIFTH THIRD BANCORP	3.625% 01/25/2016 DD 01/25/11	CORPORATE DEBT INSTRUMENTS	1,068
FINANCING CORP STRIP	0.000% 03/07/2019 DD 03/14/89	U. S. GOVERNMENT SECURITIES	1,833
FIRST HORIZON MORTGAGE AR6 2A1	VAR RT 12/25/2034 DD 10/01/04	CORPORATE DEBT INSTRUMENTS	19
FIRSTENERGY SOLUTIONS CORP	4.800% 02/15/2015 DD 08/07/09	CORPORATE DEBT INSTRUMENTS	1,052
FLORIDA POWER CORP	5.800% 09/15/2017 DD 09/18/07	CORPORATE DEBT INSTRUMENTS	93
FMS WERTMANAGEMENT	VAR RT 06/21/2013	OTHER INVESTMENTS	1,400
FMS WERTMANAGEMENT AOER	1.000% 11/21/2017 DD 11/21/12	OTHER INVESTMENTS	1,045
FNMA POOL #0050553	8.000% 04/01/2022 DD 04/01/92	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0050947	7.000% 12/01/2023 DD 12/01/93	U. S. GOVERNMENT SECURITIES	6
FNMA POOL #0050965	6.500% 01/01/2024 DD 01/01/94	U. S. GOVERNMENT SECURITIES	5
FNMA POOL #0050992	6.500% 03/01/2024 DD 03/01/94	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0190210	7.500% 02/01/2023 DD 02/01/93	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0190273	7.000% 08/01/2026 DD 07/01/96	U. S. GOVERNMENT SECURITIES	8
FNMA POOL #0190298	8.500% 12/01/2025 DD 02/01/98	U. S. GOVERNMENT SECURITIES	4
FNMA POOL #0190404	4.500% 05/01/2040 DD 04/01/10	U. S. GOVERNMENT SECURITIES	1,397
FNMA POOL #0218396	7.500% 06/01/2023 DD 06/01/93	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0221715	6.500% 07/01/2023 DD 07/01/93	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0223563	7.000% 07/01/2023 DD 07/01/93	U. S. GOVERNMENT SECURITIES	3
FNMA POOL #0227027	7.000% 09/01/2023 DD 09/01/93	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0229351	7.000% 09/01/2023 DD 09/01/93	U. S. GOVERNMENT SECURITIES	3
FNMA POOL #0236355	7.000% 09/01/2023 DD 09/01/93	U. S. GOVERNMENT SECURITIES	3
FNMA POOL #0240488	6.500% 12/01/2023 DD 12/01/93	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0244757	6.000% 11/01/2023 DD 12/01/93	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0250060	7.500% 06/01/2024 DD 06/01/94	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0250281	10.000% 03/01/2025 DD 03/01/95	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0250359	7.000% 10/01/2025 DD 09/01/95	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0250360	8.000% 10/01/2025 DD 09/01/95	U. S. GOVERNMENT SECURITIES	6
FNMA POOL #0250460	7.000% 02/01/2026 DD 01/01/96	U. S. GOVERNMENT SECURITIES	3
FNMA POOL #0250610	7.500% 07/01/2026 DD 06/01/96	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0250641	7.500% 08/01/2026 DD 07/01/96	U. S. GOVERNMENT SECURITIES	3
FNMA POOL #0250693	7.500% 08/01/2016 DD 08/01/96	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0250776	9.500% 09/01/2026 DD 08/01/96	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0250916	7.500% 04/01/2017 DD 03/01/97	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0250969	6.500% 04/01/2027 DD 04/01/97	U. S. GOVERNMENT SECURITIES	5
FNMA POOL #0251142	9.000% 06/01/2027 DD 06/01/97	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0251191	7.500% 09/01/2027 DD 08/01/97	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0251298	7.500% 11/01/2027 DD 10/01/97	U. S. GOVERNMENT SECURITIES	3
FNMA POOL #0251334	6.500% 11/01/2027 DD 10/01/97	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0252164	5.500% 12/01/2013 DD 11/01/98	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0252259	5.500% 02/01/2014 DD 01/01/99	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0252339	6.000% 03/01/2029 DD 02/01/99	U. S. GOVERNMENT SECURITIES	22
FNMA POOL #0252342	6.500% 04/01/2029 DD 03/01/99	U. S. GOVERNMENT SECURITIES	22
FNMA POOL #0252439	6.500% 05/01/2029 DD 04/01/99	U. S. GOVERNMENT SECURITIES	8
FNMA POOL #0252498	7.000% 06/01/2029 DD 05/01/99	U. S. GOVERNMENT SECURITIES	15
FNMA POOL #0252566	6.000% 07/01/2014 DD 06/01/99	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0252570	6.500% 07/01/2029 DD 06/01/99	U. S. GOVERNMENT SECURITIES	6
FNMA POOL #0252573	6.000% 06/01/2019 DD 05/01/99	U. S. GOVERNMENT SECURITIES	14
FNMA POOL #0252640	6.500% 08/01/2014 DD 07/01/99	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0252646	7.000% 08/01/2029 DD 07/01/99	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0252712	7.500% 08/01/2029 DD 07/01/99	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0252715	6.500% 09/01/2029 DD 08/01/99	U. S. GOVERNMENT SECURITIES	20
FNMA POOL #0252717	7.500% 09/01/2029 DD 08/01/99	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0253187	6.500% 02/01/2020 DD 03/01/00	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0253346	7.500% 06/01/2030 DD 05/01/00	U. S. GOVERNMENT SECURITIES	11
FNMA POOL #0253347	8.000% 06/01/2030 DD 05/01/00	U. S. GOVERNMENT SECURITIES	6
FNMA POOL #0253642	7.000% 02/01/2031 DD 01/01/01	U. S. GOVERNMENT SECURITIES	3
FNMA POOL #0253683	7.500% 01/01/2031 DD 01/01/01	U. S. GOVERNMENT SECURITIES	45
FNMA POOL #0254140	5.500% 01/01/2017 DD 12/01/01	U. S. GOVERNMENT SECURITIES	33
FNMA POOL #0254196	6.000% 02/01/2017 DD 01/01/02	U. S. GOVERNMENT SECURITIES	3
FNMA POOL #0254197	5.500% 02/01/2032 DD 01/01/02	U. S. GOVERNMENT SECURITIES	62
FNMA POOL #0254198	6.000% 02/01/2032 DD 01/01/02	U. S. GOVERNMENT SECURITIES	110
FNMA POOL #0254471	6.000% 09/01/2022 DD 08/01/02	U. S. GOVERNMENT SECURITIES	14
FNMA POOL #0254591	5.500% 01/01/2018 DD 12/01/02	U. S. GOVERNMENT SECURITIES	17

Attachment B

(In thousands)

Identity of Issuer	Maturity and Interest Rates	Description	Current Value

FNMA POOL #0254665	6.000% 02/01/2018 DD 01/01/03	U. S. GOVERNMENT SECURITIES	11
FNMA POOL #0254684	5.000% 03/01/2018 DD 02/01/03	U. S. GOVERNMENT SECURITIES	271
FNMA POOL #0254797	5.000% 06/01/2023 DD 05/01/03	U. S. GOVERNMENT SECURITIES	14
FNMA POOL #0254799	5.000% 07/01/2023 DD 06/01/03	U. S. GOVERNMENT SECURITIES	49
FNMA POOL #0254803	5.000% 07/01/2018 DD 06/01/03	U. S. GOVERNMENT SECURITIES	223
FNMA POOL #0254987	5.000% 12/01/2018 DD 11/01/03	U. S. GOVERNMENT SECURITIES	20
FNMA POOL #0255077	5.000% 01/01/2019 DD 12/01/03	U. S. GOVERNMENT SECURITIES	52
FNMA POOL #0255079	5.000% 02/01/2019 DD 01/01/04	U. S. GOVERNMENT SECURITIES	208
FNMA POOL #0255114	5.000% 03/01/2024 DD 02/01/04	U. S. GOVERNMENT SECURITIES	72
FNMA POOL #0255190	5.500% 05/01/2034 DD 04/01/04	U. S. GOVERNMENT SECURITIES	101
FNMA POOL #0255275	4.500% 07/01/2019 DD 06/01/04	U. S. GOVERNMENT SECURITIES	123
FNMA POOL #0255313	5.500% 08/01/2034 DD 07/01/04	U. S. GOVERNMENT SECURITIES	79
FNMA POOL #0255316	5.000% 07/01/2019 DD 06/01/04	U. S. GOVERNMENT SECURITIES	46
FNMA POOL #0256125	5.000% 01/01/2026 DD 01/01/06	U. S. GOVERNMENT SECURITIES	79
FNMA POOL #0256277	5.500% 06/01/2021 DD 05/01/06	U. S. GOVERNMENT SECURITIES	52
FNMA POOL #0256360	7.000% 08/01/2036 DD 07/01/06	U. S. GOVERNMENT SECURITIES	73
FNMA POOL #0256517	6.000% 12/01/2026 DD 11/01/06	U. S. GOVERNMENT SECURITIES	85
FNMA POOL #0256532	5.000% 12/01/2016 DD 11/01/06	U. S. GOVERNMENT SECURITIES	13
FNMA POOL #0256588	5.000% 12/01/2016 DD 12/01/06	U. S. GOVERNMENT SECURITIES	16
FNMA POOL #0256605	5.000% 02/01/2017 DD 01/01/07	U. S. GOVERNMENT SECURITIES	5
FNMA POOL #0256681	5.000% 04/01/2017 DD 03/01/07	U. S. GOVERNMENT SECURITIES	40
FNMA POOL #0256718	5.000% 05/01/2017 DD 04/01/07	U. S. GOVERNMENT SECURITIES	14
FNMA POOL #0256755	5.000% 06/01/2017 DD 05/01/07	U. S. GOVERNMENT SECURITIES	51
FNMA POOL #0256811	7.000% 07/01/2037 DD 06/01/07	U. S. GOVERNMENT SECURITIES	64
FNMA POOL #0256959	6.000% 11/01/2037 DD 10/01/07	U. S. GOVERNMENT SECURITIES	1,342
FNMA POOL #0257564	4.500% 01/01/2024 DD 12/01/08	U. S. GOVERNMENT SECURITIES	56
FNMA POOL #0269546	7.000% 01/01/2024 DD 01/01/94	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0276471	7.000% 03/01/2024 DD 04/01/94	U. S. GOVERNMENT SECURITIES	13
FNMA POOL #0280299	7.500% 04/01/2024 DD 04/01/94	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0283359	6.000% 05/01/2024 DD 05/01/94	U. S. GOVERNMENT SECURITIES	3
FNMA POOL #0291181	9.500% 07/01/2024 DD 08/01/94	U. S. GOVERNMENT SECURITIES	3
FNMA POOL #0299164	8.500% 11/01/2024 DD 12/01/94	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0299357	9.000% 12/01/2024 DD 12/01/94	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0303020	7.000% 10/01/2024 DD 10/01/94	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0303156	7.000% 12/01/2023 DD 01/01/95	U. S. GOVERNMENT SECURITIES	19
FNMA POOL #0303223	7.000% 11/01/2024 DD 03/01/95	U. S. GOVERNMENT SECURITIES	16
FNMA POOL #0303551	8.000% 10/01/2025 DD 09/01/95	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0303712	7.000% 02/01/2026 DD 01/01/96	U. S. GOVERNMENT SECURITIES	4
FNMA POOL #0303780	7.000% 03/01/2026 DD 02/01/96	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0303890	7.000% 05/01/2026 DD 04/01/96	U. S. GOVERNMENT SECURITIES	4
FNMA POOL #0305160	9.500% 02/01/2025 DD 01/01/95	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0305811	6.000% 07/01/2024 DD 02/01/95	U. S. GOVERNMENT SECURITIES	16
FNMA POOL #0310108	5.000% 08/01/2035 DD 12/01/11	U. S. GOVERNMENT SECURITIES	145
FNMA POOL #0313345	7.000% 02/01/2027 DD 01/01/97	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0318091	7.500% 08/01/2025 DD 07/01/95	U. S. GOVERNMENT SECURITIES	9
FNMA POOL #0320080	7.000% 08/01/2025 DD 08/01/95	U. S. GOVERNMENT SECURITIES	3
FNMA POOL #0323159	7.500% 04/01/2028 DD 05/01/98	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0323788	6.500% 06/01/2014 DD 05/01/99	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0323833	6.000% 07/01/2014 DD 06/01/99	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0323866	6.500% 08/01/2029 DD 07/01/99	U. S. GOVERNMENT SECURITIES	11
FNMA POOL #0328940	8.000% 12/01/2025 DD 12/01/95	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0333494	6.500% 12/01/2025 DD 12/01/95	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0333561	6.500% 02/01/2026 DD 02/01/96	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0337265	6.000% 02/01/2026 DD 02/01/96	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0338410	6.000% 05/01/2026 DD 05/01/96	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0340901	6.000% 03/01/2014 DD 03/01/96	U. S. GOVERNMENT SECURITIES	45
FNMA POOL #0343472	7.000% 04/01/2026 DD 04/01/96	U. S. GOVERNMENT SECURITIES	5
FNMA POOL #0346369	7.000% 05/01/2026 DD 05/01/96	U. S. GOVERNMENT SECURITIES	12
FNMA POOL #0353309	7.500% 12/01/2025 DD 07/01/96	U. S. GOVERNMENT SECURITIES	8
FNMA POOL #0356660	6.500% 05/01/2026 DD 09/01/96	U. S. GOVERNMENT SECURITIES	50
FNMA POOL #0356661	7.000% 05/01/2026 DD 09/01/96	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0357850	5.500% 07/01/2035 DD 07/01/05	U. S. GOVERNMENT SECURITIES	15
FNMA POOL #0357912	5.000% 07/01/2035 DD 08/01/05	U. S. GOVERNMENT SECURITIES	67
FNMA POOL #0357922	5.000% 08/01/2020 DD 08/01/05	U. S. GOVERNMENT SECURITIES	100
FNMA POOL #0363513	9.500% 09/01/2019 DD 04/01/97	U. S. GOVERNMENT SECURITIES	3
FNMA POOL #0363567	7.000% 06/01/2026 DD 10/01/96	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0369145	6.500% 05/01/2026 DD 12/01/96	U. S. GOVERNMENT SECURITIES	20
FNMA POOL #0369162	7.000% 02/01/2026 DD 12/01/96	U. S. GOVERNMENT SECURITIES	3
FNMA POOL #0370299	7.500% 01/01/2027 DD 01/01/97	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0390569	7.500% 08/01/2027 DD 08/01/97	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0391099	7.000% 12/01/2026 DD 05/01/97	U. S. GOVERNMENT SECURITIES	10
FNMA POOL #0393168	7.000% 07/01/2027 DD 07/01/97	U. S. GOVERNMENT SECURITIES	3
FNMA POOL #0393187	8.000% 08/01/2027 DD 08/01/97	U. S. GOVERNMENT SECURITIES	4
FNMA POOL #0394764	6.500% 06/01/2025 DD 07/01/97	U. S. GOVERNMENT SECURITIES	6
FNMA POOL #0395784	7.500% 11/01/2027 DD 11/01/97	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0395815	7.000% 11/01/2027 DD 11/01/97	U. S. GOVERNMENT SECURITIES	3
FNMA POOL #0397061	8.000% 09/01/2027 DD 09/01/97	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0397073	7.000% 09/01/2027 DD 09/01/97	U. S. GOVERNMENT SECURITIES	5
FNMA POOL #0397170	6.500% 12/01/2027 DD 12/01/97	U. S. GOVERNMENT SECURITIES	16
FNMA POOL #0397332	7.500% 09/01/2027 DD 09/01/97	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0400552	6.500% 11/01/2026 DD 09/01/97	U. S. GOVERNMENT SECURITIES	15
FNMA POOL #0409335	6.000% 11/01/2028 DD 11/01/98	U. S. GOVERNMENT SECURITIES	17
FNMA POOL #0412143	6.500% 01/01/2028 DD 01/01/98	U. S. GOVERNMENT SECURITIES	40
FNMA POOL #0412145	7.500% 01/01/2028 DD 01/01/98	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0418124	6.000% 04/01/2028 DD 04/01/98	U. S. GOVERNMENT SECURITIES	5
FNMA POOL #0420615	7.000% 12/01/2027 DD 03/01/98	U. S. GOVERNMENT SECURITIES	7
FNMA POOL #0420713	6.500% 05/01/2028 DD 05/01/98	U. S. GOVERNMENT SECURITIES	12
FNMA POOL #0427573	6.500% 05/01/2028 DD 05/01/98	U. S. GOVERNMENT SECURITIES	28
FNMA POOL #0431083	7.000% 07/01/2028 DD 07/01/98	U. S. GOVERNMENT SECURITIES	9
FNMA POOL #0434952	7.000% 07/01/2028 DD 07/01/98	U. S. GOVERNMENT SECURITIES	5
FNMA POOL #0439840	6.500% 08/01/2028 DD 08/01/98	U. S. GOVERNMENT SECURITIES	8
FNMA POOL #0442622	6.500% 11/01/2028 DD 10/01/98	U. S. GOVERNMENT SECURITIES	4
FNMA POOL #0443225	5.500% 10/01/2028 DD 10/01/98	U. S. GOVERNMENT SECURITIES	5
FNMA POOL #0445251	5.500% 12/01/2013 DD 12/01/98	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0447350	6.500% 11/01/2028 DD 11/01/98	U. S. GOVERNMENT SECURITIES	4

Attachment B

(In thousands)

Identity of Issuer	Maturity and Interest Rates	Description	Current Value

FNMA POOL #0447358	6.500% 11/01/2028 DD 11/01/98	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0449262	5.500% 01/01/2014 DD 01/01/99	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0450658	6.000% 12/01/2028 DD 12/01/98	U. S. GOVERNMENT SECURITIES	16
FNMA POOL #0450815	6.500% 11/01/2028 DD 11/01/98	U. S. GOVERNMENT SECURITIES	3
FNMA POOL #0450960	6.500% 11/01/2028 DD 11/01/98	U. S. GOVERNMENT SECURITIES	4
FNMA POOL #0452026	6.500% 11/01/2028 DD 11/01/98	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0452975	6.000% 12/01/2028 DD 12/01/98	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0453672	6.500% 01/01/2029 DD 12/01/98	U. S. GOVERNMENT SECURITIES	13
FNMA POOL #0454410	6.500% 12/01/2028 DD 12/01/98	U. S. GOVERNMENT SECURITIES	6
FNMA POOL #0459285	6.500% 02/01/2029 DD 01/01/99	U. S. GOVERNMENT SECURITIES	8
FNMA POOL #0480954	6.500% 03/01/2029 DD 03/01/99	U. S. GOVERNMENT SECURITIES	17
FNMA POOL #0481884	6.500% 02/01/2029 DD 02/01/99	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0484959	7.000% 06/01/2029 DD 06/01/99	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0487969	6.500% 04/01/2029 DD 03/01/99	U. S. GOVERNMENT SECURITIES	8
FNMA POOL #0489431	6.000% 03/01/2029 DD 03/01/99	U. S. GOVERNMENT SECURITIES	8
FNMA POOL #0489464	6.000% 03/01/2014 DD 03/01/99	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0490605	6.000% 03/01/2029 DD 04/01/99	U. S. GOVERNMENT SECURITIES	4
FNMA POOL #0490782	6.500% 03/01/2029 DD 03/01/99	U. S. GOVERNMENT SECURITIES	49
FNMA POOL #0492912	6.000% 02/01/2014 DD 03/01/99	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0493740	6.000% 04/01/2014 DD 04/01/99	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0493785	5.500% 06/01/2014 DD 06/01/99	U. S. GOVERNMENT SECURITIES	3
FNMA POOL #0494927	6.500% 06/01/2029 DD 05/01/99	U. S. GOVERNMENT SECURITIES	13
FNMA POOL #0496807	6.500% 06/01/2029 DD 06/01/99	U. S. GOVERNMENT SECURITIES	12
FNMA POOL #0497147	6.000% 05/01/2029 DD 05/01/99	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0500482	6.500% 06/01/2029 DD 06/01/99	U. S. GOVERNMENT SECURITIES	48
FNMA POOL #0501861	7.000% 09/01/2029 DD 09/01/99	U. S. GOVERNMENT SECURITIES	9
FNMA POOL #0506146	7.000% 08/01/2029 DD 08/01/99	U. S. GOVERNMENT SECURITIES	7
FNMA POOL #0509437	7.000% 10/01/2029 DD 10/01/99	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0511936	7.500% 09/01/2029 DD 09/01/99	U. S. GOVERNMENT SECURITIES	3
FNMA POOL #0515271	7.500% 11/01/2029 DD 11/01/99	U. S. GOVERNMENT SECURITIES	3
FNMA POOL #0516293	7.000% 10/01/2029 DD 09/01/99	U. S. GOVERNMENT SECURITIES	3
FNMA POOL #0517791	7.500% 10/01/2029 DD 10/01/99	U. S. GOVERNMENT SECURITIES	3
FNMA POOL #0518567	7.500% 10/01/2029 DD 10/01/99	U. S. GOVERNMENT SECURITIES	4
FNMA POOL #0519466	7.500% 11/01/2029 DD 11/01/99	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0523823	7.500% 11/01/2029 DD 11/01/99	U. S. GOVERNMENT SECURITIES	9
FNMA POOL #0524248	6.500% 07/01/2019 DD 12/01/99	U. S. GOVERNMENT SECURITIES	9
FNMA POOL #0525285	8.000% 12/01/2029 DD 11/01/99	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0527245	6.500% 11/01/2029 DD 12/01/99	U. S. GOVERNMENT SECURITIES	6
FNMA POOL #0528785	7.000% 01/01/2030 DD 01/01/00	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0535332	8.500% 04/01/2030 DD 05/01/00	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0535675	7.000% 01/01/2016 DD 12/01/00	U. S. GOVERNMENT SECURITIES	4
FNMA POOL #0535716	6.500% 06/01/2015 DD 01/01/01	U. S. GOVERNMENT SECURITIES	6
FNMA POOL #0535912	6.500% 05/01/2031 DD 04/01/01	U. S. GOVERNMENT SECURITIES	3
FNMA POOL #0539263	7.500% 05/01/2030 DD 05/01/00	U. S. GOVERNMENT SECURITIES	4
FNMA POOL #0543562	7.500% 06/01/2030 DD 06/01/00	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0544558	6.000% 05/01/2014 DD 08/01/00	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0545903	5.500% 09/01/2017 DD 08/01/02	U. S. GOVERNMENT SECURITIES	46
FNMA POOL #0545993	6.000% 11/01/2032 DD 10/01/02	U. S. GOVERNMENT SECURITIES	269
FNMA POOL #0545994	7.000% 10/01/2032 DD 10/01/02	U. S. GOVERNMENT SECURITIES	13
FNMA POOL #0545998	6.000% 11/01/2032 DD 10/01/02	U. S. GOVERNMENT SECURITIES	187
FNMA POOL #0547472	7.500% 07/01/2030 DD 07/01/00	U. S. GOVERNMENT SECURITIES	4
FNMA POOL #0553064	9.000% 09/01/2030 DD 09/01/00	U. S. GOVERNMENT SECURITIES	18
FNMA POOL #0553553	7.000% 09/01/2030 DD 09/01/00	U. S. GOVERNMENT SECURITIES	4
FNMA POOL #0555417	6.000% 05/01/2033 DD 04/01/03	U. S. GOVERNMENT SECURITIES	64
FNMA POOL #0556266	6.000% 01/01/2016 DD 01/01/01	U. S. GOVERNMENT SECURITIES	4
FNMA POOL #0564574	7.000% 03/01/2031 DD 03/01/01	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0566690	6.000% 04/01/2030 DD 01/01/01	U. S. GOVERNMENT SECURITIES	20
FNMA POOL #0568054	5.500% 04/01/2016 DD 04/01/01	U. S. GOVERNMENT SECURITIES	10
FNMA POOL #0571917	7.000% 04/01/2031 DD 04/01/01	U. S. GOVERNMENT SECURITIES	3
FNMA POOL #0572254	6.500% 03/01/2031 DD 03/01/01	U. S. GOVERNMENT SECURITIES	20
FNMA POOL #0572791	5.500% 03/01/2016 DD 03/01/01	U. S. GOVERNMENT SECURITIES	9
FNMA POOL #0572981	6.500% 05/01/2031 DD 05/01/01	U. S. GOVERNMENT SECURITIES	38
FNMA POOL #0576116	6.500% 05/01/2016 DD 05/01/01	U. S. GOVERNMENT SECURITIES	6
FNMA POOL #0580515	5.500% 04/01/2016 DD 04/01/01	U. S. GOVERNMENT SECURITIES	7
FNMA POOL #0580793	6.000% 04/01/2016 DD 04/01/01	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0580961	6.000% 05/01/2031 DD 05/01/01	U. S. GOVERNMENT SECURITIES	69
FNMA POOL #0581433	7.000% 06/01/2016 DD 05/01/01	U. S. GOVERNMENT SECURITIES	3
FNMA POOL #0582491	6.000% 05/01/2016 DD 05/01/01	U. S. GOVERNMENT SECURITIES	12
FNMA POOL #0582978	6.500% 06/01/2031 DD 06/01/01	U. S. GOVERNMENT SECURITIES	19
FNMA POOL #0583058	6.000% 05/01/2016 DD 05/01/01	U. S. GOVERNMENT SECURITIES	5
FNMA POOL #0584927	6.500% 05/01/2031 DD 06/01/01	U. S. GOVERNMENT SECURITIES	9
FNMA POOL #0594951	6.500% 08/01/2031 DD 07/01/01	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0602105	6.500% 09/01/2031 DD 09/01/01	U. S. GOVERNMENT SECURITIES	14
FNMA POOL #0613026	6.500% 05/01/2031 DD 10/01/01	U. S. GOVERNMENT SECURITIES	23
FNMA POOL #0614921	6.000% 12/01/2016 DD 12/01/01	U. S. GOVERNMENT SECURITIES	12
FNMA POOL #0617275	5.500% 01/01/2032 DD 12/01/01	U. S. GOVERNMENT SECURITIES	186
FNMA POOL #0619060	6.500% 03/01/2017 DD 03/01/02	U. S. GOVERNMENT SECURITIES	3
FNMA POOL #0623127	5.500% 01/01/2032 DD 01/01/02	U. S. GOVERNMENT SECURITIES	33
FNMA POOL #0623881	5.500% 02/01/2017 DD 02/01/02	U. S. GOVERNMENT SECURITIES	6
FNMA POOL #0624340	7.000% 02/01/2032 DD 02/01/02	U. S. GOVERNMENT SECURITIES	7
FNMA POOL #0627117	6.500% 02/01/2032 DD 02/01/02	U. S. GOVERNMENT SECURITIES	38
FNMA POOL #0629470	6.500% 02/01/2017 DD 02/01/02	U. S. GOVERNMENT SECURITIES	3
FNMA POOL #0631323	5.500% 02/01/2017 DD 02/01/02	U. S. GOVERNMENT SECURITIES	47
FNMA POOL #0631501	5.500% 02/01/2017 DD 02/01/02	U. S. GOVERNMENT SECURITIES	35
FNMA POOL #0632248	7.000% 04/01/2032 DD 04/01/02	U. S. GOVERNMENT SECURITIES	30
FNMA POOL #0633869	6.000% 03/01/2032 DD 03/01/02	U. S. GOVERNMENT SECURITIES	47
FNMA POOL #0635811	8.000% 04/01/2032 DD 03/01/02	U. S. GOVERNMENT SECURITIES	6
FNMA POOL #0651897	7.000% 08/01/2032 DD 07/01/02	U. S. GOVERNMENT SECURITIES	34
FNMA POOL #0653066	6.500% 07/01/2032 DD 07/01/02	U. S. GOVERNMENT SECURITIES	29
FNMA POOL #0655681	6.500% 08/01/2032 DD 07/01/02	U. S. GOVERNMENT SECURITIES	34
FNMA POOL #0656033	6.500% 09/01/2032 DD 08/01/02	U. S. GOVERNMENT SECURITIES	57
FNMA POOL #0667110	6.500% 05/01/2032 DD 09/01/02	U. S. GOVERNMENT SECURITIES	79
FNMA POOL #0668036	5.000% 10/01/2017 DD 10/01/02	U. S. GOVERNMENT SECURITIES	49
FNMA POOL #0672785	6.000% 09/01/2032 DD 10/01/02	U. S. GOVERNMENT SECURITIES	98
FNMA POOL #0674550	6.000% 12/01/2032 DD 12/01/02	U. S. GOVERNMENT SECURITIES	49

Attachment B

(In thousands)

Identity of Issuer	Maturity and Interest Rates	Description	Current Value

FNMA POOL #0685505	5.000% 05/01/2018 DD 05/01/03	U. S. GOVERNMENT SECURITIES	4
FNMA POOL #0689609	4.500% 05/01/2018 DD 05/01/03	U. S. GOVERNMENT SECURITIES	66
FNMA POOL #0689741	5.500% 02/01/2033 DD 02/01/03	U. S. GOVERNMENT SECURITIES	156
FNMA POOL #0695539	5.500% 04/01/2033 DD 04/01/03	U. S. GOVERNMENT SECURITIES	64
FNMA POOL #0695926	5.000% 05/01/2018 DD 05/01/03	U. S. GOVERNMENT SECURITIES	18
FNMA POOL #0696188	5.500% 04/01/2023 DD 04/01/03	U. S. GOVERNMENT SECURITIES	169
FNMA POOL #0703328	5.500% 04/01/2033 DD 04/01/03	U. S. GOVERNMENT SECURITIES	216
FNMA POOL #0705709	5.000% 05/01/2018 DD 05/01/03	U. S. GOVERNMENT SECURITIES	4
FNMA POOL #0709307	5.500% 07/01/2033 DD 06/01/03	U. S. GOVERNMENT SECURITIES	49
FNMA POOL #0713125	4.500% 06/01/2018 DD 06/01/03	U. S. GOVERNMENT SECURITIES	55
FNMA POOL #0723406	4.500% 09/01/2018 DD 09/01/03	U. S. GOVERNMENT SECURITIES	255
FNMA POOL #0725027	5.000% 11/01/2033 DD 12/01/03	U. S. GOVERNMENT SECURITIES	396
FNMA POOL #0725027	5.000% 11/01/2033 DD 12/01/03	U. S. GOVERNMENT SECURITIES	2,605
FNMA POOL #0725231	5.000% 02/01/2034 DD 02/01/04	U. S. GOVERNMENT SECURITIES	57
FNMA POOL #0725232	5.000% 03/01/2034 DD 02/01/04	U. S. GOVERNMENT SECURITIES	38
FNMA POOL #0725690	6.000% 08/01/2034 DD 07/01/04	U. S. GOVERNMENT SECURITIES	130
FNMA POOL #0727181	5.000% 08/01/2033 DD 08/01/03	U. S. GOVERNMENT SECURITIES	11
FNMA POOL #0727279	4.500% 09/01/2033 DD 09/01/03	U. S. GOVERNMENT SECURITIES	128
FNMA POOL #0730332	4.000% 09/01/2018 DD 09/01/03	U. S. GOVERNMENT SECURITIES	164
FNMA POOL #0731678	5.500% 01/01/2019 DD 01/01/04	U. S. GOVERNMENT SECURITIES	4
FNMA POOL #0735676	5.000% 07/01/2035 DD 06/01/05	U. S. GOVERNMENT SECURITIES	5,764
FNMA POOL #0739436	5.500% 10/01/2033 DD 09/01/03	U. S. GOVERNMENT SECURITIES	188
FNMA POOL #0739563	4.500% 09/01/2033 DD 09/01/03	U. S. GOVERNMENT SECURITIES	311
FNMA POOL #0743133	5.000% 10/01/2018 DD 09/01/03	U. S. GOVERNMENT SECURITIES	15
FNMA POOL #0745140	5.000% 11/01/2035 DD 12/01/05	U. S. GOVERNMENT SECURITIES	50
FNMA POOL #0745148	5.000% 01/01/2036 DD 12/01/05	U. S. GOVERNMENT SECURITIES	188
FNMA POOL #0745418	5.500% 04/01/2036 DD 03/01/06	U. S. GOVERNMENT SECURITIES	1,996
FNMA POOL #0745580	5.000% 06/01/2036 DD 05/01/06	U. S. GOVERNMENT SECURITIES	1,911
FNMA POOL #0746555	4.000% 10/01/2018 DD 10/01/03	U. S. GOVERNMENT SECURITIES	58
FNMA POOL #0750478	6.000% 12/01/2033 DD 12/01/03	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0753939	4.500% 12/01/2018 DD 11/01/03	U. S. GOVERNMENT SECURITIES	85
FNMA POOL #0754270	5.500% 12/01/2018 DD 12/01/03	U. S. GOVERNMENT SECURITIES	21
FNMA POOL #0761353	5.000% 01/01/2019 DD 01/01/04	U. S. GOVERNMENT SECURITIES	10
FNMA POOL #0761517	4.000% 05/01/2019 DD 05/01/04	U. S. GOVERNMENT SECURITIES	47
FNMA POOL #0765251	4.000% 03/01/2019 DD 03/01/04	U. S. GOVERNMENT SECURITIES	64
FNMA POOL #0766312	5.500% 03/01/2019 DD 02/01/04	U. S. GOVERNMENT SECURITIES	29
FNMA POOL #0766335	5.500% 03/01/2019 DD 02/01/04	U. S. GOVERNMENT SECURITIES	13
FNMA POOL #0769305	5.000% 02/01/2019 DD 02/01/04	U. S. GOVERNMENT SECURITIES	4
FNMA POOL #0771195	6.000% 04/01/2034 DD 04/01/04	U. S. GOVERNMENT SECURITIES	91
FNMA POOL #0773185	5.000% 06/01/2019 DD 06/01/04	U. S. GOVERNMENT SECURITIES	8
FNMA POOL #0773293	4.500% 04/01/2020 DD 04/01/05	U. S. GOVERNMENT SECURITIES	43
FNMA POOL #0775254	6.000% 05/01/2034 DD 04/01/04	U. S. GOVERNMENT SECURITIES	35
FNMA POOL #0775776	5.500% 05/01/2034 DD 05/01/04	U. S. GOVERNMENT SECURITIES	12
FNMA POOL #0776746	5.500% 05/01/2034 DD 05/01/04	U. S. GOVERNMENT SECURITIES	136
FNMA POOL #0776974	5.500% 04/01/2034 DD 04/01/04	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0777357	4.500% 05/01/2019 DD 05/01/04	U. S. GOVERNMENT SECURITIES	55
FNMA POOL #0779716	VAR RT 06/01/2034 DD 06/01/04	U. S. GOVERNMENT SECURITIES	83
FNMA POOL #0780204	5.000% 05/01/2019 DD 05/01/04	U. S. GOVERNMENT SECURITIES	8
FNMA POOL #0781629	5.500% 12/01/2034 DD 12/01/04	U. S. GOVERNMENT SECURITIES	81
FNMA POOL #0787098	4.500% 06/01/2034 DD 06/01/04	U. S. GOVERNMENT SECURITIES	18
FNMA POOL #0797638	5.000% 08/01/2035 DD 08/01/05	U. S. GOVERNMENT SECURITIES	13
FNMA POOL #0807671	4.500% 12/01/2034 DD 12/01/04	U. S. GOVERNMENT SECURITIES	20
FNMA POOL #0811034	5.000% 10/01/2019 DD 12/01/04	U. S. GOVERNMENT SECURITIES	71
FNMA POOL #0814887	5.000% 04/01/2035 DD 04/01/05	U. S. GOVERNMENT SECURITIES	124
FNMA POOL #0815505	4.500% 03/01/2020 DD 03/01/05	U. S. GOVERNMENT SECURITIES	67
FNMA POOL #0815971	5.000% 03/01/2035 DD 03/01/05	U. S. GOVERNMENT SECURITIES	654
FNMA POOL #0822815	5.500% 04/01/2035 DD 04/01/05	U. S. GOVERNMENT SECURITIES	14
FNMA POOL #0828547	5.000% 08/01/2035 DD 08/01/05	U. S. GOVERNMENT SECURITIES	6
FNMA POOL #0829202	5.000% 07/01/2035 DD 07/01/05	U. S. GOVERNMENT SECURITIES	7
FNMA POOL #0829220	5.500% 08/01/2035 DD 08/01/05	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0833958	5.000% 07/01/2035 DD 08/01/05	U. S. GOVERNMENT SECURITIES	12
FNMA POOL #0836865	5.000% 11/01/2035 DD 10/01/05	U. S. GOVERNMENT SECURITIES	42
FNMA POOL #0843378	5.000% 01/01/2021 DD 01/01/06	U. S. GOVERNMENT SECURITIES	45
FNMA POOL #0844915	4.500% 11/01/2020 DD 11/01/05	U. S. GOVERNMENT SECURITIES	47
FNMA POOL #0845155	5.500% 01/01/2021 DD 01/01/06	U. S. GOVERNMENT SECURITIES	70
FNMA POOL #0850884	5.000% 12/01/2035 DD 12/01/05	U. S. GOVERNMENT SECURITIES	7
FNMA POOL #0850955	7.000% 01/01/2036 DD 01/01/06	U. S. GOVERNMENT SECURITIES	44
FNMA POOL #0865854	6.000% 03/01/2036 DD 02/01/06	U. S. GOVERNMENT SECURITIES	16
FNMA POOL #0870539	VAR RT 03/01/2036 DD 03/01/06	U. S. GOVERNMENT SECURITIES	644
FNMA POOL #0878566	6.000% 03/01/2036 DD 03/01/06	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0882481	6.500% 04/01/2036 DD 04/01/06	U. S. GOVERNMENT SECURITIES	10
FNMA POOL #0883017	VAR RT 06/01/2036 DD 06/01/06	U. S. GOVERNMENT SECURITIES	321
FNMA POOL #0883075	6.000% 06/01/2036 DD 06/01/06	U. S. GOVERNMENT SECURITIES	4
FNMA POOL #0888022	5.000% 02/01/2036 DD 11/01/06	U. S. GOVERNMENT SECURITIES	81
FNMA POOL #0888343	5.000% 11/01/2035 DD 04/01/07	U. S. GOVERNMENT SECURITIES	67
FNMA POOL #0888406	5.000% 08/01/2036 DD 04/01/07	U. S. GOVERNMENT SECURITIES	42
FNMA POOL #0888415	5.000% 12/01/2036 DD 05/01/07	U. S. GOVERNMENT SECURITIES	10
FNMA POOL #0888610	5.000% 10/01/2036 DD 07/01/07	U. S. GOVERNMENT SECURITIES	66
FNMA POOL #0888967	6.000% 12/01/2037 DD 12/01/07	U. S. GOVERNMENT SECURITIES	134
FNMA POOL #0889117	5.000% 10/01/2035 DD 01/01/08	U. S. GOVERNMENT SECURITIES	1,371
FNMA POOL #0889425	6.000% 03/01/2038 DD 04/01/08	U. S. GOVERNMENT SECURITIES	61
FNMA POOL #0889479	5.000% 07/01/2037 DD 04/01/08	U. S. GOVERNMENT SECURITIES	157
FNMA POOL #0889506	6.000% 03/01/2037 DD 05/01/08	U. S. GOVERNMENT SECURITIES	1,281
FNMA POOL #0889579	6.000% 05/01/2038 DD 05/01/08	U. S. GOVERNMENT SECURITIES	1,472
FNMA POOL #0889692	5.500% 05/01/2038 DD 06/01/08	U. S. GOVERNMENT SECURITIES	1,256
FNMA POOL #0889839	5.500% 12/01/2035 DD 08/01/08	U. S. GOVERNMENT SECURITIES	5
FNMA POOL #0889842	5.000% 12/01/2036 DD 08/01/08	U. S. GOVERNMENT SECURITIES	409
FNMA POOL #0889970	5.000% 12/01/2036 DD 10/01/08	U. S. GOVERNMENT SECURITIES	34
FNMA POOL #0889989	5.500% 04/01/2038 DD 10/01/08	U. S. GOVERNMENT SECURITIES	52
FNMA POOL #0890153	5.000% 05/01/2038 DD 07/01/09	U. S. GOVERNMENT SECURITIES	15
FNMA POOL #0890154	5.000% 03/01/2038 DD 09/01/09	U. S. GOVERNMENT SECURITIES	86
FNMA POOL #0891474	6.000% 04/01/2036 DD 04/01/06	U. S. GOVERNMENT SECURITIES	27
FNMA POOL #0896869	5.500% 04/01/2022 DD 04/01/07	U. S. GOVERNMENT SECURITIES	68
FNMA POOL #0899119	5.500% 04/01/2037 DD 04/01/07	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0909567	VAR RT 02/01/2037 DD 01/01/07	U. S. GOVERNMENT SECURITIES	158

Attachment B

(In thousands)

Identity of Issuer	Maturity and Interest Rates	Description	Current Value

FNMA POOL #0911582	5.500% 04/01/2037 DD 04/01/07	U. S. GOVERNMENT SECURITIES	34
FNMA POOL #0918298	5.500% 05/01/2037 DD 05/01/07	U. S. GOVERNMENT SECURITIES	60
FNMA POOL #0925992	6.000% 10/01/2038 DD 10/01/08	U. S. GOVERNMENT SECURITIES	23
FNMA POOL #0928062	5.500% 02/01/2037 DD 02/01/07	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0930627	4.000% 02/01/2024 DD 02/01/09	U. S. GOVERNMENT SECURITIES	106
FNMA POOL #0931740	4.000% 08/01/2024 DD 08/01/09	U. S. GOVERNMENT SECURITIES	101
FNMA POOL #0931830	5.500% 08/01/2039 DD 08/01/09	U. S. GOVERNMENT SECURITIES	229
FNMA POOL #0932367	4.500% 01/01/2040 DD 12/01/09	U. S. GOVERNMENT SECURITIES	124
FNMA POOL #0932561	4.500% 02/01/2025 DD 01/01/10	U. S. GOVERNMENT SECURITIES	77
FNMA POOL #0934138	6.000% 10/01/2038 DD 10/01/08	U. S. GOVERNMENT SECURITIES	17
FNMA POOL #0934624	6.000% 11/01/2038 DD 10/01/08	U. S. GOVERNMENT SECURITIES	16
FNMA POOL #0935764	4.500% 11/01/2024 DD 11/01/09	U. S. GOVERNMENT SECURITIES	123
FNMA POOL #0936566	5.500% 05/01/2037 DD 05/01/07	U. S. GOVERNMENT SECURITIES	31
FNMA POOL #0938488	5.500% 05/01/2037 DD 05/01/07	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0950789	6.000% 10/01/2037 DD 10/01/07	U. S. GOVERNMENT SECURITIES	15
FNMA POOL #0955214	6.500% 12/01/2037 DD 12/01/07	U. S. GOVERNMENT SECURITIES	71
FNMA POOL #0960638	6.000% 01/01/2038 DD 12/01/07	U. S. GOVERNMENT SECURITIES	82
FNMA POOL #0962122	5.500% 03/01/2038 DD 02/01/08	U. S. GOVERNMENT SECURITIES	3
FNMA POOL #0963359	6.000% 05/01/2038 DD 05/01/08	U. S. GOVERNMENT SECURITIES	72
FNMA POOL #0963450	6.000% 06/01/2038 DD 05/01/08	U. S. GOVERNMENT SECURITIES	60
FNMA POOL #0963607	5.500% 06/01/2038 DD 05/01/08	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0964398	6.000% 07/01/2038 DD 07/01/08	U. S. GOVERNMENT SECURITIES	151
FNMA POOL #0964930	5.500% 08/01/2038 DD 08/01/08	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0966608	5.500% 02/01/2038 DD 02/01/08	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0967071	6.000% 12/01/2037 DD 12/01/07	U. S. GOVERNMENT SECURITIES	130
FNMA POOL #0968371	5.500% 09/01/2038 DD 09/01/08	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0968465	VAR RT 08/01/2038 DD 07/01/08	U. S. GOVERNMENT SECURITIES	517
FNMA POOL #0970131	5.500% 03/01/2038 DD 02/01/08	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0970593	6.000% 10/01/2038 DD 10/01/08	U. S. GOVERNMENT SECURITIES	37
FNMA POOL #0970704	6.000% 11/01/2038 DD 10/01/08	U. S. GOVERNMENT SECURITIES	52
FNMA POOL #0970721	6.000% 11/01/2038 DD 10/01/08	U. S. GOVERNMENT SECURITIES	17
FNMA POOL #0973159	5.500% 03/01/2038 DD 02/01/08	U. S. GOVERNMENT SECURITIES	8
FNMA POOL #0981313	5.500% 06/01/2038 DD 06/01/08	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0981354	4.500% 04/01/2023 DD 04/01/08	U. S. GOVERNMENT SECURITIES	140
FNMA POOL #0983367	6.000% 08/01/2038 DD 08/01/08	U. S. GOVERNMENT SECURITIES	60
FNMA POOL #0984623	6.000% 06/01/2038 DD 05/01/08	U. S. GOVERNMENT SECURITIES	24
FNMA POOL #0985108	5.500% 07/01/2038 DD 07/01/08	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0987032	5.500% 08/01/2038 DD 08/01/08	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0987081	6.000% 08/01/2038 DD 08/01/08	U. S. GOVERNMENT SECURITIES	20
FNMA POOL #0991052	6.000% 10/01/2038 DD 10/01/08	U. S. GOVERNMENT SECURITIES	27
FNMA POOL #0991909	6.000% 11/01/2038 DD 11/01/08	U. S. GOVERNMENT SECURITIES	27
FNMA POOL #0993004	5.000% 01/01/2024 DD 12/01/08	U. S. GOVERNMENT SECURITIES	41
FNMA POOL #0993050	5.500% 12/01/2038 DD 12/01/08	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0995002	5.000% 07/01/2037 DD 10/01/08	U. S. GOVERNMENT SECURITIES	285
FNMA POOL #0995203	5.000% 07/01/2035 DD 12/01/08	U. S. GOVERNMENT SECURITIES	2,622
FNMA POOL #0995429	5.500% 09/01/2023 DD 01/01/09	U. S. GOVERNMENT SECURITIES	76
FNMA POOL #0995430	5.500% 09/01/2023 DD 01/01/09	U. S. GOVERNMENT SECURITIES	64
FNMA POOL #0995432	5.500% 10/01/2023 DD 01/01/09	U. S. GOVERNMENT SECURITIES	41
FNMA POOL #0995926	5.000% 06/01/2039 DD 06/01/09	U. S. GOVERNMENT SECURITIES	597
FNMA POOL #0AA0606	5.500% 02/01/2039 DD 02/01/09	U. S. GOVERNMENT SECURITIES	15
FNMA POOL #0AA1321	6.000% 05/01/2033 DD 12/01/08	U. S. GOVERNMENT SECURITIES	8
FNMA POOL #0AA6923	4.500% 07/01/2024 DD 07/01/09	U. S. GOVERNMENT SECURITIES	32
FNMA POOL #0AA7740	4.000% 05/01/2024 DD 05/01/09	U. S. GOVERNMENT SECURITIES	8
FNMA POOL #0AB1249	4.500% 07/01/2040 DD 06/01/10	U. S. GOVERNMENT SECURITIES	1,864
FNMA POOL #0AB2054	3.500% 01/01/2026 DD 12/01/10	U. S. GOVERNMENT SECURITIES	992
FNMA POOL #0AB2801	3.500% 04/01/2026 DD 03/01/11	U. S. GOVERNMENT SECURITIES	3,539
FNMA POOL #0AB4483	3.000% 02/01/2027 DD 01/01/12	U. S. GOVERNMENT SECURITIES	1,936
FNMA POOL #0AB5050	4.000% 04/01/2042 DD 03/01/12	U. S. GOVERNMENT SECURITIES	1,924
FNMA POOL #0AB5097	3.000% 05/01/2027 DD 04/01/12	U. S. GOVERNMENT SECURITIES	3,314
FNMA POOL #0AB5192	4.000% 05/01/2042 DD 04/01/12	U. S. GOVERNMENT SECURITIES	6,543
FNMA POOL #0AB6019	3.500% 08/01/2042 DD 07/01/12	U. S. GOVERNMENT SECURITIES	1,849
FNMA POOL #0AB7099	3.000% 11/01/2042 DD 11/01/12	U. S. GOVERNMENT SECURITIES	942
FNMA POOL #0AC0559	4.000% 10/01/2024 DD 10/01/09	U. S. GOVERNMENT SECURITIES	571
FNMA POOL #0AC3658	4.500% 10/01/2039 DD 09/01/09	U. S. GOVERNMENT SECURITIES	83
FNMA POOL #0AC4914	4.500% 12/01/2024 DD 11/01/09	U. S. GOVERNMENT SECURITIES	57
FNMA POOL #0AC6109	4.500% 11/01/2024 DD 10/01/09	U. S. GOVERNMENT SECURITIES	59
FNMA POOL #0AC6135	4.500% 11/01/2039 DD 10/01/09	U. S. GOVERNMENT SECURITIES	85
FNMA POOL #0AC6259	4.500% 12/01/2024 DD 11/01/09	U. S. GOVERNMENT SECURITIES	123
FNMA POOL #0AC6600	4.500% 11/01/2024 DD 11/01/09	U. S. GOVERNMENT SECURITIES	72
FNMA POOL #0AC6609	4.500% 11/01/2039 DD 11/01/09	U. S. GOVERNMENT SECURITIES	84
FNMA POOL #0AC6788	4.000% 12/01/2024 DD 12/01/09	U. S. GOVERNMENT SECURITIES	408
FNMA POOL #0AC6939	4.000% 12/01/2024 DD 11/01/09	U. S. GOVERNMENT SECURITIES	694
FNMA POOL #0AC7275	4.500% 11/01/2024 DD 11/01/09	U. S. GOVERNMENT SECURITIES	60
FNMA POOL #0AC7276	4.500% 11/01/2024 DD 11/01/09	U. S. GOVERNMENT SECURITIES	33
FNMA POOL #0AC7294	5.000% 12/01/2039 DD 11/01/09	U. S. GOVERNMENT SECURITIES	5,125
FNMA POOL #0AC7642	4.500% 11/01/2024 DD 11/01/09	U. S. GOVERNMENT SECURITIES	91
FNMA POOL #0AC9032	5.000% 07/01/2040 DD 07/01/10	U. S. GOVERNMENT SECURITIES	20
FNMA POOL #0AD0311	5.000% 05/01/2038 DD 10/01/09	U. S. GOVERNMENT SECURITIES	56
FNMA POOL #0AD0331	5.000% 10/01/2035 DD 10/01/09	U. S. GOVERNMENT SECURITIES	1,280
FNMA POOL #0AD0336	5.000% 02/01/2024 DD 10/01/09	U. S. GOVERNMENT SECURITIES	1,708
FNMA POOL #0AD0585	4.500% 12/01/2039 DD 12/01/09	U. S. GOVERNMENT SECURITIES	602
FNMA POOL #0AD1612	4.500% 02/01/2025 DD 02/01/10	U. S. GOVERNMENT SECURITIES	1,112
FNMA POOL #0AD3859	4.000% 03/01/2025 DD 03/01/10	U. S. GOVERNMENT SECURITIES	25
FNMA POOL #0AD3942	4.000% 05/01/2025 DD 04/01/10	U. S. GOVERNMENT SECURITIES	314
FNMA POOL #0AD5137	3.500% 03/01/2026 DD 04/01/11	U. S. GOVERNMENT SECURITIES	420
FNMA POOL #0AD5139	4.000% 03/01/2026 DD 04/01/11	U. S. GOVERNMENT SECURITIES	205
FNMA POOL #0AD5163	5.000% 07/01/2040 DD 08/01/10	U. S. GOVERNMENT SECURITIES	27
FNMA POOL #0AD6896	5.000% 06/01/2040 DD 06/01/10	U. S. GOVERNMENT SECURITIES	61
FNMA POOL #0AD7849	5.000% 06/01/2040 DD 06/01/10	U. S. GOVERNMENT SECURITIES	1,545
FNMA POOL #0AD8427	4.000% 09/01/2025 DD 09/01/10	U. S. GOVERNMENT SECURITIES	262
FNMA POOL #0AD8636	5.500% 07/01/2040 DD 08/01/10	U. S. GOVERNMENT SECURITIES	133
FNMA POOL #0AD9201	5.000% 07/01/2040 DD 07/01/10	U. S. GOVERNMENT SECURITIES	89
FNMA POOL #0AD9993	3.500% 09/01/2025 DD 09/01/10	U. S. GOVERNMENT SECURITIES	369
FNMA POOL #0AE0028	6.000% 10/01/2039 DD 05/01/10	U. S. GOVERNMENT SECURITIES	1,193
FNMA POOL #0AE0096	5.500% 07/01/2025 DD 06/01/10	U. S. GOVERNMENT SECURITIES	1,150

Attachment B

(In thousands)

Identity of Issuer	Maturity and Interest Rates	Description	Current Value

FNMA POOL #0AE0349	6.000% 04/01/2040 DD 08/01/10	U. S. GOVERNMENT SECURITIES	2,203
FNMA POOL #0AE0676	3.500% 01/01/2026 DD 12/01/10	U. S. GOVERNMENT SECURITIES	697
FNMA POOL #0AE0678	5.000% 10/01/2034 DD 12/01/10	U. S. GOVERNMENT SECURITIES	1,132
FNMA POOL #0AE0949	4.000% 02/01/2041 DD 02/01/11	U. S. GOVERNMENT SECURITIES	3,687
FNMA POOL #0AE1740	5.000% 09/01/2040 DD 08/01/10	U. S. GOVERNMENT SECURITIES	1,574
FNMA POOL #0AH0449	3.500% 12/01/2025 DD 12/01/10	U. S. GOVERNMENT SECURITIES	737
FNMA POOL #0AH2565	4.500% 01/01/2041 DD 12/01/10	U. S. GOVERNMENT SECURITIES	211
FNMA POOL #0AH3551	3.500% 03/01/2026 DD 02/01/11	U. S. GOVERNMENT SECURITIES	724
FNMA POOL #0AH3620	3.500% 01/01/2026 DD 01/01/11	U. S. GOVERNMENT SECURITIES	83
FNMA POOL #0AH4088	3.500% 02/01/2026 DD 02/01/11	U. S. GOVERNMENT SECURITIES	65
FNMA POOL #0AH4090	3.500% 02/01/2026 DD 02/01/11	U. S. GOVERNMENT SECURITIES	71
FNMA POOL #0AH4519	3.500% 02/01/2026 DD 01/01/11	U. S. GOVERNMENT SECURITIES	739
FNMA POOL #0AH5646	3.500% 02/01/2041 DD 02/01/11	U. S. GOVERNMENT SECURITIES	795
FNMA POOL #0AH6958	VAR RT 02/01/2041 DD 02/01/11	U. S. GOVERNMENT SECURITIES	142
FNMA POOL #0AH7252	3.500% 02/01/2026 DD 03/01/11	U. S. GOVERNMENT SECURITIES	766
FNMA POOL #0AI1051	4.000% 06/01/2026 DD 05/01/11	U. S. GOVERNMENT SECURITIES	2,240
FNMA POOL #0AI2019	3.500% 04/01/2026 DD 04/01/11	U. S. GOVERNMENT SECURITIES	19
FNMA POOL #0AI2710	5.000% 05/01/2041 DD 05/01/11	U. S. GOVERNMENT SECURITIES	1,678
FNMA POOL #0AI5958	4.000% 06/01/2026 DD 06/01/11	U. S. GOVERNMENT SECURITIES	1,337
FNMA POOL #0AI8144	4.500% 08/01/2041 DD 08/01/11	U. S. GOVERNMENT SECURITIES	925
FNMA POOL #0AJ1441	3.500% 09/01/2026 DD 09/01/11	U. S. GOVERNMENT SECURITIES	275
FNMA POOL #0AJ1975	4.000% 10/01/2041 DD 09/01/11	U. S. GOVERNMENT SECURITIES	3,839
FNMA POOL #0AJ2593	4.000% 04/01/2042 DD 04/01/12	U. S. GOVERNMENT SECURITIES	5,586
FNMA POOL #0AJ5311	4.500% 11/01/2041 DD 11/01/11	U. S. GOVERNMENT SECURITIES	2,175
FNMA POOL #0AK1140	3.000% 02/01/2027 DD 02/01/12	U. S. GOVERNMENT SECURITIES	3,049
FNMA POOL #0AK1608	3.000% 01/01/2027 DD 01/01/12	U. S. GOVERNMENT SECURITIES	1,004
FNMA POOL #0AK4805	3.000% 03/01/2027 DD 03/01/12	U. S. GOVERNMENT SECURITIES	809
FNMA POOL #0AL0160	4.500% 05/01/2041 DD 04/01/11	U. S. GOVERNMENT SECURITIES	5,351
FNMA POOL #0AL0533	VAR RT 07/01/2041 DD 07/01/11	U. S. GOVERNMENT SECURITIES	1,476
FNMA POOL #0AL1495	4.000% 09/01/2026 DD 02/01/12	U. S. GOVERNMENT SECURITIES	1,838
FNMA POOL #0AL1895	3.500% 06/01/2042 DD 06/01/12	U. S. GOVERNMENT SECURITIES	1,059
FNMA POOL #0AL2293	4.374% 06/01/2021 DD 08/01/12	U. S. GOVERNMENT SECURITIES	1,159
FNMA POOL #0AL2302	4.500% 08/01/2041 DD 08/01/12	U. S. GOVERNMENT SECURITIES	4,534
FNMA POOL #0AL2389	3.500% 09/01/2042 DD 08/01/12	U. S. GOVERNMENT SECURITIES	1,054
FNMA POOL #0AO3758	3.500% 05/01/2042 DD 05/01/12	U. S. GOVERNMENT SECURITIES	1,186
FNMA POOL #0AO4136	3.500% 06/01/2042 DD 06/01/12	U. S. GOVERNMENT SECURITIES	403
FNMA POOL #0AO6482	VAR RT 07/01/2042 DD 07/01/12	U. S. GOVERNMENT SECURITIES	76
FNMA POOL #0AO7729	3.500% 06/01/2042 DD 06/01/12	U. S. GOVERNMENT SECURITIES	3,245
FNMA POOL #0AP0006	VAR RT 07/01/2042 DD 07/01/12	U. S. GOVERNMENT SECURITIES	195
FNMA POOL #0AP5450	3.000% 10/01/2042 DD 09/01/12	U. S. GOVERNMENT SECURITIES	2,400
FNMA POOL #0AP5921	3.500% 09/01/2042 DD 09/01/12	U. S. GOVERNMENT SECURITIES	1,608
FNMA POOL #0AP9736	3.500% 10/01/2042 DD 10/01/12	U. S. GOVERNMENT SECURITIES	1,490
FNMA POOL #0AQ4372	2.500% 11/01/2027 DD 10/01/12	U. S. GOVERNMENT SECURITIES	1,044
FNMA POOL #0AQ9026	2.500% 12/01/2027 DD 12/01/12	U. S. GOVERNMENT SECURITIES	1,050
FNMA POOL #0FN0013	3.462% 01/01/2018 DD 03/01/11	U. S. GOVERNMENT SECURITIES	2,470
FNMA POOL #0FN0014	3.104% 01/01/2018 DD 03/01/11	U. S. GOVERNMENT SECURITIES	2,222
FNMA POOL #0MA0058	5.500% 04/01/2029 DD 03/01/09	U. S. GOVERNMENT SECURITIES	19
FNMA POOL #0MA0243	5.000% 11/01/2029 DD 10/01/09	U. S. GOVERNMENT SECURITIES	2,785
FNMA POOL #0MA0500	5.000% 08/01/2040 DD 07/01/10	U. S. GOVERNMENT SECURITIES	383
FNMA POOL #0MA0504	3.500% 08/01/2020 DD 07/01/10	U. S. GOVERNMENT SECURITIES	24
FNMA POOL #0MA0669	3.500% 03/01/2026 DD 02/01/11	U. S. GOVERNMENT SECURITIES	471
FNMA POOL #0MA1278	2.500% 12/01/2022 DD 11/01/12	U. S. GOVERNMENT SECURITIES	6,243
FNMA GTD REMIC P/T	VAR RT 02/25/2018 DD 05/01/88	U. S. GOVERNMENT SECURITIES	55
FNMA GTD REMIC P/T 2002-34 FE	VAR RT 05/18/2032 DD 04/18/02	U. S. GOVERNMENT SECURITIES	22
FNMA GTD REMIC P/T 93-19 N	5.000% 02/25/2023 DD 02/01/93	U. S. GOVERNMENT SECURITIES	65
FNMA GTD REMIC P/T 99-W4 A9	6.250% 02/25/2029 DD 03/01/99	U. S. GOVERNMENT SECURITIES	1,350
FORD CREDIT AUTO LEASE TR A A2	0.630% 04/15/2014 DD 03/05/12	CORPORATE DEBT INSTRUMENTS	1,379
FORD CREDIT FLOORPLAN MAST 1 A	VAR RT 01/15/2016 DD 02/15/12	CORPORATE DEBT INSTRUMENTS	1,806
FORD CREDIT FLOORPLAN MAST 5 A	1.490% 09/15/2019 DD 09/19/12	CORPORATE DEBT INSTRUMENTS	1,709
FORD MOTOR CREDIT CO LLC	8.000% 12/15/2016 DD 12/18/06	CORPORATE DEBT INSTRUMENTS	211
FORD MOTOR CREDIT CO LLC	5.875% 08/02/2021 DD 08/01/11	CORPORATE DEBT INSTRUMENTS	233
FORD MOTOR CREDIT CO LLC	5.000% 05/15/2018 DD 05/03/11	CORPORATE DEBT INSTRUMENTS	303
FORD MOTOR CREDIT CO LLC	6.625% 08/15/2017 DD 08/04/10	CORPORATE DEBT INSTRUMENTS	514
FORD MOTOR CREDIT CO LLC	8.125% 01/15/2020 DD 12/14/09	CORPORATE DEBT INSTRUMENTS	698
FORD MOTOR CREDIT CO LLC	3.000% 06/12/2017 DD 06/12/12	CORPORATE DEBT INSTRUMENTS	827
FORD MOTOR CREDIT CO LLC	2.750% 05/15/2015 DD 05/15/12	CORPORATE DEBT INSTRUMENTS	924
FOUR CORNERS CLO 20 1A A3 144A	VAR RT 03/26/2017 DD 02/24/05	CORPORATE DEBT INSTRUMENTS	178
FRANCE TELECOM SA	4.375% 07/08/2014 DD 07/07/09	CORPORATE DEBT INSTRUMENTS	276
FREEPORT-MCMORAN COPPER & GOLD	2.150% 03/01/2017 DD 02/13/12	CORPORATE DEBT INSTRUMENTS	467
FREEPORT-MCMORAN COPPER & GOLD	2.150% 03/01/2017 DD 02/13/12	CORPORATE DEBT INSTRUMENTS	492
GE CAPITAL COMMERCIAL MO C1 A5	VAR RT 06/10/2048 DD 02/01/05	CORPORATE DEBT INSTRUMENTS	129
GE CAPITAL COMMERCIAL MO C2 A4	VAR RT 05/10/2043 DD 05/01/05	CORPORATE DEBT INSTRUMENTS	174
GE DEALER FLOORPLAN MASTER 1 A	VAR RT 07/20/2016 DD 08/10/11	CORPORATE DEBT INSTRUMENTS	1,005
GE DEALER FLOORPLAN MASTER 1 A	VAR RT 02/20/2017 DD 02/22/12	CORPORATE DEBT INSTRUMENTS	1,306
GE DEALER FLOORPLAN MASTER 3 A	VAR RT 06/20/2017 DD 07/31/12	CORPORATE DEBT INSTRUMENTS	1,336
GE EQUIPMENT SMALL 1A A3 144A	1.040% 09/21/2015 DD 05/30/12	CORPORATE DEBT INSTRUMENTS	1,004
GENERAL ELEC CAP CORP	VAR RT 12/17/2013 DD 10/31/06	CORPORATE DEBT INSTRUMENTS	1,107
GENERAL ELECTRIC CAPITAL CORP	4.750% 09/15/2014 DD 09/17/04	CORPORATE DEBT INSTRUMENTS	80
GENERAL ELECTRIC CAPITAL CORP	6.000% 08/07/2019 DD 08/07/09	CORPORATE DEBT INSTRUMENTS	175
GENERAL ELECTRIC CAPITAL CORP	5.625% 05/01/2018 DD 04/21/08	CORPORATE DEBT INSTRUMENTS	283
GENERAL ELECTRIC CAPITAL CORP	5.625% 09/15/2017 DD 09/24/07	CORPORATE DEBT INSTRUMENTS	501
GENERAL ELECTRIC CAPITAL CORP	2.375% 06/30/2015 DD 06/23/11	CORPORATE DEBT INSTRUMENTS	1,157
GENERAL ELECTRIC CAPITAL CORP	2.300% 04/27/2017 DD 04/27/12	CORPORATE DEBT INSTRUMENTS	1,270
GENERAL ELECTRIC CAPITAL CORP	3.350% 10/17/2016 DD 10/17/11	CORPORATE DEBT INSTRUMENTS	1,476
GENERAL ELECTRIC CAPITAL CORP	4.800% 05/01/2013 DD 04/21/08	CORPORATE DEBT INSTRUMENTS	2,029
GENERAL ELECTRIC CO	5.250% 12/06/2017 DD 12/06/07	CORPORATE DEBT INSTRUMENTS	99
GENERAL ELECTRIC CO	5.000% 02/01/2013 DD 01/28/03	CORPORATE DEBT INSTRUMENTS	159
GENERAL ELECTRIC CO	2.700% 10/09/2022 DD 10/09/12	CORPORATE DEBT INSTRUMENTS	683
GENERAL MILLS INC	5.700% 02/15/2017 DD 01/24/07	CORPORATE DEBT INSTRUMENTS	49
GEORGIA POWER CO	5.700% 06/01/2017 DD 06/12/07	CORPORATE DEBT INSTRUMENTS	73
GILEAD SCIENCES INC	3.050% 12/01/2016 DD 12/13/11	CORPORATE DEBT INSTRUMENTS	321
GILEAD SCIENCES INC	2.400% 12/01/2014 DD 12/13/11	CORPORATE DEBT INSTRUMENTS	423
GILEAD SCIENCES INC	2.400% 12/01/2014 DD 12/13/11	CORPORATE DEBT INSTRUMENTS	1,005
GLAXOSMITHKLINE CAPITAL INC	4.375% 04/15/2014 DD 04/06/04	CORPORATE DEBT INSTRUMENTS	184
GMAC COMMERCIAL MORTGAGE C1 A2	4.079% 05/10/2036 DD 05/01/03	CORPORATE DEBT INSTRUMENTS	108

Attachment B

(In thousands)

Identity of Issuer	Maturity and Interest Rates	Description	Current Value

GNMA POOL #0186982	8.000% 10/15/2029 DD 10/01/99	U. S. GOVERNMENT SECURITIES	4
GNMA POOL #0210733	9.000% 08/15/2017 DD 08/01/87	U. S. GOVERNMENT SECURITIES	2
GNMA POOL #0277064	9.500% 10/15/2019 DD 10/01/89	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0281063	9.000% 04/15/2020 DD 04/01/90	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0290372	9.000% 09/15/2020 DD 09/01/90	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0296554	10.000% 01/15/2021 DD 01/01/91	U. S. GOVERNMENT SECURITIES	6
GNMA POOL #0310121	7.000% 11/15/2022 DD 11/01/92	U. S. GOVERNMENT SECURITIES	6
GNMA POOL #0313107	7.000% 11/15/2022 DD 11/01/92	U. S. GOVERNMENT SECURITIES	13
GNMA POOL #0319297	9.500% 02/15/2022 DD 02/01/92	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0330499	8.000% 08/15/2022 DD 08/01/92	U. S. GOVERNMENT SECURITIES	2
GNMA POOL #0336628	7.500% 11/15/2022 DD 11/01/92	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0336960	7.500% 05/15/2023 DD 05/01/93	U. S. GOVERNMENT SECURITIES	3
GNMA POOL #0345116	7.000% 12/15/2023 DD 12/01/93	U. S. GOVERNMENT SECURITIES	2
GNMA POOL #0345502	7.000% 08/15/2023 DD 09/01/93	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0345714	6.500% 05/15/2024 DD 05/01/94	U. S. GOVERNMENT SECURITIES	7
GNMA POOL #0346017	7.000% 01/15/2024 DD 02/01/94	U. S. GOVERNMENT SECURITIES	3
GNMA POOL #0346167	8.500% 05/15/2023 DD 05/01/93	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0346787	7.000% 09/15/2023 DD 10/01/93	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0347728	8.500% 01/15/2023 DD 01/01/93	U. S. GOVERNMENT SECURITIES	2
GNMA POOL #0348020	8.000% 03/15/2023 DD 03/01/93	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0348154	7.000% 07/15/2023 DD 07/01/93	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0353003	7.000% 05/15/2024 DD 06/01/94	U. S. GOVERNMENT SECURITIES	3
GNMA POOL #0353919	7.500% 10/15/2027 DD 10/01/97	U. S. GOVERNMENT SECURITIES	4
GNMA POOL #0355741	7.500% 07/15/2023 DD 07/01/93	U. S. GOVERNMENT SECURITIES	9
GNMA POOL #0359470	7.000% 01/15/2024 DD 01/01/94	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0359919	6.500% 11/15/2023 DD 11/01/93	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0362138	6.500% 11/15/2023 DD 11/01/93	U. S. GOVERNMENT SECURITIES	3
GNMA POOL #0362248	6.500% 03/15/2024 DD 04/01/94	U. S. GOVERNMENT SECURITIES	2
GNMA POOL #0366759	6.500% 04/15/2024 DD 04/01/94	U. S. GOVERNMENT SECURITIES	8
GNMA POOL #0367228	7.500% 08/15/2023 DD 08/01/93	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0368893	6.500% 01/15/2024 DD 01/01/94	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0369505	8.500% 08/15/2024 DD 08/01/94	U. S. GOVERNMENT SECURITIES	3
GNMA POOL #0370842	6.500% 10/15/2023 DD 10/01/93	U. S. GOVERNMENT SECURITIES	5
GNMA POOL #0370855	7.000% 10/15/2023 DD 10/01/93	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0370889	7.500% 11/15/2023 DD 11/01/93	U. S. GOVERNMENT SECURITIES	3
GNMA POOL #0372842	7.500% 12/15/2023 DD 12/01/93	U. S. GOVERNMENT SECURITIES	3
GNMA POOL #0374864	6.000% 01/15/2024 DD 01/01/94	U. S. GOVERNMENT SECURITIES	6
GNMA POOL #0374869	7.000% 01/15/2024 DD 01/01/94	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0375076	8.500% 03/15/2025 DD 03/01/95	U. S. GOVERNMENT SECURITIES	6
GNMA POOL #0376367	6.500% 01/15/2024 DD 01/01/94	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0376441	8.000% 03/15/2024 DD 03/01/94	U. S. GOVERNMENT SECURITIES	2
GNMA POOL #0376785	6.500% 12/15/2023 DD 01/01/94	U. S. GOVERNMENT SECURITIES	5
GNMA POOL #0377324	9.000% 10/15/2024 DD 10/01/94	U. S. GOVERNMENT SECURITIES	5
GNMA POOL #0380630	8.500% 10/15/2024 DD 10/01/94	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0381423	7.000% 01/15/2024 DD 01/01/94	U. S. GOVERNMENT SECURITIES	4
GNMA POOL #0382117	7.500% 02/15/2024 DD 03/01/94	U. S. GOVERNMENT SECURITIES	4
GNMA POOL #0384381	8.500% 09/15/2024 DD 09/01/94	U. S. GOVERNMENT SECURITIES	2
GNMA POOL #0385611	6.500% 04/15/2024 DD 04/01/94	U. S. GOVERNMENT SECURITIES	6
GNMA POOL #0387167	7.000% 10/15/2025 DD 10/01/95	U. S. GOVERNMENT SECURITIES	5
GNMA POOL #0393235	8.500% 01/15/2027 DD 01/01/97	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0395235	7.000% 04/15/2024 DD 04/01/94	U. S. GOVERNMENT SECURITIES	4
GNMA POOL #0397027	7.000% 05/15/2024 DD 05/01/94	U. S. GOVERNMENT SECURITIES	2
GNMA POOL #0404112	9.500% 06/15/2025 DD 06/01/95	U. S. GOVERNMENT SECURITIES	2
GNMA POOL #0405054	7.000% 09/15/2025 DD 09/01/95	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0405481	8.500% 08/15/2025 DD 08/01/95	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0407118	9.500% 12/15/2024 DD 12/01/94	U. S. GOVERNMENT SECURITIES	3
GNMA POOL #0407162	9.000% 03/15/2025 DD 03/01/95	U. S. GOVERNMENT SECURITIES	7
GNMA POOL #0409954	7.500% 10/15/2025 DD 10/01/95	U. S. GOVERNMENT SECURITIES	9
GNMA POOL #0409990	7.000% 09/15/2025 DD 10/01/95	U. S. GOVERNMENT SECURITIES	13
GNMA POOL #0410041	8.000% 06/15/2025 DD 06/01/95	U. S. GOVERNMENT SECURITIES	2
GNMA POOL #0410082	7.500% 08/15/2025 DD 08/01/95	U. S. GOVERNMENT SECURITIES	2
GNMA POOL #0411017	6.500% 10/15/2038 DD 10/01/08	U. S. GOVERNMENT SECURITIES	157
GNMA POOL #0411355	6.500% 12/15/2025 DD 12/01/95	U. S. GOVERNMENT SECURITIES	2
GNMA POOL #0411704	7.000% 10/15/2025 DD 10/01/95	U. S. GOVERNMENT SECURITIES	3
GNMA POOL #0413640	6.500% 04/15/2026 DD 04/01/96	U. S. GOVERNMENT SECURITIES	16
GNMA POOL #0414737	8.000% 11/15/2025 DD 11/01/95	U. S. GOVERNMENT SECURITIES	5
GNMA POOL #0416354	9.000% 07/15/2025 DD 07/01/95	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0417223	7.500% 01/15/2026 DD 01/01/96	U. S. GOVERNMENT SECURITIES	4
GNMA POOL #0420660	7.500% 01/15/2026 DD 01/01/96	U. S. GOVERNMENT SECURITIES	2
GNMA POOL #0421739	7.500% 06/15/2026 DD 06/01/96	U. S. GOVERNMENT SECURITIES	6
GNMA POOL #0422506	6.500% 03/15/2026 DD 03/01/96	U. S. GOVERNMENT SECURITIES	8
GNMA POOL #0422529	6.000% 04/15/2026 DD 04/01/96	U. S. GOVERNMENT SECURITIES	8
GNMA POOL #0422963	6.500% 03/15/2029 DD 03/01/99	U. S. GOVERNMENT SECURITIES	13
GNMA POOL #0422972	6.500% 07/15/2029 DD 07/01/99	U. S. GOVERNMENT SECURITIES	15
GNMA POOL #0423865	8.000% 06/15/2026 DD 06/01/96	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0423986	8.000% 08/15/2026 DD 08/01/96	U. S. GOVERNMENT SECURITIES	3
GNMA POOL #0423999	8.000% 09/15/2026 DD 09/01/96	U. S. GOVERNMENT SECURITIES	2
GNMA POOL #0425424	8.000% 05/15/2026 DD 05/01/96	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0430269	7.500% 10/15/2027 DD 10/01/97	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0430901	8.000% 07/15/2026 DD 07/01/96	U. S. GOVERNMENT SECURITIES	2
GNMA POOL #0431022	8.000% 08/15/2026 DD 08/01/96	U. S. GOVERNMENT SECURITIES	2
GNMA POOL #0431199	8.500% 09/15/2026 DD 09/01/96	U. S. GOVERNMENT SECURITIES	3
GNMA POOL #0433382	7.500% 01/15/2027 DD 01/01/97	U. S. GOVERNMENT SECURITIES	5
GNMA POOL #0433848	6.500% 06/15/2028 DD 06/01/98	U. S. GOVERNMENT SECURITIES	2
GNMA POOL #0433856	6.500% 06/15/2028 DD 06/01/98	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0434088	7.500% 03/15/2015 DD 03/01/00	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0435011	8.000% 01/15/2031 DD 01/01/01	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0436407	8.000% 07/15/2026 DD 07/01/96	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0438277	8.000% 09/15/2026 DD 09/01/96	U. S. GOVERNMENT SECURITIES	9
GNMA POOL #0440355	7.500% 03/15/2027 DD 03/01/97	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0443123	8.500% 07/15/2027 DD 07/01/97	U. S. GOVERNMENT SECURITIES	2
GNMA POOL #0447624	7.500% 06/15/2027 DD 06/01/97	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0450898	7.000% 06/15/2028 DD 06/01/98	U. S. GOVERNMENT SECURITIES	4
GNMA POOL #0454571	7.000% 06/15/2028 DD 06/01/98	U. S. GOVERNMENT SECURITIES	5
GNMA POOL #0455136	7.000% 06/15/2028 DD 06/01/98	U. S. GOVERNMENT SECURITIES	3

Attachment B

(In thousands)

Identity of Issuer	Maturity and Interest Rates	Description	Current Value

GNMA POOL #0456806	7.000% 04/15/2028 DD 04/01/98	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0457113	6.000% 12/15/2028 DD 12/01/98	U. S. GOVERNMENT SECURITIES	49
GNMA POOL #0457405	7.000% 12/15/2027 DD 12/01/97	U. S. GOVERNMENT SECURITIES	4
GNMA POOL #0457511	9.000% 10/15/2027 DD 10/01/97	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0457923	7.000% 12/15/2028 DD 12/01/98	U. S. GOVERNMENT SECURITIES	2
GNMA POOL #0458978	6.000% 01/15/2029 DD 01/01/99	U. S. GOVERNMENT SECURITIES	8
GNMA POOL #0460857	7.000% 06/15/2028 DD 06/01/98	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0461148	7.000% 12/15/2027 DD 12/01/97	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0462384	7.000% 11/15/2027 DD 11/01/97	U. S. GOVERNMENT SECURITIES	2
GNMA POOL #0462421	7.000% 12/15/2027 DD 12/01/97	U. S. GOVERNMENT SECURITIES	5
GNMA POOL #0462671	8.000% 04/15/2028 DD 04/01/98	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0464264	6.500% 10/15/2028 DD 10/01/98	U. S. GOVERNMENT SECURITIES	12
GNMA POOL #0464758	7.000% 08/15/2028 DD 08/01/98	U. S. GOVERNMENT SECURITIES	3
GNMA POOL #0464819	6.500% 09/15/2028 DD 09/01/98	U. S. GOVERNMENT SECURITIES	9
GNMA POOL #0464894	7.000% 09/15/2028 DD 09/01/98	U. S. GOVERNMENT SECURITIES	6
GNMA POOL #0465376	6.500% 01/15/2029 DD 01/01/99	U. S. GOVERNMENT SECURITIES	4
GNMA POOL #0467650	7.000% 02/15/2028 DD 02/01/98	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0469611	6.000% 10/15/2028 DD 10/01/98	U. S. GOVERNMENT SECURITIES	6
GNMA POOL #0470326	7.000% 05/15/2029 DD 05/01/99	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0472075	6.500% 07/15/2029 DD 07/01/99	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0472619	7.000% 05/15/2028 DD 05/01/98	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0472749	7.000% 04/15/2028 DD 04/01/98	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0472761	7.500% 05/15/2028 DD 06/01/98	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0473123	7.000% 07/15/2028 DD 07/01/98	U. S. GOVERNMENT SECURITIES	10
GNMA POOL #0473330	6.500% 06/15/2028 DD 06/01/98	U. S. GOVERNMENT SECURITIES	2
GNMA POOL #0474731	7.000% 07/15/2029 DD 07/01/99	U. S. GOVERNMENT SECURITIES	8
GNMA POOL #0476888	7.000% 10/15/2028 DD 10/01/98	U. S. GOVERNMENT SECURITIES	7
GNMA POOL #0476956	7.000% 12/15/2028 DD 12/01/98	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0477481	6.500% 10/15/2028 DD 10/01/98	U. S. GOVERNMENT SECURITIES	8
GNMA POOL #0479744	7.500% 11/15/2030 DD 11/01/00	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0479902	7.500% 01/15/2031 DD 01/01/01	U. S. GOVERNMENT SECURITIES	3
GNMA POOL #0479909	8.000% 01/15/2031 DD 01/01/01	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0480353	7.000% 06/15/2028 DD 06/01/98	U. S. GOVERNMENT SECURITIES	3
GNMA POOL #0481579	6.500% 10/15/2028 DD 10/01/98	U. S. GOVERNMENT SECURITIES	12
GNMA POOL #0483847	6.000% 12/15/2028 DD 12/01/98	U. S. GOVERNMENT SECURITIES	45
GNMA POOL #0487035	6.500% 03/15/2029 DD 03/01/99	U. S. GOVERNMENT SECURITIES	2
GNMA POOL #0487120	6.500% 04/15/2029 DD 04/01/99	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0487227	6.000% 10/15/2028 DD 10/01/98	U. S. GOVERNMENT SECURITIES	6
GNMA POOL #0487711	4.500% 03/15/2039 DD 03/01/09	U. S. GOVERNMENT SECURITIES	41
GNMA POOL #0487824	4.500% 04/15/2039 DD 04/01/09	U. S. GOVERNMENT SECURITIES	53
GNMA POOL #0490408	6.000% 04/15/2029 DD 04/01/99	U. S. GOVERNMENT SECURITIES	30
GNMA POOL #0492743	6.500% 06/15/2029 DD 06/01/99	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0492880	7.000% 11/15/2028 DD 11/01/98	U. S. GOVERNMENT SECURITIES	4
GNMA POOL #0493513	6.500% 01/15/2030 DD 08/01/00	U. S. GOVERNMENT SECURITIES	3
GNMA POOL #0496193	6.500% 03/15/2029 DD 03/01/99	U. S. GOVERNMENT SECURITIES	2
GNMA POOL #0498380	6.500% 02/15/2029 DD 02/01/99	U. S. GOVERNMENT SECURITIES	3
GNMA POOL #0498396	6.000% 02/15/2029 DD 02/01/99	U. S. GOVERNMENT SECURITIES	28
GNMA POOL #0499440	6.500% 04/15/2029 DD 04/01/99	U. S. GOVERNMENT SECURITIES	8
GNMA POOL #0499937	7.000% 02/15/2029 DD 07/01/99	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0500265	7.500% 11/15/2029 DD 11/01/99	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0502177	6.000% 04/15/2029 DD 04/01/99	U. S. GOVERNMENT SECURITIES	15
GNMA POOL #0502976	6.000% 04/15/2029 DD 04/01/99	U. S. GOVERNMENT SECURITIES	25
GNMA POOL #0504395	6.500% 06/15/2029 DD 06/01/99	U. S. GOVERNMENT SECURITIES	8
GNMA POOL #0505647	7.000% 05/15/2029 DD 05/01/99	U. S. GOVERNMENT SECURITIES	2
GNMA POOL #0506440	6.500% 04/15/2029 DD 04/01/99	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0506809	6.500% 08/15/2029 DD 08/01/99	U. S. GOVERNMENT SECURITIES	16
GNMA POOL #0506815	7.500% 10/15/2029 DD 10/01/99	U. S. GOVERNMENT SECURITIES	2
GNMA POOL #0507619	6.500% 06/15/2029 DD 06/01/99	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0509537	6.500% 06/15/2029 DD 06/01/99	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0509567	6.500% 06/15/2029 DD 06/01/99	U. S. GOVERNMENT SECURITIES	5
GNMA POOL #0510559	7.000% 10/15/2029 DD 10/01/99	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0510560	6.500% 08/15/2029 DD 10/01/99	U. S. GOVERNMENT SECURITIES	3
GNMA POOL #0512766	6.500% 06/15/2029 DD 06/01/99	U. S. GOVERNMENT SECURITIES	5
GNMA POOL #0513004	6.500% 07/15/2029 DD 07/01/99	U. S. GOVERNMENT SECURITIES	4
GNMA POOL #0520046	7.000% 06/15/2031 DD 06/01/01	U. S. GOVERNMENT SECURITIES	8
GNMA POOL #0520202	5.500% 04/15/2034 DD 04/01/04	U. S. GOVERNMENT SECURITIES	96
GNMA POOL #0520398	7.500% 01/15/2030 DD 01/01/00	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0528554	7.500% 06/15/2030 DD 12/01/00	U. S. GOVERNMENT SECURITIES	8
GNMA POOL #0531211	8.000% 06/15/2030 DD 06/01/00	U. S. GOVERNMENT SECURITIES	3
GNMA POOL #0532947	8.000% 06/15/2030 DD 06/01/00	U. S. GOVERNMENT SECURITIES	4
GNMA POOL #0538312	6.000% 02/15/2032 DD 02/01/02	U. S. GOVERNMENT SECURITIES	58
GNMA POOL #0539811	6.000% 06/15/2031 DD 06/01/01	U. S. GOVERNMENT SECURITIES	16
GNMA POOL #0550727	5.000% 11/15/2035 DD 11/01/05	U. S. GOVERNMENT SECURITIES	93
GNMA POOL #0550764	5.500% 12/15/2035 DD 12/01/05	U. S. GOVERNMENT SECURITIES	66
GNMA POOL #0551755	6.000% 04/15/2017 DD 04/01/02	U. S. GOVERNMENT SECURITIES	20
GNMA POOL #0553057	5.500% 02/15/2033 DD 02/01/03	U. S. GOVERNMENT SECURITIES	52
GNMA POOL #0561391	6.500% 09/15/2031 DD 09/01/01	U. S. GOVERNMENT SECURITIES	13
GNMA POOL #0562477	5.500% 02/15/2034 DD 02/01/04	U. S. GOVERNMENT SECURITIES	262
GNMA POOL #0563281	6.500% 09/15/2031 DD 09/01/01	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0564990	6.500% 09/15/2031 DD 09/01/01	U. S. GOVERNMENT SECURITIES	6
GNMA POOL #0567175	6.500% 09/15/2031 DD 09/01/01	U. S. GOVERNMENT SECURITIES	19
GNMA POOL #0569899	6.500% 06/15/2032 DD 06/01/02	U. S. GOVERNMENT SECURITIES	9
GNMA POOL #0575495	6.000% 02/15/2032 DD 03/01/02	U. S. GOVERNMENT SECURITIES	77
GNMA POOL #0579085	6.000% 12/15/2031 DD 12/01/01	U. S. GOVERNMENT SECURITIES	42
GNMA POOL #0579131	5.500% 01/15/2032 DD 01/01/02	U. S. GOVERNMENT SECURITIES	45
GNMA POOL #0579229	6.500% 01/15/2032 DD 01/01/02	U. S. GOVERNMENT SECURITIES	15
GNMA POOL #0582195	6.500% 01/15/2032 DD 02/01/02	U. S. GOVERNMENT SECURITIES	12
GNMA POOL #0582408	6.000% 10/15/2032 DD 01/01/03	U. S. GOVERNMENT SECURITIES	63
GNMA POOL #0585111	5.500% 02/15/2033 DD 02/01/03	U. S. GOVERNMENT SECURITIES	52
GNMA POOL #0586556	6.000% 04/15/2032 DD 04/01/02	U. S. GOVERNMENT SECURITIES	58
GNMA POOL #0590155	6.000% 10/15/2032 DD 10/01/02	U. S. GOVERNMENT SECURITIES	83
GNMA POOL #0593270	5.500% 11/15/2032 DD 11/01/02	U. S. GOVERNMENT SECURITIES	59
GNMA POOL #0594411	6.500% 09/15/2032 DD 09/01/02	U. S. GOVERNMENT SECURITIES	29
GNMA POOL #0597998	6.000% 12/15/2032 DD 12/01/02	U. S. GOVERNMENT SECURITIES	41
GNMA POOL #0598126	5.500% 03/15/2033 DD 03/01/03	U. S. GOVERNMENT SECURITIES	79

Attachment B

(In thousands)

Identity of Issuer	Maturity and Interest Rates	Description	Current Value

GNMA POOL #0598260	5.000% 06/15/2018 DD 06/01/03	U. S. GOVERNMENT SECURITIES	75
GNMA POOL #0599357	5.500% 01/15/2033 DD 01/01/03	U. S. GOVERNMENT SECURITIES	80
GNMA POOL #0602794	5.500% 03/15/2033 DD 03/01/03	U. S. GOVERNMENT SECURITIES	150
GNMA POOL #0604791	5.500% 11/15/2033 DD 11/01/03	U. S. GOVERNMENT SECURITIES	107
GNMA POOL #0605384	5.000% 04/15/2034 DD 04/01/04	U. S. GOVERNMENT SECURITIES	73
GNMA POOL #0605620	6.500% 07/15/2034 DD 07/01/04	U. S. GOVERNMENT SECURITIES	22
GNMA POOL #0607048	5.500% 01/15/2034 DD 01/01/04	U. S. GOVERNMENT SECURITIES	176
GNMA POOL #0610410	5.000% 08/15/2033 DD 08/01/03	U. S. GOVERNMENT SECURITIES	130
GNMA POOL #0610415	4.500% 08/15/2018 DD 08/01/03	U. S. GOVERNMENT SECURITIES	75
GNMA POOL #0610850	5.500% 04/15/2033 DD 04/01/03	U. S. GOVERNMENT SECURITIES	46
GNMA POOL #0613820	5.000% 07/15/2033 DD 07/01/03	U. S. GOVERNMENT SECURITIES	108
GNMA POOL #0614191	5.000% 09/15/2033 DD 09/01/03	U. S. GOVERNMENT SECURITIES	103
GNMA POOL #0615583	5.000% 09/15/2033 DD 09/01/03	U. S. GOVERNMENT SECURITIES	196
GNMA POOL #0615787	5.500% 09/15/2033 DD 09/01/03	U. S. GOVERNMENT SECURITIES	144
GNMA POOL #0615869	4.500% 08/15/2033 DD 08/01/03	U. S. GOVERNMENT SECURITIES	41
GNMA POOL #0616011	5.000% 10/15/2033 DD 10/01/03	U. S. GOVERNMENT SECURITIES	175
GNMA POOL #0616787	5.000% 12/15/2034 DD 12/01/04	U. S. GOVERNMENT SECURITIES	85
GNMA POOL #0616892	5.000% 11/15/2035 DD 11/01/05	U. S. GOVERNMENT SECURITIES	315
GNMA POOL #0618127	4.500% 06/15/2040 DD 06/01/10	U. S. GOVERNMENT SECURITIES	58
GNMA POOL #0618362	6.500% 09/15/2037 DD 09/01/07	U. S. GOVERNMENT SECURITIES	264
GNMA POOL #0620427	4.500% 08/15/2033 DD 08/01/03	U. S. GOVERNMENT SECURITIES	92
GNMA POOL #0620925	4.500% 08/15/2033 DD 08/01/03	U. S. GOVERNMENT SECURITIES	22
GNMA POOL #0622122	5.000% 10/15/2033 DD 10/01/03	U. S. GOVERNMENT SECURITIES	122
GNMA POOL #0623781	6.000% 09/15/2037 DD 09/01/07	U. S. GOVERNMENT SECURITIES	42
GNMA POOL #0630924	5.500% 07/15/2035 DD 07/01/05	U. S. GOVERNMENT SECURITIES	44
GNMA POOL #0631235	5.500% 05/15/2035 DD 05/01/05	U. S. GOVERNMENT SECURITIES	60
GNMA POOL #0633365	5.500% 01/15/2036 DD 01/01/06	U. S. GOVERNMENT SECURITIES	109
GNMA POOL #0633570	5.500% 08/15/2019 DD 08/01/04	U. S. GOVERNMENT SECURITIES	67
GNMA POOL #0636860	6.000% 11/15/2034 DD 11/01/04	U. S. GOVERNMENT SECURITIES	29
GNMA POOL #0638234	5.500% 12/15/2034 DD 12/01/04	U. S. GOVERNMENT SECURITIES	86
GNMA POOL #0640956	6.000% 05/15/2035 DD 05/01/05	U. S. GOVERNMENT SECURITIES	21
GNMA POOL #0642032	6.000% 07/15/2036 DD 07/01/06	U. S. GOVERNMENT SECURITIES	42
GNMA POOL #0643349	5.000% 09/15/2035 DD 09/01/05	U. S. GOVERNMENT SECURITIES	101
GNMA POOL #0644750	5.000% 05/15/2035 DD 05/01/05	U. S. GOVERNMENT SECURITIES	71
GNMA POOL #0649478	6.000% 10/15/2035 DD 10/01/05	U. S. GOVERNMENT SECURITIES	119
GNMA POOL #0649484	5.000% 10/15/2035 DD 10/01/05	U. S. GOVERNMENT SECURITIES	93
GNMA POOL #0651228	6.000% 01/15/2036 DD 01/01/06	U. S. GOVERNMENT SECURITIES	34
GNMA POOL #0651719	5.500% 02/15/2036 DD 02/01/06	U. S. GOVERNMENT SECURITIES	3
GNMA POOL #0657096	6.000% 10/15/2036 DD 10/01/06	U. S. GOVERNMENT SECURITIES	12
GNMA POOL #0657156	6.000% 06/15/2037 DD 06/01/07	U. S. GOVERNMENT SECURITIES	51
GNMA POOL #0658029	6.000% 07/15/2036 DD 07/01/06	U. S. GOVERNMENT SECURITIES	59
GNMA POOL #0658452	6.500% 12/15/2036 DD 12/01/06	U. S. GOVERNMENT SECURITIES	92
GNMA POOL #0658538	5.500% 07/15/2036 DD 07/01/06	U. S. GOVERNMENT SECURITIES	44
GNMA POOL #0659695	6.000% 10/15/2036 DD 10/01/06	U. S. GOVERNMENT SECURITIES	54
GNMA POOL #0661526	6.000% 11/15/2036 DD 11/01/06	U. S. GOVERNMENT SECURITIES	54
GNMA POOL #0667451	6.000% 04/15/2037 DD 04/01/07	U. S. GOVERNMENT SECURITIES	72
GNMA POOL #0669020	6.000% 05/15/2037 DD 05/01/07	U. S. GOVERNMENT SECURITIES	134
GNMA POOL #0674088	6.500% 05/15/2038 DD 05/01/08	U. S. GOVERNMENT SECURITIES	254
GNMA POOL #0675926	5.000% 04/15/2038 DD 04/01/08	U. S. GOVERNMENT SECURITIES	37
GNMA POOL #0679474	6.500% 11/15/2037 DD 11/01/07	U. S. GOVERNMENT SECURITIES	305
GNMA POOL #0681518	5.000% 07/15/2038 DD 07/01/08	U. S. GOVERNMENT SECURITIES	135
GNMA POOL #0687838	6.000% 08/15/2038 DD 08/01/08	U. S. GOVERNMENT SECURITIES	108
GNMA POOL #0687844	6.500% 08/15/2038 DD 08/01/08	U. S. GOVERNMENT SECURITIES	327
GNMA POOL #0688101	6.500% 11/15/2038 DD 11/01/08	U. S. GOVERNMENT SECURITIES	213
GNMA POOL #0699098	6.500% 09/15/2038 DD 09/01/08	U. S. GOVERNMENT SECURITIES	13
GNMA POOL #0700818	6.500% 10/15/2038 DD 10/01/08	U. S. GOVERNMENT SECURITIES	262
GNMA POOL #0700899	6.000% 11/15/2038 DD 11/01/08	U. S. GOVERNMENT SECURITIES	16
GNMA POOL #0701052	6.500% 10/15/2038 DD 10/01/08	U. S. GOVERNMENT SECURITIES	86
GNMA POOL #0701582	5.500% 01/15/2039 DD 01/01/09	U. S. GOVERNMENT SECURITIES	113
GNMA POOL #0705066	4.500% 07/15/2040 DD 07/01/10	U. S. GOVERNMENT SECURITIES	44
GNMA POOL #0719380	4.500% 05/15/2040 DD 05/01/10	U. S. GOVERNMENT SECURITIES	46
GNMA POOL #0720057	4.500% 06/15/2039 DD 06/01/09	U. S. GOVERNMENT SECURITIES	16
GNMA POOL #0720091	4.500% 06/15/2039 DD 06/01/09	U. S. GOVERNMENT SECURITIES	79
GNMA POOL #0720103	4.500% 06/15/2039 DD 06/01/09	U. S. GOVERNMENT SECURITIES	803
GNMA POOL #0720164	4.500% 07/15/2039 DD 07/01/09	U. S. GOVERNMENT SECURITIES	69
GNMA POOL #0721143	4.500% 05/15/2040 DD 05/01/10	U. S. GOVERNMENT SECURITIES	24
GNMA POOL #0721237	4.500% 04/15/2040 DD 04/01/10	U. S. GOVERNMENT SECURITIES	74
GNMA POOL #0723804	4.500% 05/15/2040 DD 05/01/10	U. S. GOVERNMENT SECURITIES	29
GNMA POOL #0727806	4.500% 06/15/2040 DD 06/01/10	U. S. GOVERNMENT SECURITIES	26
GNMA POOL #0733326	5.000% 09/15/2040 DD 09/01/10	U. S. GOVERNMENT SECURITIES	105
GNMA POOL #0736054	4.500% 06/15/2040 DD 06/01/10	U. S. GOVERNMENT SECURITIES	23
GNMA POOL #0737191	5.000% 04/15/2040 DD 04/01/10	U. S. GOVERNMENT SECURITIES	971
GNMA POOL #0737205	5.000% 04/15/2040 DD 04/01/10	U. S. GOVERNMENT SECURITIES	370
GNMA POOL #0745832	4.500% 09/15/2040 DD 09/01/10	U. S. GOVERNMENT SECURITIES	2,059
GNMA POOL #0753726	4.500% 09/15/2040 DD 12/01/10	U. S. GOVERNMENT SECURITIES	173
GNMA POOL #0762045	4.500% 03/15/2041 DD 03/01/11	U. S. GOVERNMENT SECURITIES	408
GNMA POOL #0763238	5.000% 05/15/2041 DD 05/01/11	U. S. GOVERNMENT SECURITIES	366
GNMA POOL #0763330	5.000% 05/15/2041 DD 05/01/11	U. S. GOVERNMENT SECURITIES	229
GNMA POOL #0764454	5.000% 05/15/2041 DD 05/01/11	U. S. GOVERNMENT SECURITIES	30
GNMA POOL #0780115	8.500% 04/15/2025 DD 04/01/95	U. S. GOVERNMENT SECURITIES	4
GNMA POOL #0780151	9.000% 12/15/2021 DD 05/01/95	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0780157	9.500% 08/15/2022 DD 06/01/95	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0780204	7.000% 07/15/2025 DD 07/01/95	U. S. GOVERNMENT SECURITIES	8
GNMA POOL #0780219	7.500% 08/15/2025 DD 08/01/95	U. S. GOVERNMENT SECURITIES	2
GNMA POOL #0780284	9.000% 12/15/2021 DD 11/01/95	U. S. GOVERNMENT SECURITIES	2
GNMA POOL #0780373	7.000% 12/15/2023 DD 05/01/96	U. S. GOVERNMENT SECURITIES	10
GNMA POOL #0780411	6.500% 10/15/2024 DD 08/01/96	U. S. GOVERNMENT SECURITIES	6
GNMA POOL #0780560	6.500% 05/15/2024 DD 05/01/97	U. S. GOVERNMENT SECURITIES	14
GNMA POOL #0780580	7.500% 06/15/2027 DD 06/01/97	U. S. GOVERNMENT SECURITIES	9
GNMA POOL #0780651	7.000% 10/15/2027 DD 10/01/97	U. S. GOVERNMENT SECURITIES	18
GNMA POOL #0780750	8.000% 12/15/2027 DD 03/01/98	U. S. GOVERNMENT SECURITIES	4
GNMA POOL #0780770	6.000% 04/15/2028 DD 04/01/98	U. S. GOVERNMENT SECURITIES	12
GNMA POOL #0780787	8.500% 12/15/2022 DD 05/01/98	U. S. GOVERNMENT SECURITIES	4
GNMA POOL #0780801	8.000% 12/15/2023 DD 05/01/98	U. S. GOVERNMENT SECURITIES	7
GNMA POOL #0780912	6.500% 11/15/2028 DD 11/01/98	U. S. GOVERNMENT SECURITIES	22

Attachment B

(In thousands)

Identity of Issuer	Maturity and Interest Rates	Description	Current Value

GNMA POOL #0781018	7.500% 09/15/2028 DD 04/01/99	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0781076	7.000% 08/15/2029 DD 08/01/99	U. S. GOVERNMENT SECURITIES	21
GNMA POOL #0781231	7.000% 12/15/2030 DD 01/01/01	U. S. GOVERNMENT SECURITIES	24
GNMA POOL #0781285	6.500% 05/15/2031 DD 05/01/01	U. S. GOVERNMENT SECURITIES	29
GNMA POOL #0781594	6.500% 01/15/2033 DD 04/01/03	U. S. GOVERNMENT SECURITIES	17
GNMA POOL #0782025	6.500% 12/15/2035 DD 01/01/06	U. S. GOVERNMENT SECURITIES	64
GNMA POOL #0782246	6.000% 12/15/2037 DD 12/01/07	U. S. GOVERNMENT SECURITIES	137
GNMA GTD REMIC P/T 04-103 CD	VAR RT 12/16/2031 DD 12/01/04	U. S. GOVERNMENT SECURITIES	348
GNMA GTD REMIC P/T 04-108 AB	VAR RT 12/16/2032 DD 12/01/04	U. S. GOVERNMENT SECURITIES	250
GNMA GTD REMIC P/T 06-009 B	VAR RT 03/16/2037 DD 03/01/06	U. S. GOVERNMENT SECURITIES	688
GNMA GTD REMIC P/T 07-13 B	5.190% 05/16/2039 DD 03/01/07	U. S. GOVERNMENT SECURITIES	180
GNMA GTD REMIC P/T 20020-31 FW	VAR RT 06/16/2031 DD 05/16/02	U. S. GOVERNMENT SECURITIES	54
GNMA GTD REMIC P/T 2002-21 FV	FLTG RT 03/16/2032 DD 03/16/02	U. S. GOVERNMENT SECURITIES	95
GNMA II POOL #0003056	8.000% 03/20/2031 DD 03/01/01	U. S. GOVERNMENT SECURITIES	16
GNMA II POOL #0003123	8.000% 08/20/2031 DD 08/01/01	U. S. GOVERNMENT SECURITIES	9
GNMA II POOL #0003136	8.000% 09/20/2031 DD 09/01/01	U. S. GOVERNMENT SECURITIES	2
GNMA II POOL #0004245	6.000% 09/20/2038 DD 09/01/08	U. S. GOVERNMENT SECURITIES	27
GNMA II POOL #0004269	6.500% 10/20/2038 DD 10/01/08	U. S. GOVERNMENT SECURITIES	15
GNMA II POOL #0004289	5.000% 11/20/2038 DD 11/01/08	U. S. GOVERNMENT SECURITIES	17
GNMA II POOL #0004290	5.500% 11/20/2038 DD 11/01/08	U. S. GOVERNMENT SECURITIES	32
GNMA II POOL #0004559	VAR RT 10/20/2039 DD 10/01/09	U. S. GOVERNMENT SECURITIES	3,036
GNMA II POOL #0004946	4.500% 02/20/2041 DD 02/01/11	U. S. GOVERNMENT SECURITIES	3,044
GNMA II POOL #0005018	5.000% 04/20/2041 DD 04/01/11	U. S. GOVERNMENT SECURITIES	187
GNMA II POOL #0005055	4.500% 05/20/2041 DD 05/01/11	U. S. GOVERNMENT SECURITIES	2,389
GNMA II POOL #0005056	5.000% 05/20/2041 DD 05/01/11	U. S. GOVERNMENT SECURITIES	35
GNMA II POOL #0005083	5.000% 06/20/2041 DD 06/01/11	U. S. GOVERNMENT SECURITIES	513
GNMA II POOL #0005116	5.000% 07/20/2041 DD 07/01/11	U. S. GOVERNMENT SECURITIES	270
GNMA II POOL #0005326	3.000% 03/20/2027 DD 03/01/12	U. S. GOVERNMENT SECURITIES	1,980
GNMA II POOL #0008324	VAR RT 11/20/2023 DD 11/01/93	U. S. GOVERNMENT SECURITIES	10
GNMA II POOL #0008814	VAR RT 02/20/2026 DD 02/01/96	U. S. GOVERNMENT SECURITIES	5
GNMA II POOL #0008847	VAR RT 04/20/2026 DD 04/01/96	U. S. GOVERNMENT SECURITIES	17
GNMA II POOL #0783229	5.500% 12/20/2040 DD 01/01/11	U. S. GOVERNMENT SECURITIES	510
GNMA II POOL #0MA0220	3.500% 07/20/2042 DD 07/01/12	U. S. GOVERNMENT SECURITIES	2,548
GOLDMAN SACHS GROUP INC/THE	5.250% 10/15/2013 DD 10/14/03	CORPORATE DEBT INSTRUMENTS	91
GOLDMAN SACHS GROUP INC/THE	5.250% 07/27/2021 DD 07/27/11	CORPORATE DEBT INSTRUMENTS	114
GOLDMAN SACHS GROUP INC/THE	6.150% 04/01/2018 DD 04/01/08	CORPORATE DEBT INSTRUMENTS	117
GOLDMAN SACHS GROUP INC/THE	4.750% 07/15/2013 DD 07/15/03	CORPORATE DEBT INSTRUMENTS	134
GOLDMAN SACHS GROUP INC/THE	6.150% 04/01/2018 DD 04/01/08	CORPORATE DEBT INSTRUMENTS	226
GOLDMAN SACHS GROUP INC/THE	5.625% 01/15/2017 DD 01/10/07	CORPORATE DEBT INSTRUMENTS	250
GOLDMAN SACHS GROUP INC/THE	6.250% 09/01/2017 DD 08/30/07	CORPORATE DEBT INSTRUMENTS	342
GOLDMAN SACHS GROUP INC/THE	5.350% 01/15/2016 DD 01/17/06	CORPORATE DEBT INSTRUMENTS	514
GOLDMAN SACHS GROUP INC/THE	5.950% 01/18/2018 DD 01/18/08	CORPORATE DEBT INSTRUMENTS	582
GOLDMAN SACHS GROUP INC/THE	3.625% 02/07/2016 DD 02/07/11	CORPORATE DEBT INSTRUMENTS	730
GOLDMAN SACHS GROUP INC/THE	3.300% 05/03/2015 DD 05/03/12	CORPORATE DEBT INSTRUMENTS	938
GOLDMAN SACHS GROUP INC/THE	3.700% 08/01/2015 DD 07/28/10	CORPORATE DEBT INSTRUMENTS	997
GOLDMAN SACHS GROUP INC/THE	5.750% 01/24/2022 DD 01/24/12	CORPORATE DEBT INSTRUMENTS	1,082
GOLDMAN SACHS GROUP INC/THE	3.625% 02/07/2016 DD 02/07/11	CORPORATE DEBT INSTRUMENTS	1,377
GOLDMAN SACHS GROUP INC/THE	6.250% 09/01/2017 DD 08/30/07	CORPORATE DEBT INSTRUMENTS	2,241
GREENWICH CAPITAL COMME GG3 A3	4.569% 08/10/2042 DD 02/01/05	CORPORATE DEBT INSTRUMENTS	130
GREENWICH CAPITAL COMME GG5 A5	VAR RT 04/10/2037 DD 11/01/05	CORPORATE DEBT INSTRUMENTS	55
GREENWICH CAPITAL COMME GG9 A2	5.381% 03/10/2039 DD 03/01/07	CORPORATE DEBT INSTRUMENTS	1,005
GS MORTGAGE SECURITIES GCJ9 A2	1.762% 11/10/2017 DD 11/01/12	CORPORATE DEBT INSTRUMENTS	903
GS MORTGAGE SECURITIES GG6 A4	VAR RT 04/10/2038 DD 03/01/06	CORPORATE DEBT INSTRUMENTS	2,252
GS MORTGAGE SECURITIES GG8 A4	5.560% 11/10/2039 DD 10/01/06	CORPORATE DEBT INSTRUMENTS	2,307
GULF STREAM - SEXT 1A A1A 144A	VAR RT 08/21/2020 DD 08/16/06	CORPORATE DEBT INSTRUMENTS	295
HARLEY-DAVIDSON FINANCIAL 144A	2.700% 03/15/2017 DD 01/31/12	CORPORATE DEBT INSTRUMENTS	191
HCP INC	6.000% 01/30/2017 DD 01/22/07	CORPORATE DEBT INSTRUMENTS	241
HCP INC	2.625% 02/01/2020 DD 11/19/12	CORPORATE DEBT INSTRUMENTS	473
HCP INC	6.000% 01/30/2017 DD 01/22/07	CORPORATE DEBT INSTRUMENTS	517
HEINEKEN NV 144A	1.400% 10/01/2017 DD 10/10/12	CORPORATE DEBT INSTRUMENTS	827
HEWLETT-PACKARD CO	5.400% 03/01/2017 DD 02/27/07	CORPORATE DEBT INSTRUMENTS	135
HEWLETT-PACKARD CO	4.300% 06/01/2021 DD 05/31/11	CORPORATE DEBT INSTRUMENTS	195
HEWLETT-PACKARD CO	4.500% 03/01/2013 DD 03/03/08	CORPORATE DEBT INSTRUMENTS	255
HEWLETT-PACKARD CO	2.600% 09/15/2017 DD 03/12/12	CORPORATE DEBT INSTRUMENTS	672
HEWLETT-PACKARD CO	2.600% 09/15/2017 DD 03/12/12	CORPORATE DEBT INSTRUMENTS	877
HEWLETT-PACKARD CO	2.600% 09/15/2017 DD 03/12/12	CORPORATE DEBT INSTRUMENTS	901
HOME DEPOT INC/THE	5.400% 03/01/2016 DD 03/24/06	CORPORATE DEBT INSTRUMENTS	181
HONDA AUTO RECEIVABLES OW 1 A4	1.980% 05/23/2016 DD 02/24/10	CORPORATE DEBT INSTRUMENTS	56
HSBC BANK PLC 144A	3.500% 06/28/2015 DD 06/28/10	CORPORATE DEBT INSTRUMENTS	424
HSBC BANK PLC 144A	3.100% 05/24/2016 DD 05/24/11	CORPORATE DEBT INSTRUMENTS	449
HSBC BANK USA NA/NEW YORK NY	4.625% 04/01/2014 DD 03/22/04	CORPORATE DEBT INSTRUMENTS	418
HSBC FINANCE CORP	5.500% 01/19/2016 DD 01/19/06	CORPORATE DEBT INSTRUMENTS	223
HSBC FINANCE CORP	5.250% 04/15/2015 DD 04/20/05	CORPORATE DEBT INSTRUMENTS	1,822
HSBC HOME EQUITY LOAN TRU 1 A2	VAR RT 01/20/2036 DD 07/12/06	CORPORATE DEBT INSTRUMENTS	779
HSBC USA INC	2.375% 02/13/2015 DD 02/13/12	CORPORATE DEBT INSTRUMENTS	1,646
HYUNDAI CAPITAL SERVICES 144A	4.375% 07/27/2016 DD 01/27/11	CORPORATE DEBT INSTRUMENTS	968
IBERDROLA FINANCE IRELAND 144A	3.800% 09/11/2014 DD 09/11/09	CORPORATE DEBT INSTRUMENTS	811
INCITEC PIVOT LTD 144A	4.000% 12/07/2015 DD 12/07/10	CORPORATE DEBT INSTRUMENTS	631
ING BANK NV 144A	2.000% 09/25/2015 DD 09/25/12	CORPORATE DEBT INSTRUMENTS	403
ING BANK NV 144A	4.000% 03/15/2016 DD 03/15/11	CORPORATE DEBT INSTRUMENTS	639
ING BANK NV 144A	2.000% 09/25/2015 DD 09/25/12	CORPORATE DEBT INSTRUMENTS	655
ING BANK NV 144A	4.000% 03/15/2016 DD 03/15/11	CORPORATE DEBT INSTRUMENTS	1,064
INGREDION INC	1.800% 09/25/2017 DD 09/20/12	CORPORATE DEBT INSTRUMENTS	695
INTEL CORP	1.350% 12/15/2017 DD 12/11/12	CORPORATE DEBT INSTRUMENTS	745
INTEL CORP	1.950% 10/01/2016 DD 09/19/11	CORPORATE DEBT INSTRUMENTS	826
INTER-AMERICAN DEVELOPMENT BAN	1.125% 03/15/2017 DD 01/11/12	CORPORATE DEBT INSTRUMENTS	1,831
INTERNATIONAL BUSINESS MACHINE	0.550% 02/06/2015 DD 02/06/12	CORPORATE DEBT INSTRUMENTS	715
INTERNATIONAL BUSINESS MACHINE	2.000% 01/05/2016 DD 12/09/10	CORPORATE DEBT INSTRUMENTS	852
INTERNATIONAL BUSINESS MACHINE	0.750% 05/11/2015 DD 05/11/12	CORPORATE DEBT INSTRUMENTS	916
INTERNATIONAL PAPER CO	5.250% 04/01/2016 DD 03/18/04	CORPORATE DEBT INSTRUMENTS	29
INTERNATIONAL PAPER CO	5.300% 04/01/2015 DD 03/19/03	CORPORATE DEBT INSTRUMENTS	210
INTERPUBLIC GROUP OF COS INC/T	10.000% 07/15/2017 DD 06/15/09	CORPORATE DEBT INSTRUMENTS	606
INTESA SANPAOLO SPA 144A	VAR RT 02/24/2014 DD 02/24/11	CORPORATE DEBT INSTRUMENTS	2,897
JOHN DEERE CAPITAL CORP	5.750% 09/10/2018 DD 09/08/08	CORPORATE DEBT INSTRUMENTS	117
JP MORGAN CHASE COMMER CB14 A4	VAR RT 12/12/2044 DD 03/01/06	CORPORATE DEBT INSTRUMENTS	2,248

Attachment B

(In thousands)

Identity of Issuer	Maturity and Interest Rates	Description	Current Value

JP MORGAN CHASE COMMER LD12 A3	VAR RT 02/15/2051 DD 08/01/07	CORPORATE DEBT INSTRUMENTS	2,149
JP MORGAN CHASE COMMER LDP2 A4	4.738% 07/15/2042 DD 06/01/05	CORPORATE DEBT INSTRUMENTS	2,176
JP MORGAN CHASE COMMER LDP2 AM	4.780% 07/15/2042 DD 06/01/05	CORPORATE DEBT INSTRUMENTS	540
JP MORGAN CHASE COMMER LDP9 A3	5.336% 05/15/2047 DD 12/01/06	CORPORATE DEBT INSTRUMENTS	160
JP MORGAN CHASE COMMERCI C2 A3	VAR RT 05/15/2041 DD 05/01/04	CORPORATE DEBT INSTRUMENTS	273
JP MORGAN CHASE COMMERCI C8 A3	2.829% 10/15/2045 DD 10/01/12	CORPORATE DEBT INSTRUMENTS	513
JP MORGAN MORTGAGE TRUS A1 5A2	VAR RT 07/25/2035 DD 01/01/07	CORPORATE DEBT INSTRUMENTS	322
JPMORGAN CHASE & CO	4.750% 05/01/2013 DD 04/28/08	CORPORATE DEBT INSTRUMENTS	160
JPMORGAN CHASE & CO	6.000% 01/15/2018 DD 12/20/07	CORPORATE DEBT INSTRUMENTS	260
JPMORGAN CHASE & CO	5.250% 05/01/2015 DD 04/24/03	CORPORATE DEBT INSTRUMENTS	381
JPMORGAN CHASE & CO	3.250% 09/23/2022 DD 09/24/12	CORPORATE DEBT INSTRUMENTS	386
JPMORGAN CHASE & CO	2.000% 08/15/2017 DD 08/20/12	CORPORATE DEBT INSTRUMENTS	598
JPMORGAN CHASE & CO	6.300% 04/23/2019 DD 04/23/09	CORPORATE DEBT INSTRUMENTS	617
JPMORGAN CHASE & CO	3.400% 06/24/2015 DD 06/24/10	CORPORATE DEBT INSTRUMENTS	728
JPMORGAN CHASE & CO	4.400% 07/22/2020 DD 07/22/10	CORPORATE DEBT INSTRUMENTS	1,072
JPMORGAN CHASE & CO	4.750% 05/01/2013 DD 04/28/08	CORPORATE DEBT INSTRUMENTS	1,172
JPMORGAN CHASE & CO	3.150% 07/05/2016 DD 06/29/11	CORPORATE DEBT INSTRUMENTS	1,404
JPMORGAN CHASE & CO	1.875% 03/20/2015 DD 03/21/12	CORPORATE DEBT INSTRUMENTS	2,698
JPMORGAN CHASE & CO	3.450% 03/01/2016 DD 02/24/11	CORPORATE DEBT INSTRUMENTS	3,186
KEYBANK NA/CLEVELAND OH	5.450% 03/03/2016 DD 03/03/06	CORPORATE DEBT INSTRUMENTS	279
KEYCORP	3.750% 08/13/2015 DD 08/13/10	CORPORATE DEBT INSTRUMENTS	428
KEYCORP	6.500% 05/14/2013 DD 05/14/08	CORPORATE DEBT INSTRUMENTS	1,021
KILROY REALTY LP	5.000% 11/03/2015 DD 11/03/10	CORPORATE DEBT INSTRUMENTS	245
KILROY REALTY LP	6.625% 06/01/2020 DD 05/24/10	CORPORATE DEBT INSTRUMENTS	271
KINDER MORGAN ENERGY PARTNERS	5.950% 02/15/2018 DD 02/12/08	CORPORATE DEBT INSTRUMENTS	162
KINDER MORGAN ENERGY PARTNERS	3.950% 09/01/2022 DD 03/14/12	CORPORATE DEBT INSTRUMENTS	465
KING CNTY WA	4.750% 01/01/2034 DD 02/12/08	OTHER INVESTMENTS	448
KOREA DEVELOPMENT BANK/THE	8.000% 01/23/2014 DD 01/23/09	CORPORATE DEBT INSTRUMENTS	107
KOREA DEVELOPMENT BANK/THE	3.250% 03/09/2016 DD 09/09/10	CORPORATE DEBT INSTRUMENTS	209
KRAFT FOODS GROUP INC 144A	6.125% 08/23/2018 DD 07/18/12	CORPORATE DEBT INSTRUMENTS	132
KRAFT FOODS GROUP INC 144A	2.250% 06/05/2017 DD 06/04/12	CORPORATE DEBT INSTRUMENTS	445
KRAFT FOODS GROUP INC 144A	6.125% 08/23/2018 DD 07/18/12	CORPORATE DEBT INSTRUMENTS	459
LABORATORY CORP OF AMERICA HOL	2.200% 08/23/2017 DD 08/23/12	CORPORATE DEBT INSTRUMENTS	344
LABORATORY CORP OF AMERICA HOL	2.200% 08/23/2017 DD 08/23/12	CORPORATE DEBT INSTRUMENTS	405
LANDESBANK BADEN-WUERTTEMBERG/	5.050% 12/30/2015 DD 02/12/04	CORPORATE DEBT INSTRUMENTS	111
LANDWIRTSCHAFTLICHE RENTENBANK	4.125% 07/15/2013 DD 06/05/08	CORPORATE DEBT INSTRUMENTS	2,245
LAS VEGAS VLY NV WTR DIST	5.000% 02/01/2034 DD 02/19/08	OTHER INVESTMENTS	445
LB-UBS COMMERCIAL MORTGA C1 A4	5.156% 02/15/2031 DD 01/11/06	CORPORATE DEBT INSTRUMENTS	3,015
LB-UBS COMMERCIAL MORTGA C3 A5	4.739% 07/15/2030 DD 06/11/05	CORPORATE DEBT INSTRUMENTS	2,165
LB-UBS COMMERCIAL MORTGA C4 A3	VAR RT 06/15/2029 DD 05/11/04	CORPORATE DEBT INSTRUMENTS	174
LB-UBS COMMERCIAL MORTGA C6 A4	5.372% 09/15/2039 DD 09/11/06	CORPORATE DEBT INSTRUMENTS	345
LB-UBS COMMERCIAL MORTGA C7 A3	VAR RT 09/15/2027 DD 09/11/03	CORPORATE DEBT INSTRUMENTS	344
LB-UBS COMMERCIAL MORTGA C7 A4	VAR RT 11/15/2030 DD 10/11/05	CORPORATE DEBT INSTRUMENTS	1,105
LCM III LP 3A A 144A	VAR RT 06/01/2017 DD 04/21/05	CORPORATE DEBT INSTRUMENTS	609
LCM VIII LP 8A A 144A	VAR RT 01/14/2021 DD 11/23/10	CORPORATE DEBT INSTRUMENTS	674
LIBERTY PROPERTY LP	5.650% 08/15/2014 DD 08/10/04	CORPORATE DEBT INSTRUMENTS	518
LIFE TECHNOLOGIES CORP	4.400% 03/01/2015 DD 02/19/10	CORPORATE DEBT INSTRUMENTS	533
LIGHTPOINT CLO LTD 3A A1A 144A	VAR RT 09/15/2017 DD 07/20/05	CORPORATE DEBT INSTRUMENTS	426
LINCOLN NATIONAL CORP	4.300% 06/15/2015 DD 06/18/10	CORPORATE DEBT INSTRUMENTS	484
LLOYDS TSB BANK PLC	4.875% 01/21/2016 DD 01/21/11	CORPORATE DEBT INSTRUMENTS	662
LLOYDS TSB BANK PLC	4.200% 03/28/2017 DD 03/28/12	CORPORATE DEBT INSTRUMENTS	843
LORILLARD TOBACCO CO	3.500% 08/04/2016 DD 08/04/11	CORPORATE DEBT INSTRUMENTS	201
LORILLARD TOBACCO CO	2.300% 08/21/2017 DD 08/21/12	CORPORATE DEBT INSTRUMENTS	273
LOWE’S COS INC	5.400% 10/15/2016 DD 10/10/06	CORPORATE DEBT INSTRUMENTS	122
LOWE’S COS INC	1.625% 04/15/2017 DD 04/23/12	CORPORATE DEBT INSTRUMENTS	455
LUBRIZOL CORP	5.500% 10/01/2014 DD 09/28/04	CORPORATE DEBT INSTRUMENTS	114
M&I MARSHALL & ILSLEY BANK	4.850% 06/16/2015 DD 06/16/05	CORPORATE DEBT INSTRUMENTS	269
MACK-CALI REALTY LP	2.500% 12/15/2017 DD 11/20/12	CORPORATE DEBT INSTRUMENTS	227
MACQUARIE BANK LTD 144A	3.450% 07/27/2015 DD 07/27/12	CORPORATE DEBT INSTRUMENTS	489
MACY’S RETAIL HOLDINGS INC	5.900% 12/01/2016 DD 11/29/06	CORPORATE DEBT INSTRUMENTS	200
MAGELLAN MIDSTREAM PARTNERS LP	5.650% 10/15/2016 DD 10/15/04	CORPORATE DEBT INSTRUMENTS	239
MAGELLAN MIDSTREAM PARTNERS LP	6.450% 06/01/2014 DD 05/25/04	CORPORATE DEBT INSTRUMENTS	773
MANULIFE FINANCIAL CORP	3.400% 09/17/2015 DD 09/17/10	CORPORATE DEBT INSTRUMENTS	946
MANULIFE FINANCIAL CORP	3.400% 09/17/2015 DD 09/17/10	CORPORATE DEBT INSTRUMENTS	999
MARRIOTT INTERNATIONAL INC/DE	5.625% 02/15/2013 DD 10/19/07	CORPORATE DEBT INSTRUMENTS	28
MARRIOTT INTERNATIONAL INC/DE	5.810% 11/10/2015 DD 11/10/05	CORPORATE DEBT INSTRUMENTS	127
MARSH & MCLENNAN COS INC	5.750% 09/15/2015 DD 09/16/05	CORPORATE DEBT INSTRUMENTS	29
MASTR ADJUSTABLE RATE MOR 3 B2	VAR RT 10/25/2032 DD 08/01/02	CORPORATE DEBT INSTRUMENTS	44
MBNA CREDIT CARD MASTER B1 B1	4.450% 08/15/2016 DD 04/01/04	CORPORATE DEBT INSTRUMENTS	2,367
MBNA CREDIT CARD MASTER C2 C2	VAR RT 11/15/2016 DD 07/01/04	CORPORATE DEBT INSTRUMENTS	2,008
MCDONALD’S CORP	5.350% 03/01/2018 DD 02/29/08	CORPORATE DEBT INSTRUMENTS	104
MCKESSON CORP	5.700% 03/01/2017 DD 03/05/07	CORPORATE DEBT INSTRUMENTS	124
MCKESSON CORP	4.750% 03/01/2021 DD 02/28/11	CORPORATE DEBT INSTRUMENTS	348
MERCEDES-BENZ AUTO LEASE A A2	0.660% 04/15/2014 DD 03/22/12	CORPORATE DEBT INSTRUMENTS	946
MERCK SHARP & DOHME CORP	4.750% 03/01/2015 DD 02/17/05	CORPORATE DEBT INSTRUMENTS	229
MERRILL LYNCH & CO INC	6.400% 08/28/2017 DD 08/28/07	CORPORATE DEBT INSTRUMENTS	81
MERRILL LYNCH & CO INC	6.050% 05/16/2016 DD 05/16/06	CORPORATE DEBT INSTRUMENTS	110
MERRILL LYNCH & CO INC	5.450% 02/05/2013 DD 02/05/08	CORPORATE DEBT INSTRUMENTS	124
MERRILL LYNCH & CO INC	6.400% 08/28/2017 DD 08/28/07	CORPORATE DEBT INSTRUMENTS	235
MERRILL LYNCH & CO INC	6.875% 04/25/2018 DD 04/25/08	CORPORATE DEBT INSTRUMENTS	301
MERRILL LYNCH & CO INC	6.050% 05/16/2016 DD 05/16/06	CORPORATE DEBT INSTRUMENTS	1,018
MERRILL LYNCH MORTGAGE CIP1 A2	4.960% 07/12/2038 DD 08/01/05	CORPORATE DEBT INSTRUMENTS	604
MERRILL LYNCH MORTGAGE CIP1 A4	VAR RT 07/12/2038 DD 08/01/05	CORPORATE DEBT INSTRUMENTS	2,206
MERRILL LYNCH MORTGAGE KEY1 A4	VAR RT 11/12/2035 DD 11/01/03	CORPORATE DEBT INSTRUMENTS	154
MERRILL LYNCH MORTGAGE LC1 A4	VAR RT 01/12/2044 DD 12/01/05	CORPORATE DEBT INSTRUMENTS	167
MERRILL LYNCH MORTGAGE T C1 A2	VAR RT 05/12/2039 DD 05/01/06	CORPORATE DEBT INSTRUMENTS	16
MERRILL LYNCH MORTGAGE T C1 AM	VAR RT 05/12/2039 DD 05/01/06	CORPORATE DEBT INSTRUMENTS	196
MERRILL LYNCH MORTGAGE T C2 A4	VAR RT 08/12/2043 DD 08/01/06	CORPORATE DEBT INSTRUMENTS	2,316
MERRILL LYNCH/COUNTRYWIDE 1 A4	VAR RT 02/12/2039 DD 03/01/06	CORPORATE DEBT INSTRUMENTS	2,192
MERRILL LYNCH/COUNTRYWIDE 2 A4	VAR RT 06/12/2046 DD 06/01/06	CORPORATE DEBT INSTRUMENTS	2,304
MERRILL LYNCH/COUNTRYWIDE 3 A4	VAR RT 07/12/2046 DD 09/01/06	CORPORATE DEBT INSTRUMENTS	1,150
MERRILL LYNCH/COUNTRYWIDE 4 A3	VAR RT 12/12/2049 DD 12/01/06	CORPORATE DEBT INSTRUMENTS	228
METLIFE INC	5.500% 06/15/2014 DD 06/03/04	CORPORATE DEBT INSTRUMENTS	165
METLIFE INC	4.750% 02/08/2021 DD 08/06/10	CORPORATE DEBT INSTRUMENTS	987
METROPOLITAN EDISON CO	4.875% 04/01/2014 DD 10/01/04	CORPORATE DEBT INSTRUMENTS	110

Attachment B

(In thousands)

Identity of Issuer	Maturity and Interest Rates	Description	Current Value

METROPOLITAN LIFE GLOBAL 144A	3.875% 04/11/2022 DD 04/10/12	CORPORATE DEBT INSTRUMENTS	326
METROPOLITAN LIFE GLOBAL 144A	5.125% 06/10/2014 DD 06/10/09	CORPORATE DEBT INSTRUMENTS	478
METROPOLITAN LIFE GLOBAL 144A	2.000% 01/09/2015 DD 01/09/12	CORPORATE DEBT INSTRUMENTS	616
MEXICO GOVERNMENT INTERNATIONA	6.375% 01/16/2013 DD 01/16/03	OTHER INVESTMENTS	166
MEXICO GOVERNMENT INTERNATIONA	5.625% 01/15/2017 DD 03/10/06	OTHER INVESTMENTS	188
MEXICO GOVERNMENT INTERNATIONA	5.950% 03/19/2019 DD 12/23/08	OTHER INVESTMENTS	224
MEXICO GOVERNMENT INTERNATIONA	5.125% 01/15/2020 DD 01/15/10	OTHER INVESTMENTS	304
MIDAMERICAN ENERGY HOLDINGS CO	5.750% 04/01/2018 DD 03/28/08	CORPORATE DEBT INSTRUMENTS	1,174
MMAF EQUIPMENT FINA AA A4 144A	1.350% 10/10/2018 DD 06/20/12	CORPORATE DEBT INSTRUMENTS	1,080
MONDELEZ INTERNATIONAL INC	6.125% 02/01/2018 DD 12/12/07	CORPORATE DEBT INSTRUMENTS	46
MONDELEZ INTERNATIONAL INC	5.250% 10/01/2013 DD 09/25/03	CORPORATE DEBT INSTRUMENTS	177
MONDELEZ INTERNATIONAL INC	5.375% 02/10/2020 DD 02/08/10	CORPORATE DEBT INSTRUMENTS	181
MONDELEZ INTERNATIONAL INC	6.500% 08/11/2017 DD 08/13/07	CORPORATE DEBT INSTRUMENTS	745
MONDELEZ INTERNATIONAL INC	4.125% 02/09/2016 DD 02/08/10	CORPORATE DEBT INSTRUMENTS	926
MONUMENT PARK CDO L 1A A1 144A	VAR RT 01/20/2016 DD 01/29/04	CORPORATE DEBT INSTRUMENTS	240
MORGAN STANLEY	VAR RT 01/09/2014 DD 01/09/07	CORPORATE DEBT INSTRUMENTS	298
MORGAN STANLEY	4.750% 04/01/2014 DD 03/30/04	CORPORATE DEBT INSTRUMENTS	309
MORGAN STANLEY	5.375% 10/15/2015 DD 10/21/05	CORPORATE DEBT INSTRUMENTS	326
MORGAN STANLEY	6.625% 04/01/2018 DD 04/01/08	CORPORATE DEBT INSTRUMENTS	471
MORGAN STANLEY	5.500% 07/28/2021 DD 07/28/11	CORPORATE DEBT INSTRUMENTS	488
MORGAN STANLEY	5.500% 07/28/2021 DD 07/28/11	CORPORATE DEBT INSTRUMENTS	511
MORGAN STANLEY	6.250% 08/28/2017 DD 08/28/07	CORPORATE DEBT INSTRUMENTS	801
MORGAN STANLEY	5.375% 10/15/2015 DD 10/21/05	CORPORATE DEBT INSTRUMENTS	1,060
MORGAN STANLEY	6.000% 04/28/2015 DD 04/28/08	CORPORATE DEBT INSTRUMENTS	1,089
MORGAN STANLEY	4.750% 03/22/2017 DD 03/22/12	CORPORATE DEBT INSTRUMENTS	1,091
MORGAN STANLEY	6.625% 04/01/2018 DD 04/01/08	CORPORATE DEBT INSTRUMENTS	1,385
MORGAN STANLEY	6.000% 04/28/2015 DD 04/28/08	CORPORATE DEBT INSTRUMENTS	1,525
MORGAN STANLEY	VAR RT 04/29/2013 DD 04/29/11	CORPORATE DEBT INSTRUMENTS	3,107
MORGAN STANLEY ABS CAP NC1 A2C	VAR RT 01/25/2035 DD 02/25/05	CORPORATE DEBT INSTRUMENTS	1,138
MORGAN STANLEY ABS CAPI HE3 A4	VAR RT 03/25/2034 DD 05/27/04	CORPORATE DEBT INSTRUMENTS	1,096
MORGAN STANLEY CAPITAL HQ7 A4	VAR RT 11/14/2042 DD 11/01/05	CORPORATE DEBT INSTRUMENTS	249
MORGAN STANLEY CAPITAL HQ8 A4	VAR RT 03/12/2044 DD 03/01/06	CORPORATE DEBT INSTRUMENTS	1,906
MORGAN STANLEY CAPITAL HQ9 A4	VAR RT 07/12/2044 DD 08/01/06	CORPORATE DEBT INSTRUMENTS	2,552
MORGAN STANLEY CAPITAL T25 A3	VAR RT 11/12/2049 DD 01/01/07	CORPORATE DEBT INSTRUMENTS	116
MOUNTAIN CAPITAL C 3A A2L 144A	VAR RT 02/15/2016 DD 05/26/04	CORPORATE DEBT INSTRUMENTS	97
MURRAY STREET INVESTMENT TRUST	STEP 03/09/2017 DD 12/01/2011	CORPORATE DEBT INSTRUMENTS	541
NABORS INDUSTRIES INC	6.150% 02/15/2018 DD 08/15/08	CORPORATE DEBT INSTRUMENTS	61
NATIONAL AUSTRALIA BANK LTD/NE	1.600% 08/07/2015 DD 08/07/12	CORPORATE DEBT INSTRUMENTS	914
NATIONAL BANK OF CANADA	1.500% 06/26/2015 DD 06/26/12	CORPORATE DEBT INSTRUMENTS	646
NATIONAL RURAL UTILITIES COOPE	4.750% 03/01/2014 DD 02/25/04	CORPORATE DEBT INSTRUMENTS	115
NATIONWIDE HEALTH PROPERTIES I	6.000% 05/20/2015 DD 05/18/05	CORPORATE DEBT INSTRUMENTS	33
NBCUNIVERSAL MEDIA LLC	3.650% 04/30/2015 DD 04/30/11	CORPORATE DEBT INSTRUMENTS	243
NBCUNIVERSAL MEDIA LLC	2.875% 01/15/2023 DD 10/05/12	CORPORATE DEBT INSTRUMENTS	377
NBCUNIVERSAL MEDIA LLC	2.875% 04/01/2016 DD 04/01/11	CORPORATE DEBT INSTRUMENTS	664
NBCUNIVERSAL MEDIA LLC	4.375% 04/01/2021 DD 04/01/11	CORPORATE DEBT INSTRUMENTS	843
NCUA GUARANTEED NOTES T C1 APT	2.650% 10/29/2020 DD 11/10/10	CORPORATE DEBT INSTRUMENTS	1,175
NETWORK RAIL INFRASTRUCT FIN	3.500% 17-JUN-2013 USD1000	CORPORATE DEBT INSTRUMENTS	3,044
NEVADA POWER CO	6.500% 08/01/2018 DD 07/30/08	CORPORATE DEBT INSTRUMENTS	63
NEVADA POWER CO	6.500% 05/15/2018 DD 05/12/06	CORPORATE DEBT INSTRUMENTS	127
NEW YORK LIFE GLOBAL FUND 144A	1.650% 05/15/2017 DD 02/14/12	CORPORATE DEBT INSTRUMENTS	805
NEW YORK LIFE GLOBAL FUND 144A	3.000% 05/04/2015 DD 05/04/10	CORPORATE DEBT INSTRUMENTS	1,576
NEWELL RUBBERMAID INC	2.050% 12/01/2017 DD 12/04/12	CORPORATE DEBT INSTRUMENTS	471
NEWMARKET CORP 144A	4.100% 12/15/2022 DD 12/20/12	CORPORATE DEBT INSTRUMENTS	509
NEWS AMERICA INC	5.300% 12/15/2014 DD 12/03/04	CORPORATE DEBT INSTRUMENTS	114
NEXTERA ENERGY CAPITAL HOLDING	1.611% 06/01/2014 DD 05/21/12	CORPORATE DEBT INSTRUMENTS	581
NISOURCE FINANCE CORP	5.400% 07/15/2014 DD 07/21/03	CORPORATE DEBT INSTRUMENTS	131
NISOURCE FINANCE CORP	6.150% 03/01/2013 DD 02/19/03	CORPORATE DEBT INSTRUMENTS	131
NOBLE HOLDING INTERNATIONAL LT	2.500% 03/15/2017 DD 02/10/12	CORPORATE DEBT INSTRUMENTS	170
NORDEA BANK AB 144A	4.250% 09/21/2022 DD 09/21/12	CORPORATE DEBT INSTRUMENTS	695
NORDEA BANK AB 144A	2.250% 03/20/2015 DD 03/20/12	CORPORATE DEBT INSTRUMENTS	804
NORDEA BANK AB 144A	3.125% 03/20/2017 DD 03/20/12	CORPORATE DEBT INSTRUMENTS	1,603
NORTHERN TRUST CORP	5.500% 08/15/2013 DD 08/13/08	CORPORATE DEBT INSTRUMENTS	56
NORTHSTAR EDUCATION FINAN 1 A1	VAR RT 10/28/2026 DD 10/25/05	CORPORATE DEBT INSTRUMENTS	94
NOVARTIS CAPITAL CORP	4.400% 04/24/2020 DD 03/16/10	CORPORATE DEBT INSTRUMENTS	875
NYSE EURONEXT	2.000% 10/05/2017 DD 10/05/12	CORPORATE DEBT INSTRUMENTS	1,042
OCCIDENTAL PETROLEUM CORP	1.750% 02/15/2017 DD 08/18/11	CORPORATE DEBT INSTRUMENTS	651
OCP CLO LTD 2A A2 144A	VAR RT 11/22/2023 DD 11/15/12	CORPORATE DEBT INSTRUMENTS	100
OCP CLO LTD 2A B 144A	VAR RT 11/22/2023 DD 11/15/12	CORPORATE DEBT INSTRUMENTS	99
ONEOK PARTNERS LP	6.150% 10/01/2016 DD 09/25/06	CORPORATE DEBT INSTRUMENTS	62
ONEOK PARTNERS LP	2.000% 10/01/2017 DD 09/13/12	CORPORATE DEBT INSTRUMENTS	227
ORACLE CORP	5.250% 01/15/2016 DD 01/13/06	CORPORATE DEBT INSTRUMENTS	192
ORACLE CORP	5.750% 04/15/2018 DD 04/09/08	CORPORATE DEBT INSTRUMENTS	214
ORACLE CORP	2.500% 10/15/2022 DD 10/25/12	CORPORATE DEBT INSTRUMENTS	388
OVERSEAS PRIVATE INVT CORP	0.000% 07/07/2015 DD 07/19/10	U. S. GOVERNMENT SECURITIES	1,114
OVERSEAS PRIVATE INVT CORP	0.000% 05/02/2014 DD 05/02/11	U. S. GOVERNMENT SECURITIES	3,123
PACIFIC GAS & ELECTRIC CO	4.800% 03/01/2014 DD 03/23/04	CORPORATE DEBT INSTRUMENTS	159
PECO ENERGY CO	2.375% 09/15/2022 DD 09/17/12	CORPORATE DEBT INSTRUMENTS	388
PEMEX PROJECT FUNDING MASTER T	5.750% 03/01/2018 DD 09/01/08	CORPORATE DEBT INSTRUMENTS	128
PENSKE TRUCK LEASING CO L 144A	2.500% 07/11/2014 DD 07/13/12	CORPORATE DEBT INSTRUMENTS	131
PENSKE TRUCK LEASING CO L 144A	3.125% 05/11/2015 DD 05/11/12	CORPORATE DEBT INSTRUMENTS	327
PENSKE TRUCK LEASING CO L 144A	2.500% 03/15/2016 DD 09/27/12	CORPORATE DEBT INSTRUMENTS	607
PENSKE TRUCK LEASING CO L 144A	3.125% 05/11/2015 DD 05/11/12	CORPORATE DEBT INSTRUMENTS	689
PENTAIR FINANCE SA 144A	1.875% 09/15/2017 DD 09/24/12	CORPORATE DEBT INSTRUMENTS	125
PEPSICO INC	5.000% 06/01/2018 DD 05/28/08	CORPORATE DEBT INSTRUMENTS	111
PEPSICO INC	0.800% 08/25/2014 DD 08/29/11	CORPORATE DEBT INSTRUMENTS	432
PERMANENT MASTER I 2A 1A3 144A	VAR RT 07/15/2042 DD 11/01/11	CORPORATE DEBT INSTRUMENTS	1,263
PERNOD-RICARD SA 144A	2.950% 01/15/2017 DD 01/12/12	CORPORATE DEBT INSTRUMENTS	394
PERNOD-RICARD SA 144A	4.450% 01/15/2022 DD 10/25/11	CORPORATE DEBT INSTRUMENTS	968
PERUVIAN GOVERNMENT INTERNATIO	8.375% 05/03/2016 DD 05/03/04	OTHER INVESTMENTS	65
PERUVIAN GOVERNMENT INTERNATIO	9.875% 02/06/2015 DD 02/06/03	OTHER INVESTMENTS	206
PETROBRAS INTERNATIONAL FINANC	5.875% 03/01/2018 DD 11/01/07	CORPORATE DEBT INSTRUMENTS	114
PETROBRAS INTERNATIONAL FINANC	5.750% 01/20/2020 DD 10/30/09	CORPORATE DEBT INSTRUMENTS	219
PETROBRAS INTERNATIONAL FINANC	2.875% 02/06/2015 DD 02/06/12	CORPORATE DEBT INSTRUMENTS	534
PETROLEOS MEXICANOS	4.875% 03/15/2015 DD 09/15/10	CORPORATE DEBT INSTRUMENTS	75
PETROLEOS MEXICANOS	6.000% 03/05/2020 DD 09/05/10	CORPORATE DEBT INSTRUMENTS	227

Attachment B

(In thousands)

Identity of Issuer	Maturity and Interest Rates	Description	Current Value

PHILIP MORRIS INTERNATIONAL IN	1.125% 08/21/2017 DD 08/21/12	CORPORATE DEBT INSTRUMENTS	299
PHILIP MORRIS INTERNATIONAL IN	1.125% 08/21/2017 DD 08/21/12	CORPORATE DEBT INSTRUMENTS	409
PHILIP MORRIS INTERNATIONAL IN	2.500% 05/16/2016 DD 05/16/11	CORPORATE DEBT INSTRUMENTS	1,062
PHILLIPS 66	2.950% 05/01/2017 DD 11/01/12	CORPORATE DEBT INSTRUMENTS	212
PLAINS ALL AMERICAN PIPELINE L	6.125% 01/15/2017 DD 07/15/07	CORPORATE DEBT INSTRUMENTS	62
PLAINS ALL AMERICAN PIPELINE L	3.950% 09/15/2015 DD 07/14/10	CORPORATE DEBT INSTRUMENTS	442
PNC BANK NA	6.000% 12/07/2017 DD 12/07/07	CORPORATE DEBT INSTRUMENTS	632
PNC FUNDING CORP	5.400% 06/10/2014 DD 06/09/09	CORPORATE DEBT INSTRUMENTS	1,227
PNC FUNDING CORP	3.000% 05/19/2014 DD 05/19/10	CORPORATE DEBT INSTRUMENTS	1,240
POLAND GOVERNMENT INTERNATIONA	6.375% 07/15/2019 DD 07/15/09	OTHER INVESTMENTS	131
POLAND GOVERNMENT INTERNATIONA	5.250% 01/15/2014 DD 10/29/03	OTHER INVESTMENTS	166
PPL ENERGY SUPPLY LLC	6.300% 07/15/2013 DD 07/20/08	CORPORATE DEBT INSTRUMENTS	81
PPL ENERGY SUPPLY LLC	6.200% 05/15/2016 DD 05/18/06	CORPORATE DEBT INSTRUMENTS	181
PPL ENERGY SUPPLY LLC	6.300% 07/15/2013 DD 07/20/08	CORPORATE DEBT INSTRUMENTS	762
PRAXAIR INC	5.250% 11/15/2014 DD 11/13/07	CORPORATE DEBT INSTRUMENTS	35
PRECISION CASTPARTS CORP	1.250% 01/15/2018 DD 12/20/12	CORPORATE DEBT INSTRUMENTS	431
PRINCIPAL FINANCIAL GROUP INC	1.850% 11/15/2017 DD 11/16/12	CORPORATE DEBT INSTRUMENTS	161
PRINCIPAL LIFE INCOME FUNDING	5.300% 04/24/2013 DD 04/24/08	CORPORATE DEBT INSTRUMENTS	71
PRINCIPAL LIFE INCOME FUNDING	5.100% 04/15/2014 DD 04/16/04	CORPORATE DEBT INSTRUMENTS	74
PROGRESS ENERGY INC	7.050% 03/15/2019 DD 03/19/09	CORPORATE DEBT INSTRUMENTS	660
PROVINCE OF ALBERTA	1.000% 06/21/2017 DD 06/21/12	OTHER INVESTMENTS	677
PROVINCE OF MANITOBA CANADA	2.125% 04/22/2013 DD 01/21/10	OTHER INVESTMENTS	106
PROVINCE OF ONTARIO CANADA	4.750% 01/19/2016 DD 01/18/06	OTHER INVESTMENTS	337
PROVINCE OF QUEBEC CANADA	5.000% 03/01/2016 DD 03/01/06	OTHER INVESTMENTS	288
PRUDENTIAL FINANCIAL INC	4.500% 11/15/2020 DD 11/18/10	CORPORATE DEBT INSTRUMENTS	223
PRUDENTIAL FINANCIAL INC	3.000% 05/12/2016 DD 05/12/11	CORPORATE DEBT INSTRUMENTS	290
PSEG POWER LLC	2.750% 09/15/2016 DD 09/19/11	CORPORATE DEBT INSTRUMENTS	187
PYRAMID INTERMEDIATE MANAGED	MATURING FUND	COMMON/COLLECTIVE TRUST	19,694
PYRAMID SHORT MANAGED MATURING	FUND	COMMON/COLLECTIVE TRUST	25,464
QUEST DIAGNOSTICS INC	3.200% 04/01/2016 DD 03/24/11	CORPORATE DEBT INSTRUMENTS	591
QVC INC 144A	5.125% 07/02/2022 DD 07/02/12	CORPORATE DEBT INSTRUMENTS	571
QWEST CORP	6.500% 06/01/2017 DD 12/01/07	CORPORATE DEBT INSTRUMENTS	184
REALTY INCOME CORP	2.000% 01/31/2018 DD 10/10/12	CORPORATE DEBT INSTRUMENTS	619
REILLY MTG ASSOC 91ST FHA PROJ	7.430% 07/01/2023 DD 07/01/83	U. S. GOVERNMENT SECURITIES	25
REILLY MTG GRP FHA POOL #64	7.430% 01/25/2024 DD 03/01/84	CORPORATE DEBT INSTRUMENTS	90
REINSURANCE GROUP OF AMERICA I	5.625% 03/15/2017 DD 03/09/07	CORPORATE DEBT INSTRUMENTS	1,158
RENSSELAER POLYTECHNIC INSTITU	5.600% 09/01/2020 DD 04/20/10	CORPORATE DEBT INSTRUMENTS	924
REPUBLIC OF FINLAND 144A	1.125% 05/02/2017 DD 05/02/12	CORPORATE DEBT INSTRUMENTS	1,284
REPUBLIC OF KOREA	7.125% 04/16/2019 DD 04/16/09	OTHER INVESTMENTS	130
REPUBLIC OF KOREA	4.875% 09/22/2014 DD 09/22/04	OTHER INVESTMENTS	244
REYNOLDS AMERICAN INC	6.750% 06/15/2017 DD 06/21/07	CORPORATE DEBT INSTRUMENTS	128
REYNOLDS AMERICAN INC	1.050% 10/30/2015 DD 10/31/12	CORPORATE DEBT INSTRUMENTS	160
RIO TINTO ALCAN INC	5.000% 06/01/2015 DD 05/31/05	CORPORATE DEBT INSTRUMENTS	115
RIO TINTO FINANCE USA LTD	2.250% 09/20/2016 DD 09/19/11	CORPORATE DEBT INSTRUMENTS	207
RIO TINTO FINANCE USA LTD	1.875% 11/02/2015 DD 11/02/10	CORPORATE DEBT INSTRUMENTS	216
RIO TINTO FINANCE USA LTD	8.950% 05/01/2014 DD 04/17/09	CORPORATE DEBT INSTRUMENTS	697
ROPER INDUSTRIES INC	1.850% 11/15/2017 DD 11/21/12	CORPORATE DEBT INSTRUMENTS	515
ROYAL BANK OF CANADA	1.450% 10/30/2014 DD 10/31/11	CORPORATE DEBT INSTRUMENTS	524
ROYAL BANK OF CANADA	1.200% 09/19/2017 DD 09/19/12	CORPORATE DEBT INSTRUMENTS	1,113
ROYAL BANK OF CANADA	0.625% 12/04/2015 DD 12/06/12	CORPORATE DEBT INSTRUMENTS	2,369
ROYAL BANK OF CANADA 144A	3.125% 04/14/2015 DD 04/14/10	CORPORATE DEBT INSTRUMENTS	3,702
ROYAL BANK OF SCOTLAND GROUP P	2.550% 09/18/2015 DD 09/18/12	CORPORATE DEBT INSTRUMENTS	174
ROYAL BANK OF SCOTLAND GROUP P	2.550% 09/18/2015 DD 09/18/12	CORPORATE DEBT INSTRUMENTS	665
ROYAL BANK OF SCOTLAND PL 144A	4.875% 08/25/2014 DD 08/25/09	CORPORATE DEBT INSTRUMENTS	527
ROYAL BANK OF SCOTLAND PLC/THE	3.950% 09/21/2015 DD 09/20/10	CORPORATE DEBT INSTRUMENTS	223
ROYAL BANK OF SCOTLAND PLC/THE	4.875% 03/16/2015 DD 03/16/10	CORPORATE DEBT INSTRUMENTS	644
RUBY PIPELINE LLC 144A	6.000% 04/01/2022 DD 02/15/12	CORPORATE DEBT INSTRUMENTS	515
SABMILLER HOLDINGS INC 144A	3.750% 01/15/2022 DD 01/17/12	CORPORATE DEBT INSTRUMENTS	497
SABMILLER HOLDINGS INC 144A	2.450% 01/15/2017 DD 01/17/12	CORPORATE DEBT INSTRUMENTS	1,115
SALOMON BROTHERS MORTGAGE 20 A	VAR RT 12/25/2024 DD 12/01/94	CORPORATE DEBT INSTRUMENTS	10
SANTANDER DRIVE AUTO RECE 2 A2	0.910% 05/15/2015 DD 03/21/12	CORPORATE DEBT INSTRUMENTS	924
SANTANDER DRIVE AUTO RECE 2 A3	1.220% 12/15/2015 DD 03/21/12	CORPORATE DEBT INSTRUMENTS	1,154
SANTANDER DRIVE AUTO RECE 3 A3	1.080% 04/15/2016 DD 05/16/12	CORPORATE DEBT INSTRUMENTS	1,238
SANTANDER DRIVE AUTO RECE 4 A3	1.640% 09/15/2015 DD 10/13/11	CORPORATE DEBT INSTRUMENTS	1,597
SANTANDER DRIVE AUTO RECE 6 A2	0.470% 09/15/2015 DD 10/10/12	CORPORATE DEBT INSTRUMENTS	1,335
SANTANDER HOLDINGS USA INC/PA	3.000% 09/24/2015 DD 09/24/12	CORPORATE DEBT INSTRUMENTS	377
SANTANDER HOLDINGS USA INC/PA	3.000% 09/24/2015 DD 09/24/12	CORPORATE DEBT INSTRUMENTS	458
SANTANDER HOLDINGS USA INC/PA	3.000% 09/24/2015 DD 09/24/12	CORPORATE DEBT INSTRUMENTS	677
SBA GTD PARTN CTFS 1997-20D 1	7.500% 04/01/2017	U. S. GOVERNMENT SECURITIES	145
SBA GTD PARTN CTFS 1997-20F 1	7.200% 06/01/2017 DD 06/01/97	U. S. GOVERNMENT SECURITIES	31
SBA GTD PARTN CTFS 1999-20J 1	1999-20 7.200% 10/01/2019	U. S. GOVERNMENT SECURITIES	337
SCHLUMBERGER INVESTMENT S 144A	2.400% 08/01/2022 DD 07/31/12	CORPORATE DEBT INSTRUMENTS	288
SCHLUMBERGER INVESTMENT S 144A	3.300% 09/14/2021 DD 09/14/11	CORPORATE DEBT INSTRUMENTS	399
SCHLUMBERGER INVESTMENT S 144A	1.250% 08/01/2017 DD 07/31/12	CORPORATE DEBT INSTRUMENTS	623
SCHLUMBERGER NORGE AS 144A	1.950% 09/14/2016 DD 09/14/11	CORPORATE DEBT INSTRUMENTS	575
SCHLUMBERGER NORGE AS 144A	1.250% 08/01/2017 DD 07/31/12	CORPORATE DEBT INSTRUMENTS	622
SEMPRA ENERGY	6.000% 02/01/2013 DD 01/31/03	CORPORATE DEBT INSTRUMENTS	16
SEMPRA ENERGY	6.500% 06/01/2016 DD 05/15/09	CORPORATE DEBT INSTRUMENTS	103
SEMPRA ENERGY	2.300% 04/01/2017 DD 03/23/12	CORPORATE DEBT INSTRUMENTS	685
SHELL INTERNATIONAL FINANCE BV	5.200% 03/22/2017 DD 03/22/07	CORPORATE DEBT INSTRUMENTS	90
SIERRA PACIFIC POWER CO	5.450% 09/01/2013 DD 09/02/08	CORPORATE DEBT INSTRUMENTS	991
SIMON PROPERTY GROUP LP	5.250% 12/01/2016 DD 12/12/06	CORPORATE DEBT INSTRUMENTS	23
SIMON PROPERTY GROUP LP	2.800% 01/30/2017 DD 11/16/11	CORPORATE DEBT INSTRUMENTS	158
SIMON PROPERTY GROUP LP	6.125% 05/30/2018 DD 05/19/08	CORPORATE DEBT INSTRUMENTS	177
SIMON PROPERTY GROUP LP	6.100% 05/01/2016 DD 05/15/06	CORPORATE DEBT INSTRUMENTS	284
SIMON PROPERTY GROUP LP	4.125% 12/01/2021 DD 11/16/11	CORPORATE DEBT INSTRUMENTS	361
SIMON PROPERTY GROUP LP	5.650% 02/01/2020 DD 01/25/10	CORPORATE DEBT INSTRUMENTS	660
SIMON PROPERTY GROUP LP 144A	1.500% 02/01/2018 DD 12/17/12	CORPORATE DEBT INSTRUMENTS	746
SLM CORP	5.375% 01/15/2013 DD 12/06/02	CORPORATE DEBT INSTRUMENTS	140
SLM CORP	6.000% 01/25/2017 DD 01/27/12	CORPORATE DEBT INSTRUMENTS	325
SLM CORP	5.000% 04/15/2015 DD 04/15/03	CORPORATE DEBT INSTRUMENTS	332
SLM CORP	8.450% 06/15/2018 DD 06/18/08	CORPORATE DEBT INSTRUMENTS	702
SLM STUDENT LOAN TRU B A3 144A	VAR RT 06/16/2042 DD 06/30/11	CORPORATE DEBT INSTRUMENTS	754
SLM STUDENT LOAN TRU E A1 144A	VAR RT 10/16/2023 DD 10/18/12	CORPORATE DEBT INSTRUMENTS	1,086
SLM STUDENT LOAN TRUST 1 A	VAR RT 03/25/2025 DD 04/15/10	CORPORATE DEBT INSTRUMENTS	1,916

Attachment B

(In thousands)

Identity of Issuer	Maturity and Interest Rates	Description	Current Value

SLM STUDENT LOAN TRUST 2 A	VAR RT 01/25/2029 DD 03/15/12	CORPORATE DEBT INSTRUMENTS	1,129
SLM STUDENT LOAN TRUST B A2	VAR RT 06/15/2021 DD 05/26/04	CORPORATE DEBT INSTRUMENTS	896
SMALL BUS ADMIN CTF S-95 20B	8.150% 02/01/2015 DD 02/15/95	U. S. GOVERNMENT SECURITIES	66
SOUTH AFRICA GOVERNMENT INTERN	6.500% 06/02/2014 DD 06/02/04	OTHER INVESTMENTS	264
SOUTHERN CALIFORNIA EDISON CO	5.500% 08/15/2018 DD 08/18/08	CORPORATE DEBT INSTRUMENTS	128
SOUTHERN CO/THE	1.950% 09/01/2016 DD 08/23/11	CORPORATE DEBT INSTRUMENTS	1,005
SOUTHERN POWER CO	4.875% 07/15/2015 DD 01/15/04	CORPORATE DEBT INSTRUMENTS	153
SOUTHTRUST CORP	5.800% 06/15/2014 DD 05/24/04	CORPORATE DEBT INSTRUMENTS	224
SPECTRA ENERGY CAPITAL LLC	6.200% 04/15/2018 DD 04/10/08	CORPORATE DEBT INSTRUMENTS	129
SPECTRA ENERGY CAPITAL LLC	5.668% 08/15/2014 DD 08/19/04	CORPORATE DEBT INSTRUMENTS	644
STANDARD CHARTERED PLC 144A	5.500% 11/18/2014 DD 05/18/09	CORPORATE DEBT INSTRUMENTS	404
STANFIELD AZURE CL 1A A1L 144A	VAR RT 05/27/2020 DD 03/28/06	CORPORATE DEBT INSTRUMENTS	972
STATE OF QATAR	4.000% 01/20/2015 DD 11/24/09	OTHER INVESTMENTS	1,579
STATOIL ASA	1.800% 11/23/2016 DD 11/23/11	CORPORATE DEBT INSTRUMENTS	2,267
STRUCTURED ADJUSTABLE R 16 3A1	VAR RT 11/25/2034 DD 10/01/04	CORPORATE DEBT INSTRUMENTS	137
STRUCTURED ADJUSTABLE RA 6 3A2	VAR RT 06/25/2034 DD 05/01/04	CORPORATE DEBT INSTRUMENTS	464
STRUCTURED ADJUSTABLE RAT 5 1A	VAR RT 05/25/2034 DD 04/01/04	CORPORATE DEBT INSTRUMENTS	62
STRYKER CORP	2.000% 09/30/2016 DD 09/16/11	CORPORATE DEBT INSTRUMENTS	609
SUNCOR ENERGY INC	6.100% 06/01/2018 DD 06/06/08	CORPORATE DEBT INSTRUMENTS	300
SUNTRUST BANKS INC	3.500% 01/20/2017 DD 11/01/11	CORPORATE DEBT INSTRUMENTS	1,128
SVB FINANCIAL GROUP	5.375% 09/15/2020 DD 09/20/10	CORPORATE DEBT INSTRUMENTS	701
TAKEDA PHARMACEUTICAL CO 144A	1.625% 03/17/2017 DD 07/17/12	CORPORATE DEBT INSTRUMENTS	507
TCI COMMUNICATIONS INC	8.750% 08/01/2015 DD 08/01/95	CORPORATE DEBT INSTRUMENTS	167
TELECOM ITALIA CAPITAL SA	5.250% 11/15/2013 DD 05/15/04	CORPORATE DEBT INSTRUMENTS	62
TELECOM ITALIA CAPITAL SA	5.250% 10/01/2015 DD 09/28/05	CORPORATE DEBT INSTRUMENTS	279
TELEFONICA EMISIONES SAU	5.855% 02/04/2013 DD 07/02/07	CORPORATE DEBT INSTRUMENTS	46
TELEFONICA EMISIONES SAU	2.582% 04/26/2013 DD 04/26/10	CORPORATE DEBT INSTRUMENTS	75
TELEFONICA EMISIONES SAU	5.855% 02/04/2013 DD 07/02/07	CORPORATE DEBT INSTRUMENTS	853
TEMASEK FINANCIAL I LTD 144A	2.375% 01/23/2023 DD 07/23/12	CORPORATE DEBT INSTRUMENTS	1,029
TENNESSEE VALLEY AUTH BD	6.000% 03/15/2013 DD 03/15/98	U. S. GOVERNMENT SECURITIES	354
TESCO PLC 144A	2.000% 12/05/2014 DD 12/05/11	CORPORATE DEBT INSTRUMENTS	582
TEVA PHARMACEUTICAL FINANCE CO	2.400% 11/10/2016 DD 11/10/11	CORPORATE DEBT INSTRUMENTS	1,886
THERMO FISHER SCIENTIFIC INC	3.600% 08/15/2021 DD 08/16/11	CORPORATE DEBT INSTRUMENTS	877
THERMO FISHER SCIENTIFIC INC	2.250% 08/15/2016 DD 08/16/11	CORPORATE DEBT INSTRUMENTS	1,398
TIME WARNER CABLE INC	6.750% 07/01/2018 DD 06/19/08	CORPORATE DEBT INSTRUMENTS	32
TIME WARNER CABLE INC	6.200% 07/01/2013 DD 06/19/08	CORPORATE DEBT INSTRUMENTS	64
TIME WARNER CABLE INC	5.850% 05/01/2017 DD 04/09/07	CORPORATE DEBT INSTRUMENTS	321
TIME WARNER INC	5.875% 11/15/2016 DD 11/13/06	CORPORATE DEBT INSTRUMENTS	307
TOBACCO SETTLEMENT AUTH IA TOB	6.500% 06/01/2023 DD 11/30/05	OTHER INVESTMENTS	707
TORONTO-DOMINION BANK/THE	2.500% 07/14/2016 DD 07/14/11	CORPORATE DEBT INSTRUMENTS	1,026
TORONTO-DOMINION BANK/THE 144A	1.500% 03/13/2017 DD 03/13/12	CORPORATE DEBT INSTRUMENTS	614
TOTAL CAPITAL INTERNATIONAL SA	2.700% 01/25/2023 DD 09/25/12	CORPORATE DEBT INSTRUMENTS	1,095
TOYOTA MOTOR CREDIT CORP	1.250% 10/05/2017 DD 10/05/12	CORPORATE DEBT INSTRUMENTS	750
TRANSATLANTIC HOLDINGS INC	5.750% 12/14/2015 DD 12/14/05	CORPORATE DEBT INSTRUMENTS	359
TRANSOCEAN INC	4.950% 11/15/2015 DD 09/21/10	CORPORATE DEBT INSTRUMENTS	274
TRANSOCEAN INC	6.375% 12/15/2021 DD 12/05/11	CORPORATE DEBT INSTRUMENTS	608
TRANSOCEAN INC	6.500% 11/15/2020 DD 09/21/10	CORPORATE DEBT INSTRUMENTS	1,453
TRIMARAN CLO VI DE 2A A1L 144A	VAR RT 11/01/2018 DD 08/16/06	CORPORATE DEBT INSTRUMENTS	924
TYCO ELECTRONICS GROUP SA	1.600% 02/03/2015 DD 02/03/12	CORPORATE DEBT INSTRUMENTS	254
U S TREASURY BILL	VAR RT 11/14/2013 DD 11/15/12	U. S. GOVERNMENT SECURITIES	499
U S TREASURY BOND	2.750% 11/15/2042 DD 11/15/12	U. S. GOVERNMENT SECURITIES	303
U S TREASURY BOND	2.750% 11/15/2042 DD 11/15/12	U. S. GOVERNMENT SECURITIES	2,216
U S TREASURY BOND	2.750% 08/15/2042 DD 08/15/12	U. S. GOVERNMENT SECURITIES	3,192
U S TREASURY BOND	6.250% 08/15/2023 DD 08/15/93	U. S. GOVERNMENT SECURITIES	4,015
U S TREASURY BOND	2.750% 11/15/2042 DD 11/15/12	U. S. GOVERNMENT SECURITIES	4,210
U S TREASURY NOTE	1.125% 12/31/2019 DD 12/31/12	U. S. GOVERNMENT SECURITIES	10
U S TREASURY NOTE	0.750% 06/30/2017 DD 06/30/12	U. S. GOVERNMENT SECURITIES	262
U S TREASURY NOTE	0.125% 08/31/2013 DD 08/31/11	U. S. GOVERNMENT SECURITIES	290
U S TREASURY NOTE	0.125% 12/31/2013 DD 12/31/11	U. S. GOVERNMENT SECURITIES	310
U S TREASURY NOTE	2.000% 02/15/2022 DD 02/15/12	U. S. GOVERNMENT SECURITIES	310
U S TREASURY NOTE	2.625% 11/15/2020 DD 11/15/10	U. S. GOVERNMENT SECURITIES	324
U S TREASURY NOTE	0.375% 06/15/2015 DD 06/15/12	U. S. GOVERNMENT SECURITIES	411
U S TREASURY NOTE	0.625% 11/30/2017 DD 11/30/12	U. S. GOVERNMENT SECURITIES	538
U S TREASURY NOTE	1.875% 08/31/2017 DD 08/31/10	U. S. GOVERNMENT SECURITIES	634
U S TREASURY NOTE	1.000% 09/30/2016 DD 09/30/11	U. S. GOVERNMENT SECURITIES	662
U S TREASURY NOTE	2.250% 01/31/2015 DD 01/31/10	U. S. GOVERNMENT SECURITIES	729
U S TREASURY NOTE	0.500% 10/15/2013 DD 10/15/10	U. S. GOVERNMENT SECURITIES	837
U S TREASURY NOTE	1.750% 03/31/2014 DD 03/31/09	U. S. GOVERNMENT SECURITIES	897
U S TREASURY NOTE	0.125% 12/31/2013 DD 12/31/11	U. S. GOVERNMENT SECURITIES	1,089
U S TREASURY NOTE	4.500% 11/15/2015 DD 11/15/05	U. S. GOVERNMENT SECURITIES	1,157
U S TREASURY NOTE	1.625% 08/15/2022 DD 08/15/12	U. S. GOVERNMENT SECURITIES	1,192
U S TREASURY NOTE	0.625% 05/31/2017 DD 05/31/12	U. S. GOVERNMENT SECURITIES	1,302
U S TREASURY NOTE	2.375% 10/31/2014 DD 10/31/09	U. S. GOVERNMENT SECURITIES	1,339
U S TREASURY NOTE	1.000% 10/31/2016 DD 10/31/11	U. S. GOVERNMENT SECURITIES	1,427
U S TREASURY NOTE	0.750% 08/15/2013 DD 08/15/10	U. S. GOVERNMENT SECURITIES	1,576
U S TREASURY NOTE	0.250% 09/30/2014 DD 09/30/12	U. S. GOVERNMENT SECURITIES	1,775
U S TREASURY NOTE	0.500% 10/15/2014 DD 10/15/11	U. S. GOVERNMENT SECURITIES	1,909
U S TREASURY NOTE	2.625% 07/31/2014 DD 07/31/09	U. S. GOVERNMENT SECURITIES	1,920
U S TREASURY NOTE	2.125% 05/31/2015 DD 05/31/10	U. S. GOVERNMENT SECURITIES	2,003
U S TREASURY NOTE	0.125% 09/30/2013 DD 09/30/11	U. S. GOVERNMENT SECURITIES	2,459
U S TREASURY NOTE	1.250% 10/31/2015 DD 10/31/10	U. S. GOVERNMENT SECURITIES	3,538
U S TREASURY NOTE	4.750% 05/15/2014 DD 05/15/04	U. S. GOVERNMENT SECURITIES	3,689
U S TREASURY NOTE	0.250% 12/15/2015 DD 12/15/12	U. S. GOVERNMENT SECURITIES	3,704
U S TREASURY NOTE	1.500% 06/30/2016 DD 06/30/11	U. S. GOVERNMENT SECURITIES	4,146
U S TREASURY NOTE	1.125% 12/31/2019 DD 12/31/12	U. S. GOVERNMENT SECURITIES	4,587
U S TREASURY NOTE	1.250% 10/31/2015 DD 10/31/10	U. S. GOVERNMENT SECURITIES	4,922
U S TREASURY NOTE	2.500% 03/31/2015 DD 03/31/10	U. S. GOVERNMENT SECURITIES	5,196
U S TREASURY NOTE	0.750% 06/15/2014 DD 06/15/11	U. S. GOVERNMENT SECURITIES	5,220
U S TREASURY NOTE	0.750% 09/15/2013 DD 09/15/10	U. S. GOVERNMENT SECURITIES	5,864
U S TREASURY NOTE	0.250% 10/15/2015 DD 10/15/12	U. S. GOVERNMENT SECURITIES	5,986
U S TREASURY NOTE	0.875% 04/30/2017 DD 04/30/12	U. S. GOVERNMENT SECURITIES	6,074
U S TREASURY NOTE	0.125% 12/31/2013 DD 12/31/11	U. S. GOVERNMENT SECURITIES	6,151
U S TREASURY NOTE	0.625% 09/30/2017 DD 09/30/12	U. S. GOVERNMENT SECURITIES	6,388
U S TREASURY NOTE	1.000% 11/30/2019 DD 11/30/12	U. S. GOVERNMENT SECURITIES	6,774
U S TREASURY NOTE	2.125% 02/29/2016 DD 02/28/11	U. S. GOVERNMENT SECURITIES	6,959

Attachment B

(In thousands)

	Identity of Issuer	Maturity and Interest Rates	Description	Current Value

	U S TREASURY NOTE	0.250% 09/30/2014 DD 09/30/12	U. S. GOVERNMENT SECURITIES	7,502
	U S TREASURY NOTE	0.250% 09/15/2015 DD 09/15/12	U. S. GOVERNMENT SECURITIES	8,082
	U S TREASURY NOTE	0.625% 09/30/2017 DD 09/30/12	U. S. GOVERNMENT SECURITIES	8,485
	U S TREASURY NOTE	3.500% 02/15/2018 DD 02/15/08	U. S. GOVERNMENT SECURITIES	9,121
	U S TREASURY NOTE	1.000% 03/31/2017 DD 03/31/12	U. S. GOVERNMENT SECURITIES	9,670
	U S TREASURY NOTE	0.750% 12/31/2017 DD 12/31/12	U. S. GOVERNMENT SECURITIES	9,911
	U S TREASURY NOTE	2.250% 03/31/2016 DD 03/31/11	U. S. GOVERNMENT SECURITIES	9,960
	U S TREASURY NOTE	0.625% 11/30/2017 DD 11/30/12	U. S. GOVERNMENT SECURITIES	9,966
	U S TREASURY NOTE	1.750% 01/31/2014 DD 01/31/09	U. S. GOVERNMENT SECURITIES	10,167
	U S TREASURY NOTE	1.750% 05/15/2022 DD 05/15/12	U. S. GOVERNMENT SECURITIES	10,288
	U S TREASURY NOTE	0.250% 10/31/2013 DD 10/31/11	U. S. GOVERNMENT SECURITIES	10,552
	U S TREASURY NOTE	0.250% 02/15/2015 DD 02/15/12	U. S. GOVERNMENT SECURITIES	11,095
	U S TREASURY NOTE	0.125% 09/30/2013 DD 09/30/11	U. S. GOVERNMENT SECURITIES	11,097
	U S TREASURY NOTE	0.250% 08/31/2014 DD 08/31/12	U. S. GOVERNMENT SECURITIES	11,833
	U S TREASURY NOTE	0.375% 11/15/2015 DD 11/15/12	U. S. GOVERNMENT SECURITIES	11,851
	U S TREASURY NOTE	0.750% 12/31/2017 DD 12/31/12	U. S. GOVERNMENT SECURITIES	12,621
	U S TREASURY NOTE	2.625% 12/31/2014 DD 12/31/09	U. S. GOVERNMENT SECURITIES	12,739
	U S TREASURY NOTE	0.375% 11/15/2015 DD 11/15/12	U. S. GOVERNMENT SECURITIES	14,013
	U S TREASURY NOTE	0.875% 01/31/2017 DD 01/31/12	U. S. GOVERNMENT SECURITIES	15,199
	U S TREASURY NOTE	1.000% 08/31/2016 DD 08/31/11	U. S. GOVERNMENT SECURITIES	15,305
	U S TREASURY NOTE	0.250% 06/30/2014 DD 06/30/12	U. S. GOVERNMENT SECURITIES	16,211
	U S TREASURY NOTE	1.500% 07/31/2016 DD 07/31/11	U. S. GOVERNMENT SECURITIES	18,425
	U S TREASURY NOTE	0.625% 11/30/2017 DD 11/30/12	U. S. GOVERNMENT SECURITIES	18,587
	U S TREASURY NOTE	2.125% 08/15/2021 DD 08/15/11	U. S. GOVERNMENT SECURITIES	20,079
	U S TREASURY NOTE	2.875% 03/31/2018 DD 03/31/11	U. S. GOVERNMENT SECURITIES	24,389
	U S TREASURY NOTE	0.250% 11/30/2014 DD 11/30/12	U. S. GOVERNMENT SECURITIES	24,936
	U S TREASURY NOTE	0.250% 08/31/2014 DD 08/31/12	U. S. GOVERNMENT SECURITIES	28,808
	U S TREASURY NOTE	0.250% 02/15/2015 DD 02/15/12	U. S. GOVERNMENT SECURITIES	32,385
	U S TREASURY NOTE	0.250% 11/30/2013 DD 11/30/11	U. S. GOVERNMENT SECURITIES	57,334
	U S TREASURY NT CPN STRIP	0.000% 08/15/2022 DD 08/17/92	U. S. GOVERNMENT SECURITIES	446
	U S TREASURY NT CPN STRIP	0.000% 05/15/2022 DD 11/16/92	U. S. GOVERNMENT SECURITIES	1,349
	U S TREASURY NT CPN STRIP	0.000% 05/15/2019 DD 05/15/90	U. S. GOVERNMENT SECURITIES	1,869
	U S TREASURY NT CPN STRIP	0.000% 05/15/2022 DD 11/16/92	U. S. GOVERNMENT SECURITIES	2,036
	U S TREASURY NT PRIN STRIP	0.000% 02/15/2015 DD 02/15/85	U. S. GOVERNMENT SECURITIES	889
	U S TREASURY NT PRIN STRIP	0.000% 11/15/2015 DD 11/15/85	U. S. GOVERNMENT SECURITIES	2,488
	U S TREASURY NTS	1.625% 11/15/2022 DD 11/15/12	U. S. GOVERNMENT SECURITIES	3,388
	UBS AG/STAMFORD CT	5.750% 04/25/2018 DD 04/25/08	CORPORATE DEBT INSTRUMENTS	683
	UBS AG/STAMFORD CT	2.750% 01/08/2013 DD 01/08/10	CORPORATE DEBT INSTRUMENTS	875
	UBS AG/STAMFORD CT	2.250% 01/28/2014 DD 01/28/11	CORPORATE DEBT INSTRUMENTS	1,014
	UBS AG/STAMFORD CT	VAR RT 01/28/2014 DD 01/28/11	CORPORATE DEBT INSTRUMENTS	1,610
	UDR INC	4.250% 06/01/2018 DD 05/23/11	CORPORATE DEBT INSTRUMENTS	327
	UNION BANK NA	2.125% 06/16/2017 DD 06/18/12	CORPORATE DEBT INSTRUMENTS	591
	UNION BANK NA	3.000% 06/06/2016 DD 06/06/11	CORPORATE DEBT INSTRUMENTS	794
	UNION ELECTRIC CO	6.400% 06/15/2017 DD 06/15/07	CORPORATE DEBT INSTRUMENTS	110
	UNION PACIFIC CORP	4.875% 01/15/2015 DD 11/23/04	CORPORATE DEBT INSTRUMENTS	81
	UNITED TECHNOLOGIES CORP	4.875% 05/01/2015 DD 04/29/05	CORPORATE DEBT INSTRUMENTS	231
	UNITED TECHNOLOGIES CORP	3.100% 06/01/2022 DD 06/01/12	CORPORATE DEBT INSTRUMENTS	911
	UNITEDHEALTH GROUP INC	4.875% 03/15/2015 DD 03/07/05	CORPORATE DEBT INSTRUMENTS	66
	UNITEDHEALTH GROUP INC	2.750% 02/15/2023 DD 10/22/12	CORPORATE DEBT INSTRUMENTS	232
	UNITEDHEALTH GROUP INC	3.375% 11/15/2021 DD 11/10/11	CORPORATE DEBT INSTRUMENTS	405
	UNITEDHEALTH GROUP INC	1.875% 11/15/2016 DD 11/10/11	CORPORATE DEBT INSTRUMENTS	705
	UNITEDHEALTH GROUP INC	2.750% 02/15/2023 DD 10/22/12	CORPORATE DEBT INSTRUMENTS	832
	US 10YR TREAS NTS FUTURE (CBT)	EXP MAR 13	OTHER INVESTMENTS	(56)
	US 10YR TREAS NTS FUTURE (CBT)	EXP MAR 13	OTHER INVESTMENTS	(19)
	US 10YR TREAS NTS FUTURE (CBT)	EXP MAR 13	OTHER INVESTMENTS	(1)
	US 2YR TREAS NTS FUT (CBT)	EXP MAR 13	OTHER INVESTMENTS	(3)
	US 2YR TREAS NTS FUT (CBT)	EXP MAR 13	OTHER INVESTMENTS	4
	US 5YR TREAS NTS FUTURE (CBT)	EXP MAR 13	OTHER INVESTMENTS	(9)
	US 5YR TREAS NTS FUTURE (CBT)	EXP MAR 13	OTHER INVESTMENTS	(6)
	US 5YR TREAS NTS FUTURE (CBT)	EXP MAR 13	OTHER INVESTMENTS	10
	US BANCORP	4.200% 05/15/2014 DD 05/14/09	CORPORATE DEBT INSTRUMENTS	154
	US BANCORP	2.950% 07/15/2022 DD 07/23/12	CORPORATE DEBT INSTRUMENTS	808
	US BANCORP	2.200% 11/15/2016 DD 11/03/11	CORPORATE DEBT INSTRUMENTS	1,480
	US EDUCATION LOAN TR 1 A2 144A	VAR RT 03/01/2025 DD 03/14/06	CORPORATE DEBT INSTRUMENTS	158
	US TREAS BD FUTURE (CBT)	EXP MAR 13	OTHER INVESTMENTS	(35)
	US TREAS BD FUTURE (CBT)	EXP MAR 13	OTHER INVESTMENTS	45
	US TREAS-CPI	0.125% 07/15/2022 DD 07/15/12	U. S. GOVERNMENT SECURITIES	1,310
	US TREAS-CPI	0.750% 02/15/2042 DD 02/15/12	U. S. GOVERNMENT SECURITIES	2,323
	US TREAS-CPI	0.125% 04/15/2017 DD 04/15/12	U. S. GOVERNMENT SECURITIES	2,836
	US TREAS-CPI	0.125% 01/15/2022 DD 01/15/12	U. S. GOVERNMENT SECURITIES	12,652
	US TREAS-CPI INFLAT	2.375% 01/15/2025 DD 07/15/04	U. S. GOVERNMENT SECURITIES	1,655
	US TREAS-CPI INFLAT	1.125% 01/15/2021 DD 01/15/11	U. S. GOVERNMENT SECURITIES	7,079
	US TREAS-CPI INFLATION INDEX	1.625% 01/15/2015 DD 01/15/05	U. S. GOVERNMENT SECURITIES	257
	US ULTRA BOND (CBT)	EXP MAR 13	OTHER INVESTMENTS	(6)
	US ULTRA BOND (CBT)	EXP MAR 13	OTHER INVESTMENTS	221
	VALE CANADA LTD	5.700% 10/15/2015 DD 09/26/03	CORPORATE DEBT INSTRUMENTS	105
	VALERO ENERGY CORP	4.750% 06/15/2013 DD 06/04/03	CORPORATE DEBT INSTRUMENTS	54
	VALERO ENERGY CORP	4.500% 02/01/2015 DD 02/08/10	CORPORATE DEBT INSTRUMENTS	610
	VERIZON COMMUNICATIONS INC	4.900% 09/15/2015 DD 09/13/05	CORPORATE DEBT INSTRUMENTS	160
	VERIZON COMMUNICATIONS INC	2.450% 11/01/2022 DD 11/07/12	CORPORATE DEBT INSTRUMENTS	350
	VERIZON COMMUNICATIONS INC	2.000% 11/01/2016 DD 11/03/11	CORPORATE DEBT INSTRUMENTS	440
	VERIZON COMMUNICATIONS INC	5.250% 04/15/2013 DD 04/04/08	CORPORATE DEBT INSTRUMENTS	507
	VERIZON COMMUNICATIONS INC	3.000% 04/01/2016 DD 03/28/11	CORPORATE DEBT INSTRUMENTS	1,171
	VESEY STREET INVESTMENT TRUST	STEP 09/01/2016 DD 06/01/2012	CORPORATE DEBT INSTRUMENTS	1,403
	VF CORP	VAR RT 08/23/2013 DD 08/24/11	CORPORATE DEBT INSTRUMENTS	1,387
*	VIACOM INC	6.250% 04/30/2016 DD 04/12/06	CORPORATE DEBT INSTRUMENTS	42
*	VIACOM INC	2.500% 12/15/2016 DD 12/12/11	CORPORATE DEBT INSTRUMENTS	1,001
	VIRGIN MEDIA SECURED FINANCE P	6.500% 01/15/2018 DD 06/15/10	CORPORATE DEBT INSTRUMENTS	178
	VODAFONE GROUP PLC	4.150% 06/10/2014 DD 06/10/09	CORPORATE DEBT INSTRUMENTS	37
	VODAFONE GROUP PLC	5.750% 03/15/2016 DD 03/16/06	CORPORATE DEBT INSTRUMENTS	141
	VODAFONE GROUP PLC	5.625% 02/27/2017 DD 02/27/07	CORPORATE DEBT INSTRUMENTS	164
	VODAFONE GROUP PLC	1.250% 09/26/2017 DD 09/26/12	CORPORATE DEBT INSTRUMENTS	299
	VODAFONE GROUP PLC	1.250% 09/26/2017 DD 09/26/12	CORPORATE DEBT INSTRUMENTS	668
	VODAFONE GROUP PLC	2.875% 03/16/2016 DD 03/16/11	CORPORATE DEBT INSTRUMENTS	1,321
	VOLKSWAGEN INTERNATIONAL 144A	VAR RT 03/21/2014 DD 03/22/12	CORPORATE DEBT INSTRUMENTS	1,035

Attachment B

(In thousands)

	Identity of Issuer	Maturity and Interest Rates	Description	Current Value

	WACHOVIA BANK COMMERCI C17 APB	5.037% 03/15/2042 DD 03/01/05	CORPORATE DEBT INSTRUMENTS	171
	WACHOVIA BANK COMMERCIA C19 A5	4.661% 05/15/2044 DD 06/01/05	CORPORATE DEBT INSTRUMENTS	10
	WACHOVIA BANK COMMERCIA C20 A7	VAR RT 07/15/2042 DD 08/01/05	CORPORATE DEBT INSTRUMENTS	132
	WACHOVIA BANK COMMERCIA C23 A4	VAR RT 01/15/2045 DD 03/01/06	CORPORATE DEBT INSTRUMENTS	2,188
	WACHOVIA BANK COMMERCIA C27 A3	VAR RT 07/15/2045 DD 08/01/06	CORPORATE DEBT INSTRUMENTS	2,276
	WACHOVIA BANK COMMERCIA C29 A4	5.308% 11/15/2048 DD 12/01/06	CORPORATE DEBT INSTRUMENTS	2,300
	WACHOVIA BANK COMMERCIA C30 A3	5.246% 12/15/2043 DD 03/01/07	CORPORATE DEBT INSTRUMENTS	758
	WACHOVIA BANK COMMERCIA C33 A3	VAR RT 02/15/2051 DD 08/01/07	CORPORATE DEBT INSTRUMENTS	865
	WACHOVIA BANK COMMERCIA C33 A3	VAR RT 02/15/2051 DD 08/01/07	CORPORATE DEBT INSTRUMENTS	1,811
	WACHOVIA BANK COMMERCIAL C21 B	VAR RT 10/15/2044 DD 10/01/05	CORPORATE DEBT INSTRUMENTS	124
	WACHOVIA BANK NA	4.875% 02/01/2015 DD 01/31/05	CORPORATE DEBT INSTRUMENTS	1,069
	WACHOVIA CORP	5.500% 05/01/2013 DD 04/25/08	CORPORATE DEBT INSTRUMENTS	169
	WACHOVIA CORP	5.750% 06/15/2017 DD 06/08/07	CORPORATE DEBT INSTRUMENTS	309
	WACHOVIA CORP	5.750% 02/01/2018 DD 01/31/08	CORPORATE DEBT INSTRUMENTS	791
	WACHOVIA CORP	5.500% 05/01/2013 DD 04/25/08	CORPORATE DEBT INSTRUMENTS	3,253
	WALGREEN CO	1.800% 09/15/2017 DD 09/13/12	CORPORATE DEBT INSTRUMENTS	769
	WAL-MART STORES INC	4.500% 07/01/2015 DD 06/09/05	CORPORATE DEBT INSTRUMENTS	221
	WALT DISNEY CO/THE	1.350% 08/16/2016 DD 08/22/11	CORPORATE DEBT INSTRUMENTS	1,003
	WAMU MORTGAGE PASS THRO AR3 A2	VAR RT 06/25/2034 DD 04/01/04	CORPORATE DEBT INSTRUMENTS	66
	WASTE MANAGEMENT INC	5.000% 03/15/2014 DD 03/05/04	CORPORATE DEBT INSTRUMENTS	30
	WASTE MANAGEMENT INC	6.375% 03/11/2015 DD 02/26/09	CORPORATE DEBT INSTRUMENTS	119
	WASTE MANAGEMENT INC	2.600% 09/01/2016 DD 08/29/11	CORPORATE DEBT INSTRUMENTS	178
	WATSON PHARMACEUTICALS INC	3.250% 10/01/2022 DD 10/02/12	CORPORATE DEBT INSTRUMENTS	383
	WEA FINANCE LLC / WT FINA 144A	3.375% 10/03/2022 DD 10/03/12	CORPORATE DEBT INSTRUMENTS	385
	WEA FINANCE LLC / WT FINA 144A	7.500% 06/02/2014 DD 06/02/09	CORPORATE DEBT INSTRUMENTS	408
	WEATHERFORD INTERNATIONAL LTD/	5.500% 02/15/2016 DD 02/17/06	CORPORATE DEBT INSTRUMENTS	135
	WELLPOINT INC	3.300% 01/15/2023 DD 09/10/12	CORPORATE DEBT INSTRUMENTS	431
	WELLPOINT INC	1.875% 01/15/2018 DD 09/10/12	CORPORATE DEBT INSTRUMENTS	542
	WELLPOINT INC	1.875% 01/15/2018 DD 09/10/12	CORPORATE DEBT INSTRUMENTS	805
	WELLS FARGO & CO	5.625% 12/11/2017 DD 12/10/07	CORPORATE DEBT INSTRUMENTS	48
	WELLS FARGO & CO	4.375% 01/31/2013 DD 01/31/08	CORPORATE DEBT INSTRUMENTS	130
	WELLS FARGO & CO	1.500% 01/16/2018 DD 12/26/12	CORPORATE DEBT INSTRUMENTS	346
	WELLS FARGO & CO	3.500% 03/08/2022 DD 03/08/12	CORPORATE DEBT INSTRUMENTS	400
	WELLS FARGO & CO	5.000% 11/15/2014 DD 11/06/02	CORPORATE DEBT INSTRUMENTS	644
	WELLS FARGO & CO	1.250% 02/13/2015 DD 02/15/12	CORPORATE DEBT INSTRUMENTS	686
	WELLS FARGO & CO	4.375% 01/31/2013 DD 01/31/08	CORPORATE DEBT INSTRUMENTS	1,304
	WELLS FARGO BANK NA	5.750% 05/16/2016 DD 05/15/06	CORPORATE DEBT INSTRUMENTS	284
	WELLS FARGO COMMERCIAL LC5 A3	2.918% 10/15/2045 DD 09/01/12	CORPORATE DEBT INSTRUMENTS	2,280
	WESTERN GAS PARTNERS LP	4.000% 07/01/2022 DD 06/28/12	CORPORATE DEBT INSTRUMENTS	421
	WESTERN UNION CO/THE	5.930% 10/01/2016 DD 09/29/06	CORPORATE DEBT INSTRUMENTS	97
	WESTPAC BANKING CORP	3.000% 08/04/2015 DD 08/03/10	CORPORATE DEBT INSTRUMENTS	951
	WESTPAC BANKING CORP 144A	1.375% 07/17/2015 DD 07/17/12	CORPORATE DEBT INSTRUMENTS	1,497
	WFRBS COMMERCIAL MO C3 A2 144A	3.240% 03/15/2044 DD 06/01/11	CORPORATE DEBT INSTRUMENTS	856
	WILLIAMS PARTNERS LP	3.800% 02/15/2015 DD 02/09/10	CORPORATE DEBT INSTRUMENTS	809
	WILLIAMS PARTNERS LP	3.800% 02/15/2015 DD 02/09/10	CORPORATE DEBT INSTRUMENTS	973
	WORLD FINANCIAL NETWORK CR A A	3.140% 01/17/2023 DD 04/12/12	CORPORATE DEBT INSTRUMENTS	877
	WORLD FINANCIAL NETWORK CR D A	2.150% 04/17/2023 DD 10/05/12	CORPORATE DEBT INSTRUMENTS	726
	XEROX CORP	5.650% 05/15/2013 DD 04/28/08	CORPORATE DEBT INSTRUMENTS	16
	XEROX CORP	4.250% 02/15/2015 DD 12/04/09	CORPORATE DEBT INSTRUMENTS	1,315
	XL GROUP PLC	5.250% 09/15/2014 DD 08/23/04	CORPORATE DEBT INSTRUMENTS	149
	XSTRATA CANADA CORP	5.375% 06/01/2015 DD 05/28/03	CORPORATE DEBT INSTRUMENTS	76
	XSTRATA FINANCE CANADA LT 144A	2.450% 10/25/2017 DD 10/25/12	CORPORATE DEBT INSTRUMENTS	515
	XSTRATA FINANCE CANADA LT 144A	2.850% 11/10/2014 DD 11/10/11	CORPORATE DEBT INSTRUMENTS	955
	XYLEM INC/NY	3.550% 09/20/2016 DD 03/20/12	CORPORATE DEBT INSTRUMENTS	306
	XYLEM INC/NY	3.550% 09/20/2016 DD 03/20/12	CORPORATE DEBT INSTRUMENTS	980
	NET PAYABLES			(77,372)
	WRAPPER VALUE			709
	SYNTHETIC GUARANTEED INVESTMENT CONTRACTS, AT FAIR VALUE			$1,721,888

*	Identified as a party-in-interest to the Plan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the persons who administer the Plan have duly caused this annual report to be signed on its behalf by the undersigned, hereunto duly authorized.

CBS 401(k) PLAN

Date: June 21, 2013	By:	/s/ STEPHEN D. MIRANTE

Stephen D. Mirante

Member of the Retirement Committee